UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

ABOVENET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of AboveNet, Inc.

(2)	Aggregate number of securities to which transaction applies:

As of April 9, 2012: (A) 26,266,494 shares of common stock; (B) options to acquire 74,396 shares of common stock with an exercise price below $84.00; (C) 779,777 shares of common stock issuable pursuant to restricted stock units; and (D) 6,388 shares of common stock issuable pursuant to the AboveNet, Inc. Employee Stock Purchase Program.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated as the sum of: (A) 26,266,494 shares of common stock, multiplied by $84.00 per share; (B) options to acquire 74,396 shares of common stock with an exercise price below $84.00 multiplied by $67.31 per option (which is the difference between $84.00 and the $16.69 weighted average exercise price of such options); (C) 779,777 shares of common stock issuable pursuant to restricted stock units multiplied by $84.00 per restricted stock unit; and (D) 6,388 shares of common stock issuable pursuant to the AboveNet, Inc. Employee Stock Purchase Program with an exercise price below $84.00 (assuming a transaction closing date of June 30, 2012) multiplied by $28.71 per share (which is the difference between $84.00 and the $55.29 weighted average exercise price of such shares).

(4)	Proposed maximum aggregate value of transaction:

$2,277,077,660.43

(5)	Total fee paid:

$260,953.10, calculated by multiplying $0.0001146 by the proposed maximum aggregate value of transaction of $2,277,077,660.43.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6)	Amount Previously Paid:

(7)	Form, Schedule or Registration Statement No.:

(8)	Filing Party:

(9)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED APRIL 13, 2012

[—], 2012

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders, which we refer to as the special meeting, of AboveNet, Inc., a Delaware corporation, which we refer to as the Company, to be held on [—], 2012 at [—] Eastern time, at [—].

On March 18, 2012, the Company entered into a merger agreement providing for the acquisition of the Company by Zayo Group, LLC. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement and certain related proposals.

If the merger contemplated by the merger agreement is completed, you will be entitled to receive $84.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised your appraisal rights with respect to those shares), which represents (i) a premium of approximately 13% to the closing share price of Company common stock on March 16, 2012, the last trading day prior to the announcement of the merger and (ii) a premium of approximately 21% to the average closing share price of Company common stock for the 60 days ended March 16, 2012.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement.

The Securities and Exchange Commission adopted new rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to the Company’s executive officers in connection with the merger. Accordingly, at the special meeting, you will be asked to consider and vote upon, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger. Our board unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Your vote is very important. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed white proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote your shares of our common stock will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you.  You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee.  The failure to instruct your bank, brokerage firm or other nominee to vote your shares of our common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions, require assistance with voting your proxy card, or need additional copies of any proxy materials, please contact MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

William G. LaPerch
Chief Executive Officer

The proxy statement is dated [—], 2012, and is first being mailed to our stockholders on or about [—], 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

ABOVENET, INC.

369 Hamilton Avenue

White Plains, New York 10601

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:	[—], 2012

TIME:	[—] Eastern time

PLACE:	[—]

ITEMS OF BUSINESS:	1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 18, 2012, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Zayo Group, LLC, a Delaware limited liability company, which we refer to as Parent, and Voila Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3.	To consider and vote on a non-binding advisory proposal to approve “golden parachute” compensation payable under the existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger.

4.	To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on [—], 2012 are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Company common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon. Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. Approval of the non-binding proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares of Company common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee in order to vote. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of common stock “FOR” the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

RECOMMENDATION:	The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consideration of a number of factors more fully described in this proxy statement. The board of directors of the Company unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

ATTENDANCE:	Only stockholders of record or their duly authorized proxies have the right to vote at the special meeting. To gain admittance to the special meeting, you must present valid photo identification, such as a driver’s license or passport. In addition, if your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of that stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

APPRAISAL:	Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of Company common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with the applicable requirements of Delaware law, which are summarized herein and reproduced in their entirety in Annex C to the accompanying proxy statement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

BY ORDER OF THE BOARD OF DIRECTORS,
Sincerely,

Robert Sokota
Senior Vice President, General Counsel and Secretary

Dated: [—], 2012

White Plains, New York

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	14
PARTIES TO THE MERGER	15
The Company	15
Parent	15
Merger Sub	15
THE SPECIAL MEETING	16
Time, Place and Purpose of the Special Meeting	16
Recommendation of the Board of Directors	16
Record Date and Quorum	16
Attendance	16
Vote Required	16
Proxies and Revocation	18
Adjournments and Postponements	18
Anticipated Date of Completion of the Merger	18
Rights of Stockholders Who Seek Appraisal	18
Solicitation of Proxies; Payment of Solicitation Expenses	19
Questions and Additional Information	19
THE MERGER	20
Merger Consideration	20
Background of the Merger	20
Reasons for the Merger; Recommendation of the Board of Directors	32
Opinions of the Company’s Financial Advisors	35
Certain Company Forecasts	43
Financing of the Merger	44
Amendment to Company Rights Plan	46
Closing and Effective Time of Merger	46
Payment of Merger Consideration and Surrender of Stock Certificates	46
Interests of Certain Persons in the Merger	47
Accounting Treatment	49
Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders	49
Regulatory Approvals and Notices	50
Litigation Relating to the Merger	51
THE MERGER AGREEMENT	52
Explanatory Note Regarding the Merger Agreement	52
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers	52
Closing and Effective Time of the Merger; Marketing Period	52
Treatment of Company Common Stock, Options, Restricted Stock Units and ESPP	53
Financing Covenant; Company Cooperation	54
Representations and Warranties	56
Conduct of Our Business Pending the Merger	58
Solicitation of Acquisition Proposals; Company Recommendation	59
Stockholders Meeting	61
Filings; Other Actions; Notification	61
Employee Benefit Matters	63
Conditions to the Merger	63
Termination	64
Termination Fees	65
Expenses	66
Remedies	66
Indemnification; Directors’ and Officers’ Insurance	67
Other Covenants and Agreements	68
Modification or Amendment	68
MARKET PRICE OF COMPANY COMMON STOCK	69
BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK	70

APPRAISAL RIGHTS	72
DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK	75
ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION	75
Vote Required and Board of Directors Recommendation	75
OTHER MATTERS	75
Other Matters for Action at the Special Meeting	75
Future Stockholder Proposals	75
Stockholders Sharing the Same Address	76
WHERE YOU CAN FIND MORE INFORMATION	77
Annex A: Agreement and Plan of Merger, dated as of March 18, 2012, by and among Zayo Group, LLC, Voila Sub, Inc. and AboveNet, Inc.	A-1
Annex B-1: Opinion of J.P. Morgan Securities LLC, dated March 18, 2012	B1-1
Annex B-2: Opinion of Moelis & Company LLC, dated March 18, 2012	B2-1
Annex C: Section 262 of the General Corporation Law of the State of Delaware	C-1

This proxy statement and a proxy card are first being mailed on or about [—], 2012 to stockholders who owned shares of Company common stock as of the close of business on [—], 2012.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to, and incorporated by reference, in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic.

Parties to the Merger (Page 15)

AboveNet, Inc., or the Company, we or us, is a Delaware corporation headquartered in White Plains, New York that provides high-bandwidth connectivity solutions primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and FTSE 500 companies, in the United States and the United Kingdom. Our communications infrastructure and global Internet protocol (IP) network are used by a broad range of companies such as commercial banks, brokerage houses, insurance companies, investment banks, media companies, social networking companies, web-centric companies, law firms and medical and health care institutions. Our customers rely on our high speed, private optical network for electronic commerce and other mission-critical services, such as business Internet and cloud applications, regulatory compliance, disaster recovery and business continuity. We provide lit broadband services over our metro networks, long haul network and global IP network utilizing equipment that we own and in some cases, lease and operate. In addition, we also provide dark fiber services to selected customers. Unlike competitive local exchange carriers, we do not provide voice services, services to residential customers or a wide range of lower-bandwidth services. We also sometimes resell equipment and provide certain other services to customers, which are sold at our cost, plus a margin.

Zayo Group, LLC, or Parent or Zayo, is a Delaware limited liability company headquartered in Louisville, Colorado which is a privately owned national provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national and fiber-to-the-tower networks. Upon completion of the merger, the Company will be a direct, wholly-owned subsidiary of Zayo.

Voila Sub, Inc., or Merger Sub, is a Delaware corporation that was formed by Zayo solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Upon completion of the merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of March 18, 2012, as it may be amended from time to time, by and among the Company, Parent and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company, as the merger.

The Special Meeting (Page 16)

Time, Place and Purpose of the Special Meeting

The special meeting will be held on [—], 2012, starting at [—] Eastern time, at [—].

At the special meeting, holders of common stock of the Company, par value $0.01 per share, which we refer to as Company common stock, will be asked (i) to approve the proposal to adopt the merger agreement, (ii) to approve the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and (iii) to approve the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on [—], 2012, which we have set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of Company common stock that you owned on the record date. As of the record date, there were [—] shares of Company common stock outstanding and entitled to vote at the special meeting. A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the record date that are entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Approval of the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting.

1

As of the close of business on [—], 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” each of the proposals to be considered and voted on at the special meeting.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of Company common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on approval of the proposal to adjourn the special meeting or, assuming a quorum is present, on the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be filed with the Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

The Merger (Page 20)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will be a direct wholly-owned subsidiary of Zayo. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for certain shares owned by Parent, Merger Sub, the Company or any of their respective wholly-owned subsidiaries and shares owned by stockholders who have properly demanded appraisal rights, which we refer to collectively as the excluded shares) will be converted into the right to receive $84.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 32)

After careful consideration of various factors described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board of Directors,” the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger is fair to, and in the best interests of, the Company and our stockholders, (ii) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and (iii) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that our stockholders vote to adopt the merger agreement. We refer to this recommendation as the Company recommendation.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 47.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

2

Opinion of the Company’s Financial Advisors (Page 35)

In connection with the merger, the Company’s financial advisors, J.P. Morgan Securities LLC and Moelis & Company LLC, which we refer to as J.P. Morgan and Moelis, respectively, each delivered a written opinion, dated March 18, 2012, to the board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $84.00 per share cash consideration to be received in the merger by holders of Company common stock. The full text of the written opinions of J.P. Morgan and Moelis, which describe the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering such opinion, are attached to this proxy statement as Annex B-1 and B-2, respectively. The summaries of each opinion in this proxy statement are qualified in their entireties by reference to the full text of the applicable opinion. You should read these opinions carefully and in their entireties. These opinions are directed to the board of directors (in its capacity as such), address only the fairness, from a financial point of view, of the per share merger consideration and do not address any other aspect of the merger. These opinions do not constitute a recommendation as to what course of action the board of directors should pursue in connection with the merger, or otherwise address the merits of the underlying decision by the Company to engage in the merger, including in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage. These opinions do not constitute advice or a recommendation to any security holder as to how that security holder should vote or act on any matter relating to the merger.

Financing of the Merger (Page 44)

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (including holders of options and restricted stock units) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of April 9, 2012, would be approximately $2.3 billion;
•	repay our outstanding bank debt (which is $55 million as of the date of this proxy statement);
•	refinance outstanding indebtedness of Parent that must be repaid in connection with Parent’s obtaining debt financing for the merger, and pay fees and expenses relating thereto; and
•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	borrowings of up to $1.5 billion under a senior secured term loan facility;
•	the issuance of up to $750 million in senior secured notes (or, if and to the extent Parent is unable to issue the senior secured notes, the incurrence of senior secured bridge loans under a senior secured bridge facility);
•	the issuance of up to $500 million in senior unsecured notes (or, if and to the extent Parent is unable to issue the senior unsecured notes, the incurrence of senior unsecured bridge loans under a senior unsecured bridge facility);
•	equity financing of $290 million to be provided from affiliates of GTCR LLC, which we refer to as GTCR, and Charlesbank Capital Partners, LLC, which we refer to as Charlesbank Capital Partners; and
•	cash on hand of Parent and the Company.

Parent has obtained an aggregate of approximately $3.040 billion in committed financing pursuant to the debt commitment letter and the securities purchase agreement described below, which we refer to collectively as the financing commitments. The funding under the financing commitments is subject to certain conditions, including conditions that do not relate directly to the merger agreement. Parent and Merger Sub have represented to us that the amounts committed under the financing commitments, together with cash on hand of the Company, will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of the financing commitments or if the conditions to the financing commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed debt financing (or alternative debt financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a termination fee of $100 million as described under “The Merger Agreement—Termination Fees” beginning on page 65.

Debt Financing

Parent has entered into a commitment letter dated March 18, 2012, which we refer to as the debt commitment letter, with Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC. On March 29, 2012, each of SunTrust Bank, UBS Loan Finance LLC, UBS Securities LLC, Royal Bank of Canada and Goldman Sachs Bank USA, which together with Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC we refer to as the lenders, executed a joinder to the debt commitment letter. Pursuant to the debt commitment letter, the lenders have committed to provide a $1.5 billion senior secured term loan facility, a $750 million senior secured bridge facility and a $500 million senior unsecured bridge facility, each of which may be used to fund the merger, and a $250 million revolving credit facility, which may be used for working capital requirements and other general corporate purposes. Morgan Stanley Senior Funding, Inc. and Barclays Capital will act as lead arrangers, joint book-runners and co-syndication agents for the debt financing (other than in connection with the revolving credit facility, for which SunTrust Robinson Humphrey, Inc. will act as lead arranger). Parent expects that, at the effective time of the merger, senior secured notes will be issued and sold pursuant to a high yield senior secured notes offering in lieu of a portion or all of the drawings under the $750 million senior secured bridge facility and senior unsecured notes will be issued and sold pursuant to a high yield senior unsecured notes offering in lieu of a portion or all of the drawings under the $500 million senior unsecured bridge facility.

3

The obligation of the lenders to provide debt financing under the debt commitment letter is subject to a number of conditions, including the absence of a material adverse change (defined substantially the same as the definition of “material adverse effect” in the merger agreement, which is described under “The Merger Agreement—Representations and Warranties” beginning on page 56), the execution of definitive documentation, the accuracy of certain specified representations and warranties in the loan documents, the solvency of Parent and its subsidiaries after giving effect to the merger and the transactions contemplated thereby, receipt of equity financing consistent with the securities purchase agreement, repayment of Parent’s existing indebtedness, consummation of the merger, delivery of certain financial statements of Parent and the Company, delivery of certain customary closing documents, payment of applicable costs, fees and expenses, delivery of certain information relevant to the marketing of the debt financing and expiration of a “marketing period.” The final termination date for the debt commitment letter is the earlier of the execution and delivery of definitive documentation and the consummation of the merger, December 18, 2012 and the termination date under the merger agreement.

Equity Financing

Communications Infrastructure Investments, LLC, the indirect parent of Zayo, which we refer to as CII, has entered into a securities purchase agreement, which we refer to as the securities purchase agreement, dated as of March 18, 2012, with affiliates of GTCR and Charlesbank Capital Partners, which we refer to as the equity purchasers and, together with the lenders, as the financing sources, pursuant to which the equity purchasers have committed to purchase equity of CII at the closing of the merger in an aggregate amount of $290 million. Under the securities purchase agreement, CII has agreed to use the proceeds from the equity purchase to (i) pay the fees and expenses related to the sale and purchase of the equity of CII and (ii) make a capital contribution to Zayo in order to fund the merger and the fees and expenses relating thereto.

The obligations of the equity purchasers to purchase equity of CII is subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement without any amendment or waiver of any provision thereof that has not been consented to by certain of the equity purchasers, the concurrent funding of the debt financing on the terms set forth in the debt commitment letter and pursuant to documentation in the form contemplated by the debt commitment letter and the concurrent consummation of the merger in accordance with the merger agreement, as well as a number of additional conditions, including the absence of a material adverse effect on the Company and its subsidiaries, taken as a whole, the accuracy of certain specified representations and warranties in the securities purchase agreement, the compliance by CII with certain specified covenants in the securities purchase agreement, the solvency of Parent and its subsidiaries after giving effect to the merger and the transactions contemplated thereby, and delivery of certain closing documents.

Interests of Certain Persons in the Merger (Page 47)

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests may include the following:

•	pursuant to the Company’ equity incentive plans, the vesting of all options and restricted stock units held by our executive officers and directors, and the cashing out of those awards; and
•	pursuant to employment agreements with certain of our executive officers, the payment of severance payments in the event that the employment of certain of our executive officers is terminated following the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page 47 for further information regarding the interests of our directors and executive officers in the merger.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders (Page 49)

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders of Company common stock for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and its adjusted tax basis in those shares. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page 49 for the definition of “U.S. holder” and a more detailed description of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effects of the merger on your U.S. federal, state, local and/or foreign taxes.

Regulatory Approvals and Notices (Page 50)

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed that notification and report form on April 5, 2012 and requested early termination of the waiting period.

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In addition, the consummation of the transactions contemplated by the merger agreement is subject to the receipt by the parties to the merger agreement of specified Federal Communications Commission, or the FCC, state public utility commission and governmental franchising authority approvals. The Company and Parent have applied, or are applying, for regulatory approvals from the FCC, state public utility commissions and governmental franchising authorities in connection with the transactions contemplated by the merger agreement.

Litigation Relating to the Merger (Page 51)

On March 22, 2012 and March 28, 2012, two class actions on behalf of the stockholders of the Company, respectively styled Raul v. LaPerch, et al., Index. No. 54232/2012, which we refer to as the Raul action, and Wachsler v. AboveNet Inc., et al., Index No. 54662/2012, which we refer to as the Wachsler action, were filed in the Supreme Court for the State of New York, County of Westchester.  On March 30, 2012, a class action on behalf of the stockholders of the Company, styled Miramar Firefighters Pension Fund v. AboveNet, Inc., Case No. 7376, was filed in the Court of Chancery of the State of Delaware, which we refer to as the Delaware action, and together with the Raul action and the Wachsler action, the actions.  The actions name as defendants the Company, Zayo and the members of the Company’s board of directors, Jeffrey Brodsky, Michael J. Embler, William LaPerch, Richard Postma, Richard Shorten, Jr. and Stuart Subotnick.  The Raul action and Delaware action also name Merger Sub as a defendant.  The actions allege that the members of the Company’s board of directors violated their fiduciary duties to the Company’s stockholders in connection with the merger.  The Raul action and the Delaware action further allege that the Company, Zayo and Merger Sub aided and abetted those purported breaches, and the Wachlser action further alleges that Company and Zayo aided and abetted those purported breaches.  The actions seek, among other things, an order enjoining the merger as well as unspecified damages. The defendants deny the allegations in the actions and intend to defend the actions vigorously.

The Merger Agreement (Page 52)

Treatment of Common Stock, Options, Restricted Stock Units and ESPP

•	Common Stock. At the effective time of the merger, each share of Company common stock issued and outstanding (except for the excluded shares) will convert into the right to receive the per share merger consideration of $84.00 in cash, without interest, less any applicable withholding taxes.

•	Options. At the effective time of the merger, each outstanding option to purchase shares of Company common stock issued by the Company under the Company’s equity plans, whether vested or unvested, will be cancelled and terminated and will convert into the right to receive, as promptly as practicable after the effective time of the merger (but in any case no later than the payment date for the first full payroll cycle following the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to that option multiplied by the amount, if any, by which $84.00 exceeds the exercise price per share of that option, less any applicable withholding taxes. If the exercise price per share of any option is equal to or greater than $84.00, that option will be cancelled without any cash payment being made in respect thereof.

•	Restricted Stock Units. At the effective time of the merger, each outstanding restricted stock unit issued by the Company under the Company’s equity plans, whether vested or unvested, will be cancelled and terminated and will convert into the right to receive, as promptly as practicable after the effective time of the merger (but in any case no later than the payment date for the first full payroll cycle following the effective time of the merger), an amount in cash equal to $84.00, less any applicable withholding taxes.

•	ESPP. If the closing of the merger occurs prior to the end of the offering period underway under the Company Employee Stock Purchase Program, which we refer to as the ESPP, each participant in that offering will be paid as promptly as practicable following the effective time (but in no event later than the payment date for the first full payroll cycle following the closing of the merger) an amount equal to the product of (i) the amount, if any, by which the per share merger consideration exceeds 85% of the closing price of Company common stock on the commencement date of the offering period under the ESPP, which we refer to as the ESPP exercise price, and (ii) the number of shares of Company common stock the participant could purchase with his or her accumulated payroll deductions as of the business day immediately prior to the date of the closing of the merger at the ESPP exercise price, less any applicable withholding tax. The contributions made by each participant to the ESPP in that offering period will be returned to each participant in connection with the closing of the merger.

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Solicitation of Acquisition Proposals

The merger agreement provides that until 11:59 p.m. (New York City time) on April 17, 2012, which we refer to as the go-shop termination time, we are permitted to initiate, solicit and encourage alternative acquisition proposals (as defined below) from third parties, including by way of providing certain non-public information, and enter into, engage in and maintain discussions or negotiations with third parties with respect to alternative acquisition proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an alternative acquisition proposal. We are permitted to engage in the activities described in the previous sentence until 11:59 p.m. (New York City time) on May 2, 2012, which we refer to as the cut-off time, with respect to any third party that had made an alternative acquisition proposal in writing prior to the go-shop termination time. Except as described in the previous sentence, from 12:00 a.m. (New York City time) on April 18, 2012, which we refer to as the no-shop period start time, and until the effective time of the merger or, if earlier, the termination of the merger agreement, we are not permitted to solicit, initiate or knowingly encourage or assist (including by way of furnishing information) the submission by any third party of an alternative acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an alternative acquisition proposal, or engage in, continue or otherwise participate in any negotiations or discussions regarding an alternative acquisition proposal, or provide any information or data to any person relating to us, in any case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an alternative acquisition proposal. Notwithstanding these restrictions, under certain circumstances, we may, from the no-shop period start time, and prior to the time our stockholders adopt the merger agreement or, if earlier, the termination of the merger agreement, provide information in response to a request therefor by a person who has made a bona fide written alternative acquisition proposal, and engage in negotiations or discussions with any person who has made a bona fide written alternative acquisition proposal, if in each case, the board of directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties under applicable law, and (after consultation with its financial advisor and outside legal counsel) that the alternative acquisition proposal constitutes a superior proposal (as defined below) or would reasonably be expected to lead to a superior proposal, so long as we comply with certain terms of the merger agreement. At any time before the merger agreement is adopted by our stockholders, if the board of directors determines that an alternative acquisition proposal is a superior proposal, we may terminate the merger agreement and enter into an alternative acquisition agreement with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent. In particular, we must notify Parent at least 72 hours prior to effecting a change of recommendation or terminating the merger agreement in order to enter into an alternative acquisition agreement with respect to a superior proposal. We must then negotiate in good faith with Parent and Merger Sub (to the extent Parent and Merger Sub desire to negotiate) during such period to make such revisions to the merger agreement as would permit the board of directors not to take such action with respect to a superior proposal. See “The Merger Agreement—Termination Fees” beginning on page 65 .

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, waiver or expiration of the waiting period under the HSR Act, the receipt of specified FCC, state public utility commission and governmental franchising authority approvals, the absence of any order or law that is in effect that prohibits the merger, the accuracy of the representations and warranties of the parties, the compliance by the parties with their respective obligations under the merger agreement and the delivery of certain closing documents. The obligation of Parent and Merger Sub to consummate the merger is also subject to the absence of any occurrences, from the date of the merger agreement until the effective time of the merger, that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a material adverse effect, as described under “The Merger Agreement—Representations and Warranties” beginning on page 56 (with customary exclusions, and excluding matters contained in the disclosure schedules that we delivered to Parent in connection with the merger agreement).

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company, if:

•	the merger has not been consummated by December 18, 2012, and the failure of the merger to have been consummated on or before that date was not caused by the failure of the terminating party to perform any of its obligations under the merger agreement;
•	an injunction or other order prohibiting the merger is in effect and has become final and non-appealable, and the imposition of that injunction or other order was not caused by the failure of the terminating party to perform any of its obligations under the merger agreement, including using its reasonable best efforts to have any injunction lifted in accordance with the terms of the merger agreement; or
•	our stockholders have not adopted the merger agreement at the special meeting or at any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken;

•	by the Company, if:

•	at any time prior to the adoption of the merger agreement by our stockholders and after complying the procedures required by the merger agreement, our board of directors authorizes the Company to enter into an alternative acquisition agreement with respect to a superior proposal, provided, that (i) substantially concurrently with the termination of the merger agreement, we enter into the alternative acquisition agreement with respect to the superior proposal and (ii) we pay Parent the applicable termination fee described under “The Merger Agreement—Termination Fees” prior to or substantially concurrently with that termination;
•	there has been a breach of a representation, warranty or material covenant made by Parent or Merger Sub in the merger agreement which breach would give rise to the failure of the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement, and that breach is not cured in all material respects within 30 days after written notice thereof is given by the Company to Parent; or

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•	(i) the conditions to the obligations of Parent and Merger Sub to consummate the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) Parent and Merger Sub fail for any reason to consummate the closing of the merger within two business days following the date on which the closing of the merger should have occurred under the merger agreement and (iii) we stood ready, willing and able to consummate the merger on that date.

•	by Parent, if:

•	the board of directors effects a change of recommendation by (i) withholding, withdrawing, qualifying or modifying (or publicly proposing to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company recommendation with respect to the merger, or adopting, approving or recommending to adopt, approve or recommend (publicly or otherwise) an alternative acquisition proposal, or taking formal action or making any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against that offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Securities Exchange Act of 1934, as amended, or the Exchange Act (provided that the board of directors may refrain from taking a position with respect to an alternative acquisition proposal until the close of business as of the tenth business day after the commencement of a tender offer or exchange offer in connection with that alternative acquisition proposal without that action being considered an adverse modification of the Company recommendation); or
•	there has been a breach of a representation, warranty or material covenant made by the Company in the merger agreement which breach would give rise to the failure of the condition to closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement, and that breach is not cured in all material respects within 30 days after written notice thereof is given by Parent to the Company.

Termination Fees

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement—Termination Fees” beginning on page 65:

•	the Company may be obligated to pay a termination fee of $75 million (or $45 million, if the Company terminates the merger agreement in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to a superior proposal on or prior to the cut-off time); or
•	Parent may be obligated to pay the Company a termination fee of $100 million.

Remedies

Our right to terminate the merger agreement and receive a termination fee from Parent will, except for our right to obtain specific performance (described below under “Merger Agreement—Remedies”), be our sole and exclusive remedy against Parent, Merger Sub, the financing sources and any of their respective current, former or future affiliates and the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the persons listed above for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection therewith, in each case, in any circumstance in which we are permitted to terminate the merger agreement and receive a termination fee from Parent; and upon payment of the termination fee, no person listed above will have any further liability or obligation relating to or arising out of the merger agreement, the merger, the other transactions contemplated by the merger agreement, the financing commitments or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise.

Parent’s right to terminate the merger agreement and receive a termination fee from the Company will, except for Parent’s rights to specific performance (described below under “Merger Agreement—Remedies”), be the sole and exclusive remedy of Parent, Merger Sub and their respective affiliates for any loss suffered as a result of any breach of the merger agreement or the failure of the merger to be consummated, in each case, in any circumstance in which the Parent is permitted to terminate the merger agreement and receive a termination fee from us; and upon payment of that fee, we will not have any further liability or obligation relating to or arising out of the merger agreement, the merger, the other transactions contemplated by the merger agreement or in respect of any other agreement, document or theory of law or equity; provided, however, that terminating the merger agreement and receiving a termination fee from us will not limit Parent’s rights with respect to any liabilities or damages incurred or suffered by Parent or Merger Sub as a result of our willful and material breach of any of our covenants or agreements in the merger agreement.

Market Price of Company Common Stock (Page 69)

The closing price of the Company common stock on the New York Stock Exchange, or NYSE, on March 16, 2012, the last trading day prior to the announcement of the merger, was $74.25 per share of Company common stock. On [—], 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price of the Company common stock on the NYSE was $[—] per share of Company common stock. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

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Appraisal Rights (Page 72)

Each stockholder is entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that the stockholder meets all of the conditions set forth in, and otherwise complies with, Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy voting in favor, or otherwise vote in favor, of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 72 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Company Common Stock (Page 75)

If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act. Therefore, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of the Company common stock.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement, which you should read carefully and in their entirety.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $84.00 in cash, without interest, less any applicable withholding taxes, for each share of Company common stock that you own, unless you have properly exercised and not effectively withdrawn or otherwise lost your appraisal rights under the DGCL with respect to those shares. For example, if you own 100 shares of Company common stock, you will receive $8,400.00 in cash in exchange for your shares of Company common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q.	How does the per share merger consideration compare to the market price of Company common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 13% to the closing share price of Company common stock on March 16, 2012, the last trading day prior to the announcement of the merger and a premium of approximately 21% to the average closing share price of Company common stock for the 60 days ended March 16, 2012.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding basis, the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Q.	When do you expect the merger to be completed?

A.	Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in mid-2012.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, we will remain an independent public company, and Company common stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay to Parent, or may be entitled to receive from Parent, a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees” beginning on page 65.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of Company common stock for cash pursuant to the merger will generally be a taxable transaction to U.S. holders of Company common stock for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to those shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders” beginning on page 49 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effects of the merger on your U.S. federal, state, local and/or foreign taxes.

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Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests may include the following:

•	pursuant to Company’s equity incentive plans, the vesting of all options and restricted stock units held by our executive officers and directors, and the cashing out of those awards; and
•	pursuant to employment agreements with certain of our executive officers, the payment of severance payments in the event that the employment of certain of our executive officers is terminated following the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page 47 for further information regarding the interests of our directors and executive officers in the merger.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of Company common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of Company common stock with respect to those matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [—], 2012 at [—] Eastern time, at [—].

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on (i) a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent, (ii) a proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and (iii) a proposal approving, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding at the record date that are entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of Company common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.	Why am I being asked to cast a non-binding advisory vote to approve the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger?

A.	The SEC adopted rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to the Company’s named executive officers in connection with the merger.

Q.	What vote of our stockholders is required to approve the non-binding proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger?

A.	Approval of the non-binding proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting.

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If you fail to submit a proxy or to vote in person at the special meeting or if your shares of Company common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock, your shares of Company common stock will not be voted, but, assuming a quorum is present, this will not have an effect on the non-binding advisory vote.

Q.	What will happen if our stockholders do not approve the “golden parachute” compensation at the special meeting?

A.	Approval of the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, if the merger is approved by our stockholders and completed, the “golden parachute” compensation will still be paid to the named executive officers if and when due.

Q.	Who can vote at the special meeting?

A.	All of our holders of Company common stock of record as of the close of business on [—], 2012, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Company common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Company common stock that the holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares of Company common stock, as the “stockholder of record.” This proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares of Company common stock by following their instructions for voting.

Q.	If my shares of Company common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Company common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Company common stock. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement, and your shares of Company common stock will not have an effect on the proposal to adjourn the special meeting or, assuming a quorum is present, on the non-binding advisory proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger.

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Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, at the Company’s offices located at 360 Hamilton Avenue, White Plains, NY 10601, or by attending the special meeting and voting in person.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Company common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of Company common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of Company common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies and “FOR” the non-binding advisory proposal regarding the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes, if any, will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies.

For the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the proposal to approve the non-binding advisory vote on the “golden parachute” compensation that certain executive officers of the Company will or may receive in connection with the merger.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of Company common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Q.	What happens if I sell my shares of Company common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is [—], 2012, which is earlier than both the date of the special meeting and the consummation of the proposed merger. If you transfer your shares of Company common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of those special arrangements, you will retain your right to vote those shares at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In addition, if you transfer all of your shares of Company common stock before the special meeting and thus do not continuously hold shares of Company common stock through the effective date of the merger, you will lose your appraisal rights under Delaware law. See “Appraisal Rights” beginning on page 72.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $20,000 and will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify it and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

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Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares of Company common stock are represented at the special meeting. If you hold your shares of Company common stock in your own name as the stockholder of record, please vote your shares of Company common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly, and in any event within two business days, after the completion of the merger, describing how you may exchange your shares of Company common stock for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of Company common stock?

A.	Yes. As a holder of Company common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 72.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, require assistance with voting your proxy card, or need additional copies of any proxy materials, please contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates, plans for future growth and other business development activities as well as capital expenditures, sources of financing and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations of our directors or officers. Investors are cautioned that these forward-looking statements are not assurances of future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filings on Form 10-K, factors and matters contained in this proxy statement and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•	the inability to complete the merger due to Parent’s failure to obtain the necessary debt and equity financing in connection with the merger;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger, including required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	risks that the proposed transaction disrupts our current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of legal proceedings instituted against the Company and/or others relating to the merger agreement;

•	diversion of management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Except as required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to publicly release any revision to any forward-looking statement contained herein to reflect any future events or occurrences.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

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PARTIES TO THE MERGER

The Company

AboveNet, Inc.

360 Hamilton Avenue

White Plains, NY 10601

(914) 421-6700

The Company is a Delaware corporation with its headquarters in White Plains, New York. We provide high-bandwidth connectivity solutions primarily to large corporate enterprise clients and communication carriers, including Fortune 1000 and FTSE 500 companies, in the United States and the United Kingdom. Our communications infrastructure and global Internet protocol (IP) network are used by a broad range of companies such as commercial banks, brokerage houses, insurance companies, investment banks, media companies, social networking companies, web-centric companies, law firms and medical and health care institutions. Our customers rely on our high speed, private optical network for electronic commerce and other mission-critical services, such as business Internet and cloud applications, regulatory compliance, disaster recovery and business continuity. We provide lit broadband services over our metro networks, long haul network and global IP network utilizing equipment that we own and in some cases, lease and operate. In addition, we also provide dark fiber services to selected customers. Unlike competitive local exchange carriers, we do not provide voice services, services to residential customers or a wide range of lower-bandwidth services. We also sometimes resell equipment and provide certain other services to customers, which are sold at our cost, plus a margin. For more information about our Company, please visit our website at http://www.above.net. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 77. The Company common stock is publicly traded on the NYSE under the symbol “ABVT.”

Parent

Zayo Group, LLC

400 Centennial Parkway

Suite 200

Louisville, CO 80027

(303) 381-4683

Zayo Group, LLC is a Delaware limited liability company headquartered in Louisville, Colorado. Zayo is a privately owned national provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo serves wireline and wireless carriers, data centers, Internet content and services companies, high bandwidth enterprises as well as federal, state and local government agencies. Zayo provides these services over regional, metro, national and fiber-to-the-tower networks. Zayo’s network assets include over 45,000 route miles, covering 42 states plus Washington D.C. Additionally, Zayo has approximately 5,200 buildings and 2,300 cell towers on-net, and over 94,000 square feet of billable colocation space. Upon completion of the merger, the Company will be a direct, wholly-owned subsidiary of Zayo. For more information about Zayo, please visit Zayo’s website at http://www.zayo.com. Zayo’s website address is provided as an inactive textual reference only. The information contained on Zayo’s website is not incorporated into, and does not form a part of, this proxy statement.

Merger Sub

Voila Sub, Inc.

c/o Zayo Group, LLC

400 Centennial Parkway

Suite 200

Louisville, CO 80027

(303) 381-4683

Voila Sub, Inc. is a Delaware corporation that was formed by Zayo solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement and the related financing transactions. Merger Sub is a wholly-owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement and the related financing transactions. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

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THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [—], 2012, starting at [—], Eastern time, at [—], or at any postponement, recess or adjournment thereof. At the special meeting, holders of Company common stock will be asked to approve the proposal to adopt the merger agreement, to approve the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement and to approve the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Recommendation of the Board of Directors

Our board of directors, at a meeting held on March 18, 2012, unanimously (i) resolved that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of the Company and its stockholders, (ii) authorized, approved and declared advisable the execution, delivery and performance of the merger agreement by the Company, and the transactions contemplated by the merger agreement, and (iii) recommended that the Company’s stockholders approve and adopt the merger agreement. For a discussion of the material factors considered by our Board in reaching its conclusions, see “The Merger—Reasons for the Merger; Recommendation of the Board of Directors” below.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement and “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

Record Date and Quorum

We have fixed the close of business on [—], 2012 as the record date for the special meeting, and only holders of record of Company common stock as of the close of business on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Company common stock at the close of business on the record date. On the record date, there were [—] shares of Company common stock outstanding and entitled to vote. Each share of Company common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Company common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of Company common stock represented at the special meeting but not voted, including shares of Company common stock for which a stockholder directs an “abstention” from voting will be counted for purposes of establishing a quorum. Failures to vote will not be counted for purposes of establishing a quorum. Under NYSE rules, if brokers do not have discretion to vote on any of the proposals at a stockholders’ meeting, broker non-votes will not count toward the calculation of a quorum. As each of the proposals to be voted on at the special meeting is considered “non-routine” under NYSE rules, brokers do not have discretion to vote on such proposals and as such, broker non-votes will not be counted for purposes of establishing a quorum.

A quorum is necessary to transact business at the special meeting. Once a share of Company common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting, unless a new record date is required to be established. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, we expect that the special meeting will be adjourned.

Attendance

Only stockholders of record or their duly authorized proxies have the right to vote at the special meeting or any postponement or adjournment thereof. To gain admittance to the special meeting, you must present valid photo identification, such as a driver’s license or passport. In addition, if your shares of Company common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of Company common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of that stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the record date that are entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. If you fail to submit a proxy, fail to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

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If your shares of Company common stock are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares of Company common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of Company common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of Company common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Company common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposal to adopt the merger agreement, the adjournment proposal and the advisory proposal regarding “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger and, as a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters, which we refer to generally as broker non-votes. These broker non-votes, if any, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, you may vote FOR, AGAINST or ABSTAIN. If you abstain, fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting, whether or not a quorum is present.

The non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or represented by proxy and entitled to vote on the matter at the special meeting. For the non-binding advisory proposal regarding the “golden parachute” compensation, you may vote FOR, AGAINST or ABSTAIN. If you abstain, fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Company common stock not voted will not be counted in respect of, and, assuming a quorum is present, will not have an effect on, the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

If you are a stockholder of record, you may have your shares of Company common stock voted on matters presented at the special meeting in any of the following ways:

•	in person—you may attend the special meeting and cast your vote there;

•	by proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet—the website for Internet voting is on your proxy card;

•	by using a toll-free telephone number noted on your proxy card; or

•	by signing and dating the proxy card you receive and returning it in the enclosed prepaid reply envelope.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Company common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of Company common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit your proxy by mailing a proxy card, your proxy card must be received by our Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

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If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares of Company common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies and “FOR” the non-binding advisory proposal regarding the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

If you have any questions, require assistance with voting your proxy card, or need additional copies of any proxy materials, please contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.

It is important that you vote your shares of company common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the special meeting may revoke their proxies by voting in person.

As of the close of business on [—], 2012, the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [—] shares of Company common stock (excluding any shares of Company common stock deliverable upon exercise or conversion of any options or restricted stock units), representing [—]% of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” each of the proposals to be considered and voted on at the special meeting.

 Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of Company common stock are held in “street name” by your bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Company common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, your shares of Company common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary, which must be received by the Company’s Secretary at 360 Hamilton Avenue, White Plains, NY 10601 by the time the special meeting begins, or by attending the special meeting and voting in person. If you have submitted a proxy, your appearance at the special meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

Adjournments and Postponements

The special meeting may be adjourned, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed. Although we do not expect to do so, the merger agreement permits us, after consultation with and prior approval of Parent (not to be unreasonably withheld, conditioned or delayed), to postpone or adjourn the special meeting if we determine in good faith that the postponement or adjournment of the special meeting is necessary or appropriate in order to facilitate compliance with applicable legal requirements or enable us to obtain sufficient votes for the adoption of the merger agreement.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be completed in mid-2012.

Rights of Stockholders Who Seek Appraisal

Each stockholder is entitled to appraisal rights under the DGCL in connection with the merger, provided that the stockholder meets all the conditions set forth in, and otherwise complies with, Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of Company common stock determined by the Delaware Court of Chancery in accordance with Delaware law and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

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To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy voting in favor, or otherwise vote in favor, of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 72 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $20,000 and will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify it and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger, require assistance with voting your proxy card, or if you need additional copies of any proxy materials, please contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 or collect at (212) 929-5500, or via email at proxy@mackenziepartners.com.

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THE MERGER

This description of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will be a direct, wholly-owned subsidiary of Zayo. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of Company common stock (except for the excluded shares) will be converted into the right to receive the per share merger consideration of $84.00 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

As part of the ongoing oversight of our business, the Company’s board of directors and senior management regularly review and discuss our performance, future growth prospects and overall strategic direction and consider ways to strengthen our business and enhance stockholder value. In particular, at a board meeting held on January 25, 2011, our board of directors and senior management discussed the then-current business environment, challenges that may affect the Company’s business and potential acquisition opportunities. At the request of the board of directors, representatives of J.P. Morgan, which we refer to as J.P. Morgan, reviewed with the board of directors the financial environment for companies in the telecommunications infrastructure industry and the possibility that the Company could attract significant interest from private equity firms and from other telecommunications companies at values that exceeded the Company’s then-current stock price.

Following further discussion, the board of directors instructed our senior management to begin a process to evaluate whether third parties would be interested in acquiring the Company and at what price. We refer to this evaluation process as the process. Due to the board’s significant concern with maintaining confidentiality and seeking to minimize competitive harm to the Company, the board of directors, based in part on J.P. Morgan’s evaluation of the potential interest of various telecommunications companies in an acquisition of the Company, determined to focus the initial phase of the process on a select group of large private equity firms with experience acquiring telecommunications companies, the financial capability to acquire the Company and possible interest in acquiring the Company. The board would then review the information obtained to determine its next steps, including whether to pursue a sale of the Company.

The board of directors further discussed the proposed process with members of senior management at its February 24, 2011 meeting. Representatives from Wiggin and Dana LLP, legal counsel to the Company, which we refer to as Wiggin and Dana, and representatives from Willkie Farr & Gallagher LLP, legal counsel to the board, which we refer to as Willkie Farr, attended this meeting. Willkie Farr discussed the board’s fiduciary duties and other legal considerations. At this meeting, the board of directors determined to engage J.P. Morgan as the Company’s financial advisor in connection with the process, subject to reaching agreement on the financial terms of its engagement.

At the meeting, the board of directors also discussed the benefits and risks of J.P. Morgan offering debt financing to potential bidders in the process and determined to request J.P. Morgan to offer to provide debt financing to potential bidders because the directors believed that potential bidders could offer a higher price to the Company’s stockholders with that financing available. The board of directors also discussed steps that could mitigate potential conflicts that could arise from J.P. Morgan’s dual role, including preserving the flexibility to retain a second financial advisor to provide any necessary fairness opinion and to manage any potential go-shop process. The board also discussed receiving a partial credit against J.P. Morgan’s transaction fee if a second financial advisor was retained for these services.

On February 25, 2011, the board of directors engaged J.P. Morgan as the Company’s financial advisor. The terms of J.P. Morgan’s engagement provided that, among other things, if J.P. Morgan Securities LLC or one of its affiliates provided financing to an eventual acquiror of the Company, J.P. Morgan Securities LLC would not provide a fairness opinion and either of the Company or J.P. Morgan Securities LLC could determine in its sole discretion that J.P. Morgan Securities LLC would not participate in a go-shop process. For the purpose of providing financing terms to the potential bidders, J.P. Morgan established a separate finance team of representatives, which we refer to as J.P. Morgan Finance. Thereafter, J.P. Morgan Finance engaged in discussions regarding making available financing to those potential acquirors of the Company as authorized and directed by the Company’s board.

Following its engagement, at the direction of the board, J.P. Morgan contacted eight private equity firms, all of whom signed customary confidentiality agreements. Each of these confidentiality agreements precluded the parties from speaking to potential equity partners, financial advisors or debt financing providers without the Company’s prior approval. Each of these parties was provided the opportunity to review certain non-public information regarding the Company and to attend a teleconference with senior management to answer preliminary questions. On March 7, 2011, J.P. Morgan, at the direction of the Company, provided each of these parties with a package of materials, including a process letter with guidelines for the submission of a written indication of interest, as well as an indicative capital structure and financing costs that had been prepared by J.P. Morgan Finance. The process letter requested that the parties confirm their agreement that any potential transaction would include a go-shop period during which the Company would be permitted to solicit alternative transactions.

On March 28, 2011, five of the these firms, referred to as Financial Party A, Financial Party B, Financial Party C, Financial Party D and Financial Party E, provided the following preliminary, non-binding indications of interest in pursuing an acquisition of the Company, each of which also confirmed that any transaction would include a go-shop period during which the Company would be permitted to solicit alternative transactions:

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Bidder	Indicative All Cash Bid (per share)
Financial Party A	$78.00 - $80.00
Financial Party B	$75.00 - $80.00
Financial Party C	$75.00 - $79.00
Financial Party D	$72.00 - $74.00
Financial Party E	$71.00 - $74.00

On March 31, 2011, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr to review these preliminary indications of interest and to determine next steps. At this meeting, J. P. Morgan discussed its financial analysis of the Company with the board. The board of directors discussed a range of alternatives for proceeding and determined to invite Financial Party A, Financial Party B and Financial Party C to the next stage of the process, during which they would be permitted to engage in comprehensive due diligence. The board of directors also instructed J. P. Morgan to inform Financial Party D and Financial Party E that they would be invited to the next stage of the process if they would substantially increase their bids.

At this meeting, the board discussed the possibility of inviting preliminary indications of interest from other companies in the telecommunications industry, which we refer to as strategics. J.P. Morgan led a discussion that covered the potential benefits and risks of including strategics in the process as well as their views regarding a list of potential strategic bidders and their likely interest in acquiring the Company. This review of potential strategic bidders included a discussion of: strategic priorities; management focus on integration of recent acquisitions; pro forma impact on free cash flow per share; overlap with existing business; the size of the Company relative to the potential acquiror’s existing business; incompatibility with the buyer’s business model; the Company’s valuation multiple relative to the bidder’s valuation multiple and the bidder’s ability to secure financing in a short period of time in a confidential manner. J.P. Morgan observed that there were few, if any, high probability acquirors that would justify the risk to the process (specifically the ability to sign a deal with a go-shop period) and to the Company’s business of inviting multiple strategic bidders into the process. The board of directors was concerned that, by including a large number of strategics in the process at that time, those strategics could use information about the Company and the process to damage the Company and its customer relationships. The board of directors was also concerned about harm to the Company if information was disclosed to the Company’s employees. Given the board’s agreement with J.P. Morgan’s evaluation of the strategics’ interest in acquiring the Company and the board’s assessment of the related risks in involving strategics in the process at that stage, the board determined not to expand the process at such time to include strategics; however, the board did instruct J.P. Morgan to further analyze the potential inclusion of strategics in the process. The board of directors determined to permit the remaining bidders to engage financial advisors and seek alternative debt financing provided the additional parties were covered by a confidentiality agreement. The board reminded management that it was not permitted to discuss any equity or retention arrangements with any of the parties participating in the process, and management agreed. At this meeting, the board of directors also discussed certain strategic acquisition opportunities that the Company was considering.

On April 18, 2011, the board of directors reviewed the current status of the process with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. J.P. Morgan reported that Financial Party A, Financial Party B and Financial Party C were interested in continuing to participate in the process but that Financial Party D and Financial Party E had withdrawn. Following further discussion and analysis of the benefits and risks of including strategics in the process, the board and J.P. Morgan reached the same conclusion they had reached in the March 31 meeting. J.P. Morgan further reported that a party that had withdrawn from the process prior to making a bid, referred to as Financial Party F, had requested a waiver under its confidentiality agreement to speak to Zayo about submitting a possible joint bid. The board of directors discussed issues presented by this request and directed Mr. LaPerch, with the assistance of J.P. Morgan, to further consider the implications of including Zayo in the process at that time and also to review whether there were other parties besides the strategics previously considered that were likely to be interested in acquiring the Company.

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Each of Financial Party A, Financial Party B and Financial Party C was granted access to an electronic data room containing the Company’s due diligence materials in late April 2011. Thereafter, each of these parties and their respective advisors conducted extensive due diligence on the Company and its operations, including numerous in-person meetings and teleconference calls with representatives of the Company and its advisors.

On April 26, 2011, a representative of one of the Company’s stockholders, referred to as Financial Party G, contacted Mr. LaPerch to inform him that another investment bank (which had been engaged by Financial Party C as its financial advisor for the process) had distributed a profile on the Company to multiple clients of such investment bank indicating that the Company had retained J.P. Morgan in connection with a potential sale.

Following this unauthorized disclosure, on April 27, 2011, Mr. LaPerch was contacted by the chief executive officer of a public telecommunications company, referred to as Strategic Party A, indicating that the chief executive officer had heard about the process and that Strategic Party A was interested in participating. The financial advisor to Strategic Party A also contacted J.P. Morgan with respect to its client’s interest in the process.

Also on April 27, 2011, Dan Caruso, the chief executive officer of Zayo, contacted Mr. LaPerch indicating that Mr. Caruso was aware of the process and requesting that Zayo be included in the process and that the Company permit Zayo to partner with a financial bidder in order for Zayo to pursue the financing of a potential AboveNet – Zayo combination.

The board of directors met during the evening of April 27, 2011 with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr to discuss the process and the impact of these recent events on the process and the disruption caused to the Company and its business due to the unauthorized disclosure. During this meeting, the board of directors considered whether to open the process to strategics, whether to permit Strategic Party A and Zayo to participate and whether to permit Zayo to explore partnering with private equity firms. The board was reminded that, to maximize potential competition in the process, it had designed rules that restricted individual participants from partnering with others. Following discussion with J.P. Morgan, the board determined that changing the rules to make an exception for Zayo risked disrupting the process by causing other parties to either want to partner with others or even to drop out of the process. Following discussion regarding the risks and benefits of making such an exception, the board of directors determined not to grant Zayo’s requests. The board then authorized management to enter into a confidentiality agreement with Strategic Party A, to provide it with certain non-public information and to request it to submit a preliminary indication of interest in acquiring the Company.

On April 28, 2011, Mr. LaPerch informed Mr. Caruso that the Company could not respond to market rumors, but that the Company would consider an acquisition offer if one were made by Zayo. Although there were further communications between Mr. LaPerch and Mr. Caruso, Zayo did not submit a proposal during the remainder of the process in 2011.

On April 29, 2011, the financial advisor to a public telecommunications company, referred to as Strategic Party B, contacted J.P. Morgan to express Strategic Party B’s interest in participating in the process.

On May 1, 2011, Strategic Party A signed a customary confidentiality agreement, was provided certain non-public information and was informed about the details of the process, including that a preliminary indication of interest was due by May 6, 2011.

On May 2, 2011, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. Management provided an update on the process as well as an update on certain strategic acquisition opportunities.

On May 4, 2011, the board of directors reviewed the status of the process with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. At this meeting, the board of directors also reviewed the draft merger agreement to be used for private equity firm bidders in the process. The board of directors discussed with Wiggin and Dana and Willkie Farr certain provisions of the draft merger agreement, including the go-shop/no-shop provisions, break-up and reverse break-up fees, the Company’s operating covenants during a post-signing/pre-closing period and the remedies available to the Company should the equity purchasers not consummate the transaction. The board of directors then authorized management to provide this draft merger agreement to Financial Party A, Financial Party B and Financial Party C.

On May 6, 2011, Strategic Party A provided its preliminary, non-binding indication of interest in pursuing an acquisition of the Company at a purchase price of $85.00 per share, 70% of which would be payable in cash and 30% of which would be payable in shares of Strategic Party A’s common stock. Strategic Party A’s preliminary indication did not accept the go-shop provision, and indicated that its willingness to accept a go-shop provision would depend on the facts and circumstances closer in time to the execution of a definitive agreement.

On May 6, 2011, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr to review Strategic Party A’s part cash/part stock preliminary indication of interest. The board determined to permit Strategic Party A to continue to participate in the second stage of the process and also directed management to perform due diligence on Strategic Party A in order to assist the board in evaluating the stock portion of the consideration included in Strategic Party A’s indication of interest. Thereafter, Strategic Party A and its advisors conducted due diligence on the Company and its operations, including an in-person meeting and teleconference calls with representatives of the Company and its advisors.

Also during the May 6, 2011 board meeting, the board of directors discussed Strategic Party B’s request to participate in the process. The board of directors then authorized management to enter into a confidentiality agreement with Strategic Party B, to provide it with the non-public information the Company had initially provided Strategic Party A and to request it to submit a preliminary indication of interest in acquiring the Company. Strategic Party B entered into a customary confidentiality agreement on May 11, 2011 and was provided with the information described above.

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At a board meeting on May 11, 2011, senior management provided the board of directors with an update on the status of the process as well as an update on certain strategic acquisition opportunities.

Financial Party A contacted J.P. Morgan on May 11, 2011 and requested permission to partner with a foreign pension fund, which we refer to as Financial Party H. J.P. Morgan discussed this request with Mr. LaPerch and Mr. Sokota as well as the potential for suggesting Financial Party G as a co-investor to Financial Party A. A week later Financial Party H informed J.P. Morgan that it was not interested in participating.

On May 12, 2011, a public telecommunications/cable company, which we refer to as Strategic Party C, contacted J.P. Morgan to inquire about the process. J.P. Morgan informed Company management of its discussion with Strategic Party C. J.P. Morgan subsequently informed the parties participating in the process that bids for the second stage of the process would be due on June 3, 2011.

On May 16, 2011, Mr. LaPerch met with Financial Party B. At this meeting. Financial Party B informed Mr. LaPerch that it anticipated that it could bid only $75.00 per share for the Company but was looking for ways to increase its bid. Also on May 16, 2011, Mr. LaPerch met with the chief executive officer of Strategic Party A, who indicated that Strategic Party A would not be in a position to submit a bid by June 3, 2011.

On May 18, 2011, Strategic Party C again contacted J.P. Morgan and requested to participate in the process. Later that day, Mr. Sokota updated the board of directors, noting J.P. Morgan’s suggestion to move the bid deadline to June 10, 2011 and to send a confidentiality agreement to Strategic Party C.

Strategic Party B contacted J.P. Morgan on May 19, 2011 to withdraw from the process.

On May 20, 2011, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. At this meeting, senior management provided an update on the process. The board of directors discussed the inquiry from Strategic Party C. Following a discussion, the board of directors determined to permit Strategic Party C to participate in the process. After a further discussion, the board of directors determined to extend the deadline for second stage bids to June 10, 2011. The board of directors discussed the previously circulated draft merger agreement prepared for strategic parties. Legal counsel noted the principal differences between this draft and the draft merger agreement provided to the private equity firms participating in the process. The board of directors authorized management to provide this draft merger agreement to the applicable parties. The board of directors also received an update from management regarding two potential strategic acquisitions by the Company, and J.P. Morgan discussed how one or both of those acquisitions might impact the process.

Following Strategic Party C’s execution of a customary confidentiality agreement on May 19, 2011, J.P. Morgan informed it of the process and provided it with certain non-public information.

On May 24, 2011, Strategic Party C provided its preliminary, non-binding indication of interest in pursuing an acquisition of the Company at a purchase price of $80.00 per share in cash. Strategic Party C was subsequently provided access to the Company’s data room and on May 26, 2011 met with Company management to discuss due diligence and other matters.

On May 24, 2011, dealReporter released a story, which was widely picked up by the financial press, that the Company had hired J.P. Morgan and was exploring a possible sale transaction. Consistent with its prior practices, the Company did not confirm or deny these market rumors.

On May 25, 2011, Mr. LaPerch was contacted by the financial advisor to a public telecommunications/cable company, which we refer to as Strategic Party D, about its interest in the Company.

On May 25, 2011, the board of directors met with members of senior management. Senior management provided an update on the process, including the inquiry by Strategic Party D. The board of directors instructed senior management not to proceed with Strategic Party D until Mr. Sokota had a discussion regarding its interests with a senior level executive at Strategic Party D. Despite several subsequent conversations between Mr. Sokota and the financial advisor to Strategic Party D, Strategic Party D was unwilling to have a senior executive speak with Mr. Sokota and Strategic Party D did not pursue an opportunity with the Company. Mr. LaPerch advised the board that, since the release of the dealReporter story, the Company had received several inquiries from its customers regarding the process, and Mr. LaPerch expressed his concern that breaches in confidentiality during the process could negatively impact customer relationships and employee productivity. The board of directors also discussed the public rumors regarding the process and the potential damage to both the Company and the process.

On May 26, 2011, another public telecommunications/cable company contacted J.P. Morgan about the process and indicated that it would contact J. P. Morgan if it had further interest in pursuing an acquisition of the Company. J.P. Morgan informed Mr. LaPerch and Mr. Sokota of this discussion.

Also on May 26, 2011, J.P. Morgan provided second stage process letters to Financial Party A, Financial Party B, Financial Party C, Strategic Party A and Strategic Party C, indicating that final bids would be due on June 10, 2011.

On May 27, 2011, a private equity investor in a privately held telecommunications company, which we refer to as Strategic Party E, contacted Jeffrey Garte, the Company’s Vice President Finance, to indicate its interest in participating in the process. On May 27 and May 28, J.P. Morgan advised Mr. LaPerch and Mr. Sokota that it did not believe that Strategic Party E and such investor would likely have the financial capability to acquire the Company without a co-investor.

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On May 28, 2011, an international fiber optic manufacturer, which we refer to as Strategic Party F, contacted J.P. Morgan to inquire about the Company’s process. J.P. Morgan informed Strategic Party F that if Strategic Party F had an interest in the Company, J.P. Morgan would communicate that to the Company. J.P. Morgan notified the Company regarding this inquiry by Strategic Party F, but advised that it did not believe that Strategic Party F would likely have the financial capability to acquire the Company without a co-investor.

On May 31, 2011, Mr. Sokota spoke with a representative of the investor in Strategic Party E and asked him to provide additional details regarding its interest in the Company.

Strategic Party C was provided with a draft merger agreement on May 31, 2011.

On June 3, 2011, Financial Party C and Strategic Party A withdrew from the process.

On June 3, 2011, Mr. Sokota updated the board regarding the process.

From time to time during the course of the process, Financial Party A had contacted the Company with respect to bringing in co-investors, including limited partners of Financial Party A. On June 3, 2011, Financial Party A contacted J.P. Morgan to request that it be permitted to include additional co-investors in its equity group, including Financial Party C and Financial Party G. Mr. LaPerch communicated Financial Party A’s request to the board, which it subsequently approved for Financial Party G. On June 4, 2011, Financial Party G signed a customary confidentiality agreement and, at the board’s direction, J.P. Morgan had a discussion with Financial Party G regarding Financial Party A’s request to include Financial Party G as a co-investor.

On June 4, 2011, Strategic Party C informed J.P. Morgan that it would not be in a position to provide a bid by June 10, 2011, but remained interested in the Company. On June 9, 2011, Strategic Party C informed Mr. LaPerch that it would need another two weeks before it could put in a final bid for the Company, but still remained interested.

On June 6, 2011, Financial Party A contacted J.P. Morgan to request the Company’s consent to add two additional parties as co-investors, which we refer to as Financial Party I and Financial Party J. On June 7, 2011, Financial Parties I and J signed accession letters to Financial Party A’s confidentiality agreement.

On June 7, 2011, a representative of the investor in Strategic Party E contacted Mr. Sokota and indicated that Strategic Party E would not be pursuing a bid for the Company.

On June 7, 2011, Wiggin and Dana and counsel to Financial Party A participated in a teleconference call to discuss their questions on the draft merger agreement.

On June 8, 2011, Mr. Sokota informed the board that the investor in Strategic Party E informed him that they would not be pursuing a bid for the Company.

On June 10, 2011, Financial Party A informed J.P. Morgan that it had lined up its equity investors for a potential transaction, but that it was still finalizing the debt financing and its final bid would be delayed. Strategic Party C and Financial Party B had previously communicated to J.P. Morgan that they would not be submitting bids.

On June 11, 2011, a consortium consisting of Financial Party A, Financial Party G and Financial Party I submitted a written offer to acquire the outstanding shares of Company common stock for $74.00 per share in cash. These bidders also provided draft equity and debt commitments, a form of equity investor guaranty and a mark-up of the draft merger agreement.

On June 12, 2011, the board of directors met with senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr to consider the offer by the Financial Party A/Financial Party G/Financial Party I consortium. The board of directors and management, along with J.P. Morgan, discussed the offer by the consortium. Following this discussion, the board of directors determined to reject the offer as inadequate. The board of directors authorized management to inform J.P. Morgan of its decision and to instruct J.P. Morgan to notify Financial Party A. At this meeting, the board of directors reaffirmed its position that the Company had been engaging in a price discovery process, that it had not determined whether or not to pursue the sale of the Company and that it would not pursue a transaction that it believed did not reflect an appropriate value for the Company.

On June 23, 2011, the board of directors met with members of senior management and reviewed the process. Mr. LaPerch discussed the negative impacts to customer relationships and employee productivity that had been caused by rumors and breaches in confidentiality during the process. After a discussion, the board of directors directed management to terminate the process, but confirmed that it would continue to entertain credible bids for the Company.

During the remainder of 2011, the board of directors and senior management continued their regular review of the Company’s performance, future growth prospects and overall strategic direction and continued to consider ways to strengthen the Company’s business and enhance stockholder value, including consideration of various strategic alternatives, including potential acquisition opportunities, and, in December 2011, it adopted a $200 million share repurchase program. The board of directors terminated the engagement letter with J.P. Morgan on November 15, 2011.

In early December 2011, Mr. LaPerch was contacted by Financial Party G to set up a meeting to discuss an additional investment in the Company. On January 10, 2012, Mr. LaPerch met with representatives from Financial Party G, which then expressed interest in a potential acquisition of the Company at a cash price of $75.00 to $80.00 per share.

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On January 12, 2012, the board of directors met with members of senior management. Mr. LaPerch advised the board that Financial Party G had recently initiated conversations with him relating to a potential acquisition of the Company at a price of $75.00 to $80.00 per share. After a discussion, the board of directors agreed that the Company should enter into a new confidentiality agreement with Financial Party G to continue those conversations and authorized management to provide Financial Party G updated financial information after doing so.

Financial Party G entered into a new customary confidentiality agreement on January 13, 2012. Over the next several days, the Company provided Financial Party G updated financial information and other due diligence information and senior management attended due diligence sessions with Financial Party G.

On January 23, 2012, Mr. LaPerch received a phone call from a representative of Financial Party G to discuss a potential offer by Financial Party G to acquire the Company for $75.00 per share. Mr. LaPerch indicated that he did not believe such an offer would get a favorable reaction from the board of directors. During the course of this conversation, the representative of Financial Party G discussed increasing the offer to $77.00 per share but noted that the increased offer would have to be discussed with potential co-investors. Mr. LaPerch contacted the board members by phone on January 25, 2012 to update them regarding this discussion.

On January 26, 2012, Financial Party G sent Mr. Sokota a draft accession letter to its confidentiality agreement along with a list of potential co-investors.

Also on January 26, 2012, Mr. Caruso contacted Mr. LaPerch indicating that he would like to speak about a potential combination between Zayo and the Company.

On January 27, 2012, Company management attended a due diligence meeting with Financial Party G. At that meeting, during a discussion regarding whether Financial Party G could increase its offer, Financial Party G indicated that it would not be able to offer $80.00 per share for the Company.

On January 27, 2012, the board of directors met with members of senior management. Mr. LaPerch summarized the meeting earlier in the day with Financial Party G. Mr. LaPerch indicated that Financial Party G had asked him to convey its potential offer to acquire the Company for $77.00 per share, subject to discussions with potential co-investors, and its request to speak with J.P. Morgan about potentially providing financing for the acquisition. Mr. LaPerch noted that Financial Party G had shared its discussions regarding its acquisition of the Company with Financial Party A and that it was possible Financial Party A would join Financial Party G in making a bid for the Company. Mr. LaPerch also reported that Mr. Caruso was seeking to speak with him regarding a potential combination between Zayo and the Company. The board of directors discussed the potential distraction to employees should a potential sale process be publicly reported. The board of directors then discussed retaining a financial advisor to assist it in connection with any potential sale process. Mr. Sokota noted that, while J.P. Morgan’s prior engagement related to its work in 2011 had been terminated, the Company would owe J.P. Morgan a transaction fee if it agreed to a sale prior to November 15, 2012. Mr. Sokota also noted that, because of the potential for a conflict of interest if J.P. Morgan were to provide financing to a buyer for a transaction involving the Company, management had anticipated engaging a second financial advisor to deliver a fairness opinion and conduct a go-shop process, and had negotiated a fee reduction with J.P. Morgan that was reflected in its 2011 engagement letter. After discussion, including regarding the board’s satisfaction with the work performed by J.P. Morgan in connection with the process in 2011, the board of directors authorized the Company to re-engage J.P. Morgan in connection with a potential sale transaction on the same terms as its previous engagement. The board of directors asked Mr. LaPerch to convey to Financial Party G that it would consider Financial Party G’s proposal but denied Financial Party G’s request to contact J.P. Morgan regarding financing at that time. The board of directors also asked Mr. LaPerch to respond to Mr. Caruso and determine whether Zayo had a specific proposal and the timing of any proposal.

On January 30, 2012, Mr. LaPerch spoke with Mr. Caruso. Mr. Caruso explained that he was working with several private equity firms to raise enough money to acquire the Company and that he would need a few weeks to provide more specifics. After Mr. LaPerch asked whether Mr. Caruso had a specific proposal he wanted to make, Mr. Caruso indicated he wanted to speak further the following week.

On January 31, 2012, Mr. LaPerch and Mr. Sokota received a letter of intent from Financial Party G and Financial Party A offering to acquire the Company for $77.00 per share in cash. The letter of intent contemplated an exclusivity period of 30 days and did not contemplate a go-shop process.

On February 1, 2012, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr to review the letter of intent received from Financial Party G and Financial Party A. Willkie Farr discussed the board’s fiduciary duties and other legal considerations. J.P. Morgan discussed with the board of directors the process in 2011, including that among all the financial and strategic bidders involved or otherwise aware of such process, the consortium of Financial Parties A, G and I was the only party to submit a final bid, and the current economic environment. J.P. Morgan noted that debt markets had become somewhat less favorable for a transaction to purchase the Company and that trading multiples for companies in the Company’s industry had declined. The board of directors concluded, after discussions with members of senior management and J.P. Morgan, that, because there were no significant changes since the conclusion of the process in 2011, it was unlikely that the parties who participated in the process in 2011 would have a significantly higher level of interest in the Company than previously. In response to questions from the board, J.P. Morgan also noted that, although they believed Zayo could raise debt financing to acquire the Company, Zayo would also need a significant amount of equity financing and, accordingly, until Zayo secured equity financing, it would not be able to make a credible proposal. The board of directors discussed the exclusivity period in the letter of intent provided by Financial Party G and Financial Party A and the risk that such parties would be unwilling to proceed if the Company completely rejected their request for exclusivity. The board also expressed concern that a broad sale process would distract management and that a prolonged process could lead to a breach of confidentiality which could cause significant employee turmoil and a decrease in productivity. Mr. LaPerch confirmed that there had been no discussions between Financial Party G or Financial Party A and management with regard to management compensation and related matters following an acquisition. In discussing the best approach to obtain the highest possible price, it was noted that Financial Party G had indicated that it would not pay $80.00 per share. After an extended discussion, the board of directors agreed that J.P. Morgan, together with Mr. LaPerch, would contact Financial Party G to convey a counteroffer of $79.00 per share as well as a shortened exclusivity period and certain go-shop provisions.

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On February 2, 2012, J.P. Morgan and Mr. LaPerch communicated the Company’s counteroffer to Financial Party G. Representatives from Financial Party G indicated that the counteroffer was not acceptable and that they would not be moving forward.

Later on February 2, 2012, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. Mr. LaPerch reported the negative response received from Financial Party G to the Company’s counteroffer. Mr. LaPerch also explained that, after delivering the counterproposal to Financial Party G, he had received several messages from representatives to Financial Party G and, when he called them to return their messages, they reiterated that Financial Party G would not be able to offer $79.00 per share. The board discussed the need to balance securing the most favorable price and terms with keeping Financial Party G engaged. After further discussion, the board determined that Mr. LaPerch should contact Financial Party G to discuss a middle-ground between its previous offer of $77.00 and the Company’s counteroffer of $79.00.

Mr. LaPerch contacted Financial Party G later on February 2, 2012 to discuss a middle-ground between its previous offer of $77.00 and the Company’s counteroffer of $79.00. A representative of Financial Party G indicated that Financial Party G might be able to offer $78.00 per share but that he would need to discuss that with its co-investors.

On February 3, 2012, the Company and J.P. Morgan signed an agreement that reinstated J.P. Morgan’s prior engagement agreement through June 30, 2012.

Also on February 3, 2012, a representative from Financial Party G spoke with Mr. Sokota and requested that, while the $78.00 price was being confirmed, the Company send a revised letter of intent to Financial Party G. The representative requested that the letter of intent not contain any go-shop provisions so that those could be negotiated in a definitive agreement, but Mr. Sokota explained that a go-shop process would be very important to the Company.

Later on February 3, 2012, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. Mr. LaPerch advised the board of directors that Financial Party G had increased its proposal to acquire the Company to $78.00 per share, subject to confirmation with its co-investors, including Financial Party A. The board of directors then discussed proposed revisions to the letter of intent with Financial Party G and Financial Party A and, after that discussion, approved sending such parties a revised letter of intent including a $78.00 per share purchase price, a 21-day exclusivity period, a 60-day go-shop period and a $30 million Company termination fee for an alternative transaction that might result from the go-shop process. The board then discussed the need of Financial Party G to discuss debt financing with one or more financing sources. The board discussed the potential for a breach of confidentiality if Financial Party G contacted multiple financing sources and the potential conflict of interest if Financial Party G contacted J.P. Morgan for financing. Mr. Sokota reminded the board that the Company’s engagement agreement with J.P. Morgan provided the Company with the ability to retain another financial advisor to provide a fairness opinion and run the go-shop process in the event of a J.P. Morgan conflict of interest and provided that the Company would receive a fee reduction from J.P. Morgan in that event. After further discussion, the board of directors determined to allow Financial Party G to discuss debt financing with J.P. Morgan Finance, but noted it would consider allowing Financial Party G to discuss debt financing with other financing sources if requested, and such determination was communicated to J.P. Morgan who at the direction of the board informed Financial Party G.

On February 4, 2012, Financial Party G and Financial Party A delivered a revised letter of intent to the Company that accepted the proposed purchase price of $78.00 per share and 21-day exclusivity period, but contemplated a 35-day go-shop period with a 15-day extension for parties that entered into discussions during the 35-day period and a $40 million Company termination fee for an alternative transaction that might result from the go-shop process and added a requirement to reimburse an uncapped amount of their expenses in certain circumstances.

Later on February 4, 2012, Mr. LaPerch and Mr. Sokota discussed the revised letter of intent with J.P. Morgan and then sent a further revised letter of intent to the board of directors that increased the go-shop period to 45 days with a 15-day extension and reduced the $40 million Company termination fee back to $30 million, but included a $500,000 cap on expense reimbursements in limited circumstances. After receiving further information, the board of directors approved the revised letter of intent. Mr. LaPerch then delivered the revised letter of intent to Financial Party G.

On February 5, 2012, a representative from Financial Party G contacted Mr. LaPerch and informed him that they would accept the $30 million Company termination fee, but that they wanted a 35-day go-shop period with a 15-day extension and a $1 million cap on expense reimbursements.

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Later on February 5, 2012, the board of directors decided that the Company would accept the $1 million cap on expense reimbursements but should seek a 40-day go-shop period with a 15-day extension, which proposal was then communicated by Mr. LaPerch to Financial Party G. Financial Party G, however, continued to insist on its last proposal regarding the go-shop period. Mr. LaPerch sent Financial Party G a letter of intent later that day with the Company’s prior proposal, indicating that the board of directors was not willing to make any further changes to the go-shop period. Financial Party G and Financial Party A then accepted the terms and entered into the letter of intent with the Company on February 6, 2012.

Over the next several days, the Company entered into customary confidentiality agreements with several potential co-investors to Financial Party G, including Financial Party A, Financial Party I, Financial Party J and a foreign pension fund, which we refer to as Financial Party K. During this time, the Company’s senior management attended several due diligence meetings with Financial Party G and its potential co-investors, and their legal and accounting advisors.

On February 13, 2012, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. Mr. LaPerch updated the board of directors regarding the due diligence sessions and noted that significant progress was being made. The board of directors noted that discussions had commenced among Financial Party G, Financial Party A and J.P. Morgan with respect to debt financing for the acquisition of the Company. The board of directors discussed the need to retain a second financial advisor in the event that J.P. Morgan were to provide that financing. The board of directors discussed its concerns about potential breaches of confidentiality that could occur if it spoke with prospective additional financial advisors and the need to ensure that, if a second financial advisor were needed, that the second financial advisor would have sufficient time to learn about the Company and the proposed transaction to be able to properly advise the board and be in a position to deliver a fairness opinion. The board of directors agreed to discuss these issues further in a future call scheduled for two days later. Mr. Sokota discussed the request conveyed by counsel to Financial Party G and Financial Party A that the Company contact certain of its major stockholders in order to obtain their agreement to vote in favor of the proposed transaction. The board of directors discussed the request, the risk that a breach of confidentiality could result if the Company were to approach those stockholders and the limited likelihood that those stockholders would agree to the request. After further discussion, the board of directors instructed Mr. Sokota to respond that the Company would not accommodate that request. The board of directors discussed whether Mr. LaPerch should continue to lead discussions regarding the proposal and noted that the terms of the transaction were being negotiated by counsel with detailed oversight by the board and that the board was actively managing the process. After further discussion, the board of directors determined that Mr. LaPerch should continue to lead discussions regarding the proposal and reminded the Company’s management that there should be no discussion regarding post-closing employment, compensation or related matters until determined appropriate by the board. Mr. Sokota then led a discussion on a draft merger agreement for the proposed transaction that had been prepared by Wiggin and Dana and Willkie Farr, which reflected revisions to the draft merger agreement received from the Financial Party A/Financial Party G/Financial Party I consortium during the process in 2011. Mr. Sokota summarized the material terms of the draft merger agreement, and J.P. Morgan noted that the termination fee amounts being proposed were within the range of those for similar transactions. After discussion, the board of directors authorized the Company’s management to forward the draft merger agreement to counsel for Financial Party G and Financial Party A.

On February 15, 2012, the board of directors met with members of senior management, J.P. Morgan, Wiggin and Dana and Willkie Farr. Mr. LaPerch updated the board of directors regarding the due diligence sessions and indicated that each of Financial Party G and Financial Party A were reviewing the potential acquisition with their respective investment committees. Mr. LaPerch reported that both parties were discussing financing terms with J.P. Morgan and that, while they had not yet done so, he expected that they would request to speak to other financing sources. The board of directors discussed the criteria for choosing a second financial advisor, including that such advisor was not involved in the process in 2011, and several possible firms that could be considered. After further discussion, the board of directors requested Willkie Farr to contact three leading investment banks specified by the board (including Moelis), to request that each of those firms provide its credentials for being considered as an advisor for a transaction such as the proposed acquisition and its experience in the Company’s industry.

On February 17, 2012, the board of directors met with members of senior management, Wiggin and Dana and Willkie Farr. Willkie Farr updated the board of directors on its conversations with each of the three investment banks it had contacted on the board’s behalf. The board of directors discussed the previously circulated materials provided by each of these firms and confirmed that the Company’s management did not have any existing relationship with any of the proposed firms. After a further discussion of each of the firms and their qualifications, the board of directors authorized one of its members, Richard Shorten, Jr., to negotiate and sign an engagement agreement with Moelis (or one of the other firms if Moelis was not available or did not meet Mr. Shorten’s expectations) to act as the Company’s additional financial advisor with respect to the proposed acquisition.

Later on February 17, 2012, and after Moelis entered into a confidentiality agreement with the Company, Mr. Shorten, Mr. Sokota and Willkie Farr attended an interview by phone with Moelis. Moelis indicated that it had the resources to complete the analysis required to render a fairness opinion and conduct a go-shop process and that it had sufficient time to complete such analysis, if requested, on the then currently expected schedule. After the interview, Mr. Shorten determined to engage Moelis as financial advisor to the Company and provided Mr. Sokota with instructions for negotiating the fee arrangement with Moelis.

On February 20, 2012, the Company entered into an engagement agreement with Moelis.

Also on February 20, 2012, counsel for Financial Party G and Financial Party A circulated a revised draft of the merger agreement for the proposed acquisition.

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On February 21, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. Wiggin and Dana outlined for the board of directors several key issues that remained unresolved in the most recent draft of the merger agreement, including new requirements with respect to minimum cash at closing, capital expenditures and payment of a termination fee and expense reimbursement should the Company’s stockholders not vote in favor of the proposed acquisition. The board of directors discussed several options for responding to the revised draft of the merger agreement and determined that Mr. LaPerch should contact Financial Party G and Financial Party A to inform them that the board was very disappointed with the most recent draft of the merger agreement and that the Company did not intend to extend the exclusivity period beyond its scheduled expiration on February 27, 2012.

Later on February 21, 2012, Mr. LaPerch contacted Financial Party G and Financial Party A to discuss their most recent draft of the merger agreement. A representative from Financial Party G advised Mr. LaPerch that it would no longer be pursuing an acquisition of the Company as its investment committee did not approve the proposed transaction. A representative from Financial Party A advised Mr. LaPerch that its investment committee had approved the proposed transaction and that it proposed to replace Financial Party G with Financial Party K on the same economic terms.

On February 22, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. Mr. LaPerch reported that Financial Party G had withdrawn but that Financial Party A wished to continue with Financial Party K. Mr. LaPerch noted that Financial Party A indicated that its buying group would not be in a position to sign a merger agreement with the Company by the expiration of the exclusivity period on February 27, 2012. The board of directors discussed the pending expiration of the exclusivity period and agreed to inform Financial Party A that the Company was not prepared to extend it. Mr. LaPerch indicated he would be discussing a revised timeline with Financial Party A and Financial Party K over the course of the next few days.

On February 23, 2012, Mr. LaPerch, Mr. Sokota, Mr. Shorten and representatives of J.P. Morgan attended a due diligence meeting with representatives of Financial Party A and Financial Party K. After the conclusion of this meeting, a representative of Financial Party A indicated that it could show more flexibility on the objectionable provisions in its prior draft of the merger agreement and would distribute a revised version.

On February 24, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. Mr. LaPerch updated the board of directors regarding the due diligence meeting that took place the previous day and reported that he was informed by a representative from Financial Party A that the Company would receive a revised draft of the merger agreement that was more in line with the Company’s expectations. Mr. LaPerch also indicated that he was still waiting on more definitive information regarding the timeline for the potential transaction with Financial Party A/Financial Party K and would keep the board informed.

On February 27, 2012, the exclusivity period between the Company and Financial Party A and Financial Party G expired.

On February 29, 2012, counsel for Financial Party A/Financial Party K circulated a revised draft of the merger agreement for the proposed acquisition.

On March 1, 2012, while attending a business conference, Mr. LaPerch spoke with Mr. Caruso who indicated that Zayo was now in a position to make an offer to acquire the Company. Mr. LaPerch asked Mr. Caruso to send this offer in writing. Later that day, Mr. Caruso sent Mr. LaPerch a letter offering to acquire the Company for $80.00 per share in cash, along with executed debt financing commitments. Zayo also sent an exclusivity agreement pursuant to which it was requesting that the Company engage in exclusive negotiations through March 21, 2012. Mr. LaPerch promptly forwarded these materials to the board.

On March 2, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. The board of directors discussed the materials received from Zayo and determined that the Zayo proposal merited further investigation. The board also discussed the timing of potentially reaching agreement with Zayo in light of the advanced negotiations taking place with Financial Party A/Financial Party K. The board of directors discussed the importance of Zayo performing its due diligence and providing a draft merger agreement on an expedited basis. The board requested that Mr. Sokota contact Zayo and its proposed lenders and equity purchasers to negotiate a confidentiality agreement with a standstill provision before proceeding further, but to reject Zayo’s request for exclusivity, and, after a confidentiality agreement with a standstill provision was signed, to provide Zayo with access to the Company’s data room and a draft merger agreement based on the merger agreement being negotiated with Financial Party A/Financial Party K. The board of directors instructed J.P. Morgan that, once a confidentiality agreement with a standstill provision was executed, it should advise Zayo that the markup of the Company’s proposed merger agreement, a refinement or confirmation of its proposal and signed debt and equity commitments would be due on March 11, 2012. After discussion, the board of directors agreed to continue to actively supervise and direct the process and negotiation with the potential purchasers.

Also during the March 2, 2012 board meeting, Mr. Sokota reviewed the status of the contract negotiations with Financial Party A/Financial Party K. Wiggin and Dana and Willkie Farr reviewed a number of open issues and indicated that several of the most problematic provisions in the prior draft of the merger agreement had been removed from the draft received from counsel to Financial Party A/Financial Party K on February 29, 2012. Mr. Sokota indicated that he would be circulating a further revised draft merger agreement for the board’s review prior to forwarding it to counsel for Financial Party A/Financial Party K.

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On March 4, 2012, the Company entered into a customary confidentiality agreement containing a standstill provision with Zayo, and Mr. Sokota provided Zayo with a draft merger agreement based on the merger agreement being negotiated with Financial Party A/Financial Party K. The following day Zayo was provided with access to the Company’s data room.

Also on March 5, 2012, the board of directors met with members of senior management, Wiggin and Dana and Willkie Farr. Mr. LaPerch advised the board of directors that the Company entered into a confidentiality agreement containing a standstill provision with Zayo and that Zayo had access to the Company’s data room, was provided with a draft merger agreement and was aware of the March 11, 2012 deadline to provide comments on the Company’s proposed merger agreement as well as a refinement or confirmation of its prior proposal and signed equity and debt commitment letters. Mr. LaPerch indicated that Zayo had not yet provided the additional equity participation amounts that would be contributed by new or existing Zayo investors in order for Zayo to finance its bid for the Company. Mr. LaPerch indicated that management would be meeting with Financial Party A and Financial Party K on March 8, 2012 and that he had been requested to meet with the investment committee of Financial Party K on March 12, 2012. Mr. Sokota also advised the board that Moelis had requested that its engagement agreement with the Company be amended so that Moelis’ success fee would be based on the amount that the per share consideration in any consummated merger transaction entered into within six months exceeded the $78.00 per share offer from Financial Party A/Financial Party K, including any such increased offer from Financial Party A/Financial Party K. Mr. Sokota noted that making this amendment would better align Moelis’ incentive compensation for a potential transaction with either Financial Party A/Financial Party K or Zayo and, therefore, that the Company might benefit from that amendment. After a discussion, the board of directors determined that the Company should accept the request to make that amendment and attempt to reduce a portion of Moelis’ fees as consideration for agreeing to the request.

During the course of the next several days, the Company’s senior management, along with J.P. Morgan, participated in several due diligence meetings with Zayo and its potential debt sources and equity investors.

On March 7, 2012, Wiggin and Dana sent a revised draft of a merger agreement to counsel for Financial Party A/Financial Party K.

On March 10, 2012, counsel for Financial Party A/Financial Party K circulated a revised draft of a merger agreement.

On March 12, 2012, the Company received Zayo’s markup of the Company’s proposed merger agreement, a confirmation of its proposal to acquire the Company for $80.00 per share, signed debt commitments and a draft securities purchase agreement pursuant to which the equity purchasers would purchase equity of the indirect parent of Zayo in order to fund the merger and related expenses.

On March 12, 2012, the Company amended its engagement agreement with Moelis as described above. Also on March 12, 2012, Mr. LaPerch was informed by a representative from Financial Party K that its investment committee had approved the contemplated acquisition of the Company.

On March 13, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. Mr. Sokota indicated that negotiations were continuing on the merger agreement with Financial Party A/Financial Party K and that the parties were reducing the number of open issues. Mr. LaPerch advised the board of directors that he had been informed by a representative from Financial Party K that its investment committee had approved the contemplated acquisition of the Company. Mr. LaPerch also advised that he had a follow-up conversation with Financial Party A and that Financial Party A and Financial Party K were continuing to work towards executing a merger agreement with the Company on March 15, 2012. Mr. Sokota reviewed a comparison of the material terms of the Financial Party A/Financial Party K draft merger agreement to those in the Zayo draft merger agreement and noted that, with the exception of the purchase price, the transaction terms reflected in the Financial Party A/Financial Party K draft merger agreement were generally more favorable to the Company than the terms reflected in the Zayo draft merger agreement and, in particular, that the Zayo draft merger agreement had removed the go-shop provisions.

Also during the March 13, 2012 board meeting, J.P. Morgan and Moelis reviewed several possible options for the next steps to be taken by the Company and their related advantages and disadvantages. The board of directors discussed the options presented and related variations, along with the risks and potential benefits of each approach, and asked questions of Moelis, J.P. Morgan, Wiggin and Dana and Willkie Farr. The risks and rewards of introducing competitive tension among rival bidders were discussed. Following that discussion, the board of directors authorized its financial and legal advisors to communicate to their counterparts at Zayo that the draft merger agreement provided by Zayo was not acceptable and to provide them with a list of issues that were of concern to the board along with a revised draft of the merger agreement that reflected the Company’s position on the open issues. The board’s advisors were also instructed to communicate to Zayo’s advisors that the Company would be willing to consider a transaction based on the revised draft merger agreement being sent to them by Wiggin and Dana and to ask Zayo to indicate whether it would be willing to transact on that basis and at what price, and that the Company required a response by 5:00 p.m., Eastern time, on March 14, 2012.

Later on March 13, 2012, J.P. Morgan and Moelis communicated to Zayo the message authorized by the board of directors, Willkie Farr discussed a list of issues of concern with Zayo’s counsel, Gibson, Dunn & Crutcher LLP, which we refer to as Gibson Dunn, and Wiggin and Dana provided Gibson Dunn with a revised draft of the merger agreement. Zayo’s financial advisor contacted J.P. Morgan later that day to indicate that Zayo would not respond to the Company’s list of issues or revised draft of the merger agreement without clarification from the Company on the price and other value-related terms proposed by Zayo.

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Also on March 13, 2012, Wiggin and Dana sent a memorandum regarding open issues on the Financial Party A/Financial Party K draft merger agreement to counsel for Financial Party A/Financial Party K.

On March 14, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. J.P. Morgan informed the board of directors that the message they authorized to be conveyed to Zayo had been delivered and that a list of issues and a revised draft of the merger agreement had been provided. J.P. Morgan relayed that Zayo’s financial advisor did not discuss the list of issues but instead requested that the Company first give them feedback on the price and other value-related terms proposed by Zayo. Wiggin and Dana reported that they had a call with counsel to Financial Party A/Financial Party K and resolved several issues in the Financial Party A/Financial Party K draft merger agreement and only a limited number of issues remained unresolved, including the provision in the Financial Party A/Financial Party K draft merger agreement that the buyers be reimbursed for up to $10 million in expenses should the Company’s stockholders not vote in favor of the proposed acquisition.

Also during the March 14, 2012 board meeting, J.P. Morgan and Moelis reviewed possible next steps, including the various options that had been discussed at the previous day’s board meeting. The board of directors discussed the merits and risks of each approach and discussed how best to maximize price, obtain the most favorable terms and achieve deal certainty on an expedited time frame. Willkie Farr reviewed the directors’ fiduciary duties, noting that they had a duty to the Company’s stockholders to get the highest value reasonably available. Further discussion ensued, with the directors offering concerns regarding potential unauthorized disclosures about the dual negotiations, and the impact any unauthorized disclosures may have on negotiations, the need to maintain parallel negotiations and not unduly risk the proposed transaction with Financial Party A/Financial Party K and the need to maximize stockholder value. The board of directors then authorized J.P. Morgan and Moelis to inform Zayo that the Company expected Zayo to respond to the Company’s request from the prior day by 7:00 p.m., Eastern time, that day (two hours later than communicated the previous day) and provide its best price and terms, and that, if Zayo failed to respond by that deadline, the Company would cease negotiations.

Later on March 14, 2012, J.P. Morgan and Moelis communicated to Zayo the message authorized by the board of directors earlier that day. At approximately 7:30 p.m., Eastern time, that day, Zayo’s financial advisor delivered to J.P. Morgan a revised draft of the merger agreement and confirmed that Zayo would be willing to execute that draft with an increased purchase price of $81.00 per share.

Later on March 14, 2012, counsel for Financial Party A/Financial Party K contacted Wiggin and Dana and Willkie Farr to propose a compromise package to resolve open issues on the Financial Party A/Financial Party K draft merger agreement.

Later on March 14, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. Mr. Sokota confirmed that the board of directors received Zayo’s revised proposal to acquire the Company for $81.00 per share and its revised draft merger agreement. The board’s legal and financial advisors explained that Zayo’s revised draft of the merger agreement resolved many of the concerns from the prior Zayo draft, but that the revised draft included go-shop provisions that were more restrictive than what the Company had proposed and did not include a lower Company termination fee in the event that the Company entered into an alternative transaction as a result of the go-shop process. The board of directors discussed the potential impact that Zayo’s proposed go-shop and Company termination fee provisions would have on the Company’s ability to attract a higher offer for the Company. Mr. Sokota then advised the board of directors that, based on the compromise package proposed earlier that day by counsel to Financial Party A/Financial Party K, the Company had resolved the most significant outstanding issues on the draft merger agreement with Financial Party A/Financial Party K and that Wiggin and Dana was preparing a near final draft of that merger agreement that the Company planned to circulate later that day.

The board of directors also discussed at the meeting the various options for negotiating both potential transactions that had been discussed at previous board meetings as well as the overall package of price and terms offered by Financial Party A/Financial Party K as compared to that offered by Zayo, and other relevant considerations. The board of directors discussed the benefits and risks of discussing with Financial Party A/Financial Party K the existence of another bid and requesting an improved price proposal. The board instructed J.P. Morgan and Moelis to contact representatives of Financial Party A/Financial Party K to disclose the existence of a competing unsolicited offer of $81.00 per share and to request that they increase their proposed purchase price. The board of directors also asked Mr. LaPerch and Mr. Shorten to make a follow-up call to representatives of Financial Party A/Financial Party K to reinforce the message provided by the Company’s financial advisors. The board of directors also directed J.P. Morgan to advise Zayo that the Company had received Zayo’s proposal and that the board was disappointed with its terms, but that the board would continue to review the proposal and follow up at a later time.

Later on March 14, 2012, J.P. Morgan and Moelis communicated to Financial Party A/Financial Party K the message authorized by the board of directors at their prior meeting, as did Mr. LaPerch and Mr. Shorten.

Later on March 14, 2012, Wiggin and Dana sent a revised draft of the merger agreement with Financial Party A/Financial Party K to their counsel that accepted the compromise package proposed by counsel for Financial Party A/Financial Party K on most of the significant outstanding issues.

On March 15, 2012, Gibson Dunn called Willkie Farr and indicated that Zayo would be willing to accept a lower Company termination fee of $45 million (rather than the $75 million Company termination fee that would otherwise apply) in the event that the Company entered into an alternative transaction as a result of the go-shop process.

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Also on March 15, 2012, a representative from Financial Party A called Mr. LaPerch to discuss the difficulty of Financial Party A increasing its proposed price. Later that day, Mr. Shorten, and separately J.P. Morgan and Moelis, returned that call to emphasize that the Company had a credible offer from another party and that Financial Party A needed to increase its bid.

Later on March 15, 2012, a representative from Financial Party A called J.P. Morgan and Moelis to indicate that Financial Party A/Financial Party K would increase their proposed price to $78.50 per share and that such revised proposal should be considered their best and final offer.

Later on March 15, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. J.P. Morgan and Moelis reported that Financial Party A/Financial Party K indicated that they were prepared to raise their proposed price from $78.00 to $78.50 per share and that this should be considered their best and final offer. Mr. LaPerch confirmed that he had received the same message from Financial Party A and Financial Party K. After a discussion, the board of directors determined to further engage with Zayo in light of its $81.00 per share offer and its signaling of flexibility in improving its previously offered terms in order to seek further improvement in both price and terms. The board of directors, together with its financial and legal advisors, discussed different strategies for the further negotiations with Zayo and determined that it believed the best approach would be to provide Zayo with the proposed price and terms on which the Company would enter into a transaction. The board and its financial advisors discussed that Zayo would benefit from cost and other synergies in an acquisition of the Company and that the Company should attempt to capture a share of those synergies for the benefit of its stockholders. They also noted the importance of the Company’s acquisition to Zayo’s future strategy. Following that discussion, the board of directors determined to propose an $84.00 per share purchase price to Zayo. Mr. Sokota then reviewed a number of outstanding issues on the draft Zayo merger agreement, including the more restrictive go-shop provisions. Mr. Sokota also discussed issues relating to the closing conditions in Zayo’s draft securities purchase agreement. The board of directors discussed the issues outlined by Mr. Sokota, including the importance of having a more favorable go-shop process. The board of directors then provided its views on these issues and directed the Company’s legal advisors to revise the draft Zayo merger agreement to reflect the board’s proposed terms. The board of directors also directed its financial advisors to inform Zayo of the Company’s proposed price and the proposed terms that would be reflected in a revised draft merger agreement, and to request a response by 5:00 p.m., Eastern time, the next day. The Company’s financial advisors were authorized to inform Zayo that, if the Company’s proposals were acceptable, the Company would be willing to work towards finalizing a merger agreement over the weekend in order to announce a transaction before the U.S. financial markets opened on the morning of Monday, March 19, 2012.

Later on March 15, 2012, J.P. Morgan and Moelis communicated to Zayo’s financial advisor the message authorized by the board of directors at its prior meeting.

Early on March 16, 2012, Wiggin and Dana sent a revised draft of the Zayo merger agreement to Gibson Dunn that reflected the terms proposed by the board of directors.

On March 16, 2012, counsel for Financial Party A/Financial Party K sent a revised draft of the Financial Party A/Financial Party K merger agreement to Wiggin and Dana and Willkie Farr that accepted the Company’s proposals in the previous draft and subsequently sent an executed copy of such merger agreement and the related equity financing documents and noted that J.P. Morgan Finance was prepared to deliver an executed debt commitment letter under certain terms. Financial Party A/Financial Party K notified the board that its offer would be withdrawn if not accepted by 8:00 a.m. Eastern time on March 18, 2012.

Later on March 16, 2012, Wiggin and Dana and Willkie Farr discussed with Gibson Dunn various unresolved issues in the Zayo merger agreement and securities purchase agreement.

Just prior to 5:00 p.m., Eastern time, on March 16, 2012, Zayo’s financial advisor contacted J.P. Morgan and Moelis to confirm Zayo’s proposal to acquire the Company for $84.00 per share.

Later on March 16, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. J.P. Morgan reported to the board of directors that they had been contacted by Zayo’s financial advisor to confirm that Zayo was willing to accept the Company’s $84.00 per share purchase price proposal and was prepared to work through the weekend to finalize the transaction documents and announce the transaction before the U.S. financial markets opened on the morning of Monday, March 19, 2012. J.P. Morgan informed the board of directors that Zayo was still finalizing its equity commitments and that certain open issues in the merger agreement and the securities purchase agreement required resolution. The board of directors instructed its legal and financial advisors to work toward resolving those issues and delegated to Mr. Shorten the authority to provide management with guidance on resolving open issues, subject to the board’s ultimate approval.

Later on March 16, 2012, representatives of Zayo and its investors, including Gibson Dunn, negotiated a number of outstanding issues on the merger agreement with Wiggin and Dana, Willkie Farr and Mr. Sokota.

On March 17, 2012, Gibson Dunn sent Wiggin and Dana and Willkie Farr a revised draft of the merger agreement, the securities purchase agreement and other transaction documents. Mr. Sokota updated Mr. Shorten regarding the status of the negotiations on the night of March 17. During the course of March 17, 2012 and into the early morning of March 18, 2012, Gibson Dunn negotiated the remaining open issues with Wiggin and Dana, Willkie Farr and Mr. Sokota. Wiggin and Dana and Willkie Farr updated the Company, J.P. Morgan and Moelis at several points during that process, and J.P. Morgan and Moelis communicated with Zayo’s financial advisor regarding the status of certain open issues, particularly with respect to the closing conditions to the securities purchase agreement and the Company’s remedies if those conditions were not satisfied and the equity was not funded.

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Later on the morning of March 18, 2012, Gibson Dunn called Willkie Farr to indicate that Zayo would agree to the Company’s position regarding its right of specific performance in the event that Zayo’s equity purchasers failed to contribute the required equity when the conditions to the merger were otherwise fulfilled.

On March 18, 2012, the board of directors met with members of senior management, J.P. Morgan, Moelis, Wiggin and Dana and Willkie Farr. Mr. Sokota reviewed with the board of directors the draft merger agreement previously distributed to the board. Mr. Sokota discussed the material terms of the transaction, including the purchase price, go-shop provisions, termination fees and closing obligations. Willkie Farr advised that Zayo’s debt financing commitment documents were on terms generally consistent with market terms. Mr. Sokota reviewed for the board of directors the anticipated timeline for the transaction, including required regulatory approvals, noting one potential open issue, which appeared to have been conceded by Zayo. J.P. Morgan then discussed with the board of directors its financial analyses of the proposed per share merger consideration. At the conclusion of its review, J.P. Morgan delivered its oral opinion, later confirmed by delivery of the written opinion of J.P. Morgan Securities LLC dated March 18, 2012, to the effect that, as of such date, and based upon and subject to the various factors, assumptions and limitations set forth in such written opinion, the consideration to be paid by Zayo to the holders of Company common stock in the proposed transaction was fair, from a financial point of view, to such holders. Moelis then presented its valuation analysis. At the conclusion of that presentation, Moelis delivered its oral opinion, later confirmed by delivery of the written opinion of Moelis & Company LLC dated March 18, 2012, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the consideration to be paid by Zayo to the holders of the Company common stock in the proposed transaction was fair, from a financial point of view, to the holders of the Company common stock (other than Zayo and its affiliates). Following those presentations, Willkie Farr reviewed with the board of directors its fiduciary duties and other legal considerations. After a discussion, the board of directors unanimously resolved that the merger agreement, the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of the Company and its stockholders; that the execution, delivery and performance of the merger agreement by the Company, and the transactions contemplated by the merger agreement, were authorized, approved and declared advisable; and that the board recommended that the Company’s stockholders approve and adopt the merger agreement.

Later on the evening of March 18, 2012, Zayo, Merger Sub and the Company executed the merger agreement, Zayo delivered to the Company a fully executed debt commitment letter and the equity purchasers and CII executed the securities purchase agreement. The Company also amended its rights agreement with American Stock Transfer & Trust Company, LLC to exclude the execution of the merger agreement and consummation of the merger from the events triggering the provisions of such rights agreement.

Zayo and the Company issued a joint press release announcing the execution of the merger agreement early on the morning of March 19, 2012.

The merger agreement provides that, until 11:59 p.m. (New York City time) on April 17, 2012, the Company is permitted to initiate, solicit and encourage alternative acquisition proposals from third parties, including by way of providing non-public information, and enter into, engage in and maintain discussions or negotiations with third parties with respect to alternative acquisition proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an alternative acquisition proposal. At the direction of the board of directors, Moelis is conducting the go-shop process on behalf of the Company with the participation of J.P. Morgan.

Reasons for the Merger; Recommendation of the Board of Directors

Our board of directors, at a meeting held on March 18, 2012, unanimously determined that the merger is fair to and in the best interests of the Company and our stockholders and approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders, and recommended that our stockholders vote to approve and adopt the merger agreement.

In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors consulted with our senior management team, as well as our outside legal and financial advisors, and considered a number of factors, including the following material factors:

•	the directors’ intimate knowledge of the Company’s business, financial condition and results of operations, on both a historical and a prospective basis, including the Company’s prospects as an independent company;

•	our board of directors’ belief that the merger is more favorable to our stockholders than the alternatives to the merger, which belief was formed based on the board of directors’ review, with the assistance of our management and advisors, of current industry, economic and market conditions and potential strategic and other alternatives available to the Company, given the potential risks, rewards and uncertainties associated with those alternatives;

•	the Company’s process in 2011, which involved the solicitation of potential financial bidders and inquiries from a number of strategic parties but did not result in an acceptable offer;

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•	the recent negotiations leading to the execution of the merger agreement, in which the best and final offer from the consortium including Financial Party A (which was the only bidder ultimately submitting a firm proposal in the Company’s process in 2011) was $5.50 per share less than the per share merger consideration;

•	the $84.00 per share merger consideration to be paid in cash in respect of each share of Company common stock, which represents a premium of approximately 21% to the average closing price of the Company common stock for the 60 days ended March 16, 2012;

•	the fact that the merger consideration is to be paid in all cash, which provides value certainty to the Company’s stockholders and allows them to monetize their investment in the Company in the near future, while avoiding long-term business risk;

•	the opinions of J.P. Morgan and Moelis to the effect that, as of March 18, 2012, and based upon and subject to the various factors, assumptions, limitations, qualifications and conditions set forth in their respective written opinions, the consideration of $84.00 per share to be paid to the holders of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such stockholders, as more fully described below under “—Opinions of the Company’s Financial Advisors;”

•	the likelihood that the merger would be completed, based on, among other things:

•	Zayo’s history of successfully consummating numerous acquisitions;

•	the fact that Zayo had obtained committed debt and equity financing for the transaction, the number and nature of the conditions to the financing, the reputation of the financing sources and the obligation of Zayo to use its reasonable best efforts to obtain the financing;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated significant issues in connection with the HSR Act and other antitrust clearances and other regulatory approvals;

•	that the termination date under the merger agreement allows for sufficient time to complete the merger;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Zayo will pay the Company a $100 million termination fee, as described under “The Merger Agreement—Termination Fees;” and

•	our ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, and to enforce specifically the terms of the merger agreement and the securities purchase agreement, as described under “The Merger Agreement—Remedies;”

•	the provisions under the merger agreement that permit the Company to seek alternative acquisition proposals or otherwise enter into a superior proposal, including:

•	our ability, under the merger agreement, during the “go-shop” period beginning on the date of the merger agreement and continuing until 11:59 p.m. (New York City time) on April 17, 2012 to initiate, solicit and encourage alternative acquisition proposals from third parties and to engage in and maintain discussions or negotiations with third parties with respect to those proposals and, in certain circumstances, to provide non-public information to those third parties;

•	our ability to continue discussions until the cut-off time with parties from which the Company has received an alternative acquisition proposal prior to the go-shop termination time;

•	our ability, following the go-shop termination time, to respond to persons submitting written alternative acquisition proposals that did not result from a material breach by the Company of its obligations relating to the solicitation of alternative acquisition proposals, and furnish information pursuant to an acceptable confidentiality agreement, if the Company’s board of directors determines in good faith, after consultation with outside legal counsel, that the alternative acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal and the failure to take that action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•	the ability of the Company’s board of directors, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendation that stockholders vote to approve the merger agreement, subject to Zayo’s right to terminate the merger agreement and receive a termination fee; and

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•	our ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Zayo to have an opportunity to match the superior proposal), provided that the Company substantially concurrently pays a $45 million termination fee in the event of such termination to enter into a an alternative acquisition agreement with respect to a superior proposal prior to the cut-off time, or $75 million if at any other time, which termination fees the board concluded were reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the per share merger consideration;

•	the availability of appraisal rights under the DGCL to holders of Company common stock who comply with the required procedures under the DGCL, which allows those holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the fact that, other than their receipt of board of directors’ fees and their interests described under “—Interests of Certain Persons in the Merger,” members of the Company’s board of directors do not have material interests in the merger different from, or in addition to, those of the Company’s stockholders generally.

The Company’s board of directors also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement:

•	the merger would preclude our stockholders from having the opportunity to participate in the future performance of our assets, future earnings growth and future appreciation of the value of Company common stock;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the merger and related disruptions to the operation of our business;

•	the restrictions on the conduct of the Company’s business prior to the closing of the merger, which could delay or prevent the Company from undertaking business opportunities or certain other actions it would otherwise take with respect to the operations of the Company pending closing;

•	the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential management and other employee attrition and the potential disruptive effect on business and customer relationships;

•	the risk that the proposed merger might not be completed in a timely manner or at all, including the risk that the proposed merger will not occur if the financing contemplated by the financing commitments, described under “—Financing of the Merger,” is not obtained, and in that event, payment by Zayo of the $100 million termination fee may not fully compensate the Company for the failure to consummate the merger;

•	the possibility that the amounts that may be payable by the Company upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company;

•	the risk that Zayo’s matching rights under the merger agreement in connection with the Company’s right to terminate the merger agreement to accept a superior proposal might discourage third parties from submitting a competing acquisition proposal;

•	the fact that, except in certain limited circumstances, the Company’s remedy in the event of the termination of the merger agreement due to the failure to obtain financing by Zayo is limited to receipt of the $100 million termination fee, and that under certain circumstances the Company may not be entitled to that termination fee; and

•	the fact that the merger will be taxable to our stockholders for U.S. federal income tax purposes.

In considering the recommendation of the Company’s board of directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers might have interests in the merger that are different from, or in addition to, yours. The Company’s board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the stockholders of the Company. See “—Interests of Certain Persons in the Merger.”

The foregoing description of the information and factors considered by the Company’s board of directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Company’s board of directors did not find it practicable, and, did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors might have given different weights to different factors. The Company’s board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The Company’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies and “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of the Company in connection with the merger.

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In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, yours. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 47.

Opinions of the Company’s Financial Advisors

Opinion of J.P. Morgan

The Company retained J.P. Morgan as its financial advisor for the purpose of advising the Company in connection with a potential transaction such as the merger and to evaluate whether the consideration in the merger was fair, from a financial point of view, to the holders of common stock of the Company. At the meeting of the Company’s board of directors on March 18, 2012, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing to the board of directors, that, as of that date and on the basis of and subject to the various factors, assumptions and limitations set forth in such written opinion, the per share merger consideration was fair, from a financial point of view, to the holders of Company common stock. We refer to the J.P. Morgan written opinion, dated March 18, 2011, as the J.P. Morgan opinion.

The full text of the J.P. Morgan opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and any limitations on the review undertaken in rendering its opinion, is attached as Annex B-1. The summary of the J.P. Morgan opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. You should read this opinion carefully and in its entirety. The J.P. Morgan opinion is directed to the Company’s board of directors, addresses only the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of Company common stock in the merger, and does not address any other aspect of the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its advisory services and opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the merger. The J.P. Morgan opinion does not constitute a recommendation as to how you should vote with respect to the proposed merger.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for those companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company common stock and certain publicly traded securities of those other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business;

•	reviewed certain of the tax attributes of the Company as provided to J.P. Morgan by the Company’s management; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the Company’s management with respect to certain aspects of the merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the Company’s management as to the expected future results of operations and financial condition of the Company to which those analyses or forecasts relate. J.P. Morgan expressed no view as to those analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. J.P. Morgan has also assumed that the representations and warranties made by the Company and Zayo in the merger agreement and the related agreements are and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

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The J.P. Morgan opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date thereof. You should understand that subsequent developments may affect the opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm the J.P. Morgan opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the per share merger consideration to be paid to the holders of Company common stock in the merger and J.P. Morgan expresses no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of those persons relative to the consideration to be paid to the holders of Company common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Company common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion delivered to the Company’s board of directors on March 18, 2012 and contained in the presentation delivered to the Company’s board of directors on March 18, 2012 in connection with the rendering of that opinion. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Estimates

In performing its analysis of the Company, J.P. Morgan relied upon estimates provided by the Company’s management prepared in connection with the merger for the period beginning 2012 and ending 2017, plus an extrapolation of such estimates for the period beginning 2018 and ending 2021 based on and approved by the Company’s management, which we refer to as the Company management estimates.

The forecasts furnished to J.P. Morgan for the Company were prepared by the Company’s management in connection with the merger. The Company does not publicly disclose internal management forecasts of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger, and those forecasts were prepared in connection with the merger and were not prepared with a view toward public disclosure. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in those forecasts.

Selected Publicly Traded Companies

J.P. Morgan compared the financial and operating performance of the Company with publicly available information of selected publicly traded companies engaged in businesses which J.P. Morgan deemed relevant to the Company’s business. The companies were as follows:

•	Level 3 Communications, Inc.;

•	tw telecom inc.; and

•	Cogent Communications Group, Inc.

These companies were selected, among other reasons, because they compete primarily in a sector with competitive dynamics and growth potential similar to the Company.

In all instances, multiples were based on closing stock prices on March 16, 2012. For each of the following analyses performed by J.P. Morgan, estimated financial data for selected companies were based on the selected companies’ filings with the SEC and publicly available Wall Street research analysts’ estimates for 2012.

J.P. Morgan reviewed, among other information, the particular company’s firm value, or FV (calculated as the market value of the particular company’s common equity, or EV, plus total debt, plus non-controlling interest, less cash and cash equivalents) compared to calendar year 2012 estimated EBITDA before stock-based compensation, which we refer to as CY2012 estimated EBITDA pre-SBC (calculated as earnings before interest, taxes, depreciation, amortization and stock-based compensation) to determine a range of multiples of the ratio of FV to CY2012 estimated EBITDA pre-SBC for the selected companies. J.P. Morgan also reviewed the particular company’s FV, compared to calendar year 2012 estimated EBITDA after stock-based compensation, which we refer to as CY2012 estimated EBITDA post-SBC (calculated as earnings before interest, taxes, depreciation and amortization) to determine a range of multiples of the ratio of FV to CY2012 estimated EBITDA post-SBC for the selected companies. The analyses indicated that the multiples for FV/CY2012 estimated EBITDA pre-SBC ranged from a low of 8.1x to a high of 9.3x and the multiples for FV/CY2012 estimated EBITDA post-SBC ranged from a low of 8.5x to a high of 10.0x. Based on comparable growth rates and free cash flow metrics of the selected publicly traded companies, J.P. Morgan applied a FV/CY2012 estimated EBITDA pre-SBC range of 8.0x to 8.3x (derived from those analyses) to CY2012 estimated EBITDA pre-SBC provided by the Company’s management and a FV/CY2012 estimated EBITDA post-SBC range of 8.5x to 9.0x (derived those such analyses) to CY2012 estimated EBITDA post-SBC provided by the Company’s management to calculate the Company’s FV and imply a per share equity value of Company common stock.

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The results of those analyses are set forth in the chart below, as compared to the per share merger consideration of $84.00:

Trading Multiple	Implied Valuation Range for Company Common Stock
FV/CY2012 estimated EBITDA pre-SBC	$72.92 to $75.13
FV/CY2012 estimated EBITDA post-SBC	$69.47 to $73.42

Precedent Transaction Multiples Analysis

Using publicly available information, J.P. Morgan examined the following selected transactions involving companies engaged in businesses which J.P. Morgan deemed relevant to the Company’s business. J.P. Morgan focused on transactions since 2010 as these transactions were executed in an economic environment and in capital market conditions similar to those existing at the time the merger agreement was executed.

Acquiror	Target	Announcement Date
Zayo Group	AGL Networks	03/24/10
Zayo Group	American Fiber Systems	06/30/10
Windstream	Kentucky Data Link	08/17/10
Court Square	Fibertech Networks	08/26/10
Lightower Fiber Networks	Lexent	09/14/10
Level 3 Communications	Global Crossing	04/11/11
ACF Industries	XO Holdings	07/11/11
Windstream	Paetec	08/01/11
Zayo Group	360 networks	10/07/11

For each of the selected transactions, J.P. Morgan calculated and, to the extent information was publicly available, compared the target’s FV implied by the transaction to the target’s last twelve month EBITDA post-SBC, which we refer to as LTM estimated EBITDA post-SBC. The analyses indicated that the multiples for FV/LTM estimated EBITDA ranged from a low of 5.9x to a high of 12.2x. J.P. Morgan applied a FV/LTM EBITDA post-SBC range of 8.5x to 11.0x (derived from those analyses) to CY2011 EBITDA post-SBC provided by the Company’s management to calculate the Company’s FV and imply a per share equity value of Company common stock. The following table reflects the results of the analysis:

Precedent Transaction Multiple	Implied Valuation Range for Company Common Stock
FV/LTM estimated EBITDA post-SBC	$62.90 to $80.73

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the Company for the purpose of determining an implied fully diluted equity value per share for Company common stock on a stand-alone basis. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” For purposes of the J.P. Morgan opinion, “unlevered free cash flows” were calculated by taking the tax-affected earnings before interest, adding back depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital. For the purposes of the J.P. Morgan opinion, “present value” refers to the current value of one or more future unlevered free cash flows from the asset, which we refer to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. For purposes of the J.P. Morgan opinion, “ terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the unlevered free cash flows that the Company is expected to generate for the last three quarters of fiscal year 2012 through 2021 implied by the Company management estimates. J.P. Morgan also calculated a range of terminal values for the Company at the end of 2021 by applying a perpetual revenue growth rate ranging from 2.5% to 3.5%. The unlevered free cash flows and range of terminal values were then discounted to present value as of March 31, 2012 using a range of discount rates from 9.0% to 10.0%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company.

J.P. Morgan also calculated the present value of the tax benefit from the Company’s estimated net operating loss carry-forwards balance as of March 31, 2012, based on estimates provided by the Company’s management.

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The implied range of the Company equity values was calculated by summing the present values mentioned above with the estimated cash and cash equivalents and subtracting the estimated debt balance as of March 31, 2012.

A summary of the implied valuation ranges of Company common stock that J.P. Morgan derived from those analyses, as compared to the per share merger consideration of $84.00 is set forth below:

Discounted Cash Flow	Implied Valuation Range for Company Common Stock
Company management estimates	$75.06 to $99.98

Other Information

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to the Company’s board of directors with respect to the merger on the basis of that experience and its familiarity with the Company.

For services rendered in connection with the merger (including the delivery of its opinion), the Company has agreed to pay J.P. Morgan a fee of $16.3 million, all but $1.5 million of which will become payable only if the merger is consummated. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

J.P. Morgan and its affiliates have performed in the past, and may continue to perform, certain services for the Company, its affiliates and affiliates of Zayo, all for customary compensation or other financial benefits including, during the past two years, performing commercial and investment banking services for certain shareholders in Zayo or their respective affiliates or portfolio companies, which services included acting as bookrunner in their securities offerings, acting as financial advisor in connection with merger and acquisition transactions and/or acting as agent bank and lender with respect to their credit financings. In addition, J.P. Morgan and its affiliates maintain banking and other business relationships with the Company and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of the Company or Zayo for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in those securities.

Although representatives of J.P. Morgan were present at meetings where Moelis discussed its analysis and findings with the board of directors during March 2012, J.P. Morgan conducted its analysis independently of Moelis in connection with formulating its fairness opinion.

Opinion of Moelis

Pursuant to an engagement agreement dated February 20, 2012, as amended on March 12, 2012, the Company engaged Moelis to act as financial advisor to the Company’s board of directors in connection with the sale of all or a majority of the equity securities of the Company to a third party, the merger or combination of the Company with a third party or a third party’s acquisition of all or substantially all of the Company’s assets, properties or business. Subsequently, the Company’s board of directors asked Moelis to provide it with an opinion as to the fairness, from a financial point of view, to the holders of the Company common stock (other than Zayo and its affiliates, which we refer to collectively as the excluded entities) of the per share merger consideration.

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At the meeting of the Company’s board of directors on March 18, 2012, Moelis delivered its oral opinion, which was confirmed later that day in writing, that based upon and subject to the conditions and limitations set forth in its written opinion, the per share merger consideration to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to those holders, other than the excluded entities.

The full text of Moelis’ written opinion, dated March 18, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B-2 to this proxy statement and is incorporated herein by reference. Stockholders are urged to read Moelis’ written opinion carefully and in its entirety.

Moelis’ opinion is directed to the Company’s board of directors and addresses only the fairness from a financial point of view of the per share merger consideration to be received by holders of the Company common stock (other than the excluded entities). Moelis was not asked to address, and its opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company common stock (other than the excluded entities).

Moelis’ opinion does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation to you as to how you should vote with respect to the merger or any other matter. At the direction of the Company’s board of directors, Moelis was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement (other than the per share merger consideration) or the form of the merger.

In addition, Moelis’ opinion does not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the per share merger consideration.

Moelis’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion. Moelis assumed no responsibility for updating or revising its opinion based on events or circumstances that may occur after the date of its opinion. In rendering its opinion, Moelis assumed, with the consent of the Company’s board of directors, that Zayo, Merger Sub and the Company would comply with all the material terms of the merger agreement. In addition, Moelis assumed, with the consent of the Company’s board of directors, the accuracy of the representations and warranties contained in the merger agreement. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company;

•	conducted discussions with members of senior management and representatives of the Company concerning the matters described in the foregoing, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared them with those of certain other companies that Moelis deemed relevant;

•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed the final form of the merger agreement, dated March 18, 2012;

•	participated in certain discussions and negotiations among representatives of the Company and Zayo and their financial and legal advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

Moelis was not authorized to and did not solicit indications of interest in a possible merger with the Company from any third party prior to the execution of the merger agreement.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its opinion and has, with the consent of the Company’s board of directors, relied on that information being complete and accurate in all material respects. Moelis further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make information that the Company supplied to, or discussed with, Moelis inaccurate or misleading. In addition, at the direction of the Company’s board of directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, at the direction of the board of directors, that the financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. Moelis was not requested to, and did not, express any opinion regarding any legal, regulatory, tax, accounting or financial reporting matters.

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Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Company’s board of directors at its meeting held on March 18, 2012, in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion, dated March 18, 2012.

The summary set forth below does not purport to be a complete description of the analyses performed and factors considered by Moelis in connection with its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations and subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Therefore, such a process is not readily susceptible to partial analysis or summary description. With respect to the selected public companies analysis and the selected transactions analysis summarized below, no company, business or transaction used in these analyses as a comparison is either identical or directly comparable to the Company or the merger, nor is an evaluation of these analyses entirely mathematical. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors.

Moelis did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, nor did Moelis attribute any particular weight to any analysis or factor, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and believes that the totality of the factors it considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness from a financial point of view, as of the date of its opinion, of the per share merger consideration to be received by the holders of Company common stock, other than the excluded entities. Selecting portions of the analyses or summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses performed by Moelis. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

The analyses performed by Moelis include analyses based upon forecasts of future results, which results might be significantly more or less favorable than those upon which Moelis’ analyses were based (for additional information regarding the financial forecasts provided by the Company to Moelis, see “Certain Company Forecasts,” beginning on page 43 of this proxy statement). In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Because such financial forecasts are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company, Moelis nor any other person assumes responsibility if future results are materially different from those forecasts.

Selected Public Companies Analysis

Moelis compared certain financial information of the Company with corresponding financial information of selected publicly traded companies. Moelis selected three publicly traded companies that provide communications bandwidth services as the most comparable to the Company, based on similar characteristics with the Company’s business, operations and growth profile, and for which relevant financial information was publicly available. Moelis also referenced five publicly traded companies that provide comprehensive telecommunications services as either rural local exchange carriers or regional bell operating companies, but which were less directly comparable to the Company due to different business and growth profiles. The list of all eight companies is set forth in the table below.

As part of its selected public companies analysis, Moelis calculated and analyzed each selected company’s ratio of its enterprise value, or EV (which, for these purposes, is equal to the market value of each company’s fully diluted common equity on March 16, 2012 plus the value of any preferred stock, plus, as of each company’s most recently reported quarter end, its short and long term debt less its cash and cash equivalents plus book value of non-controlling interest less book value of unconsolidated assets plus unfunded pension obligations, where applicable) to its Adjusted EBITDA (defined for purposes of Moelis’ opinion as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and non-cash pension expense, where applicable) as reported for calendar year 2011, which we refer to as 2011A and as estimated for calendar years 2012 and 2013, which we refer to as 2012E and 2013E, respectively. 2012E and 2013E for the Company and the selected companies were based on research analysts’ estimates.

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The following table summarizes the results of these calculations:

	EV / Adjusted EBITDA
	2011A		2012E		2013E
Bandwidth Providers
Cogent Communications	9.9	x	9.3	x	7.9	x
Level 3 Communications (1)	10.2	x	8.7	x	7.4	x
tw telecom	8.7	x	8.0	x	7.4	x
Mean	9.6	x	8.7	x	7.5	x
Median	9.9	x	8.7	x	7.4	x
AboveNet at $74.25	9.0	x	8.1	x	7.2	x
AboveNet at $84.00	10.2	x	9.3	x	8.2	x

Other Reference Companies:
Rural Local Exchange Carriers
CenturyLink (2)	5.8	x	6.3	x	6.3	x
Frontier Communications	5.1	x	5.4	x	5.6	x
Windstream	6.7	x	6.6	x	6.5	x
Regional Bell Operating Companies (3)
AT&T	6.3	x	6.0	x	5.8	x
Verizon	5.9	x	5.5	x	5.2	x

(1)	Pro forma for the acquisition of Global Crossing.
(2)	Pro forma for the acquisitions of Savvis and Qwest Communications.
(3)	Adjusted EBITDA for the regional bell operating companies includes stock-based compensation expense.

Based on the foregoing and in consideration of the Company’s business, operations and growth profile relative to its peers, Moelis applied a range of selected multiples of 8.5x to 9.5x to the Company’s 2011A Adjusted EBITDA and 8.0x to 9.0x to the Company’s 2012E Adjusted EBITDA. The resulting per share valuation range for the Company is summarized in the following table:

	Implied Equity Value per Share
	Low	High
EV / 2011A Adjusted EBITDA	$70.59	$78.62
EV / 2012E Adjusted EBITDA	72.96	81.79

Moelis’ selected public companies analysis also included a comparison of the compound annual growth rates, or CAGR, of the Adjusted EBITDA for 2011A through 2013E, and the Adjusted EBITDA margins (calculated as Adjusted EBITDA divided by total revenue) for 2011A. The results of these analyses were as follows:

	2011A – 2013E Adjusted EBITDA CAGR	2011A Adjusted EBITDA Margin
Level 3 Communications	17.4%	20.6%
Cogent Communications	12.3%	34.1%
AboveNet	11.4%	46.1%
tw telecom	9.1%	36.4%
Verizon	6.5%	31.9%
AT&T	3.7%	32.3%
Windstream	1.2%	39.0%
Frontier Communications	(3.8)%	47.7%
CenturyLink	(4.6)%	44.2%

Selected Transactions Analysis

Moelis compared selected financial and transaction metrics of the Company and the merger with similar data of selected transactions in the communications bandwidth services sector. Moelis concluded that the most comparable of these transactions as determined by growth, target company business, operating metrics, transaction size and market environment were Zayo’s acquisition of 360networks Holdings (USA) Inc., Level 3 Communications, Inc.’s acquisition of Global Crossing Ltd., Court Square Capital Partners’ acquisition of Fibertech Networks, and Windstream Corp.’s acquisition of Kentucky Data Link, Inc. These four transactions are listed below (referred to as the “selected transactions”), along with eleven other reference transactions that Moelis analyzed (referred to as the “reference transactions”).

Information for three of the four selected transactions and for ten of the eleven reference transactions was publicly available, and for these transactions, Moelis calculated a ratio of total enterprise value to Adjusted EBITDA for the last reported last twelve months, or LTM, as of the date of the transaction. The following table summarizes the results of these analyses:

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Announce Date	Acquiror	Target	EV / LTM Adjusted EBITDA
October 7, 2011	Zayo Group	360networks	NA
April 11, 2011	Level 3 Communications	Global Crossing	7.1	x
August 26, 2010	Court Square	Fibertech	10.3	x
August 17, 2010	Windstream	Kentucky Data Link	8.4	x
Mean			8.6	x
Median			8.4	x
AboveNet at $84.00			10.2	x

Other Reference Transactions:
August 1, 2011	Windstream	Paetec	6.5	x
July 12, 2011	ACF Industries Holding	XO Holdings	5.9	x
September 14, 2010	Lightower	Lexent	12.2	x
September 13, 2010	Paetec	Cavalier	5.1	x
July 20, 2010	NTELOS	Fibernet	6.8	x	(1)
June 30, 2010	Zayo Group	American Fiber Systems	10.0	x
June 25, 2010	Alinda	DukeNet	NA
April 21, 2010	CenturyLink	Qwest	5.1	x	(1)
March 24, 2010	Zayo Group	AGL Networks	9.7	x
March 5, 2010	ABRY Partners	RCN Corporation	5.6	x
June 25, 2007	RCN Corporation	NEON Communications	13.8	x	(2)

(1)	Multiple based on 2009 Adjusted EBITDA.
(2)	Multiple based on run-rate Adjusted EBITDA.

Based on the foregoing precedent transactions, analysis and certain qualitative judgments, Moelis selected a range of 8.5x to 10.5x for the Company’s enterprise value as a multiple of its LTM Adjusted EBITDA and derived a valuation range for the Company of $70.59 to $86.65 per share.

Discounted Cash Flow Analysis

Moelis conducted a discounted cash flow, or DCF, analysis of the Company to calculate a range of its implied equity values. A DCF analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” For purposes of Moelis’ opinion, “free cash flow” refers to the Company’s unlevered net income plus depreciation plus amortization less capital expenditures less the change in working capital. For purposes of Moelis’ opinion, “present value” refers to the current value of future free cash flows and is obtained by discounting those future free cash flows back to the present using a discount rate that takes into account estimates of risk, the opportunity costs of capital and other factors. For purposes of Moelis’ opinion “terminal value,” as used below, refers to the value of all free cash flows from an asset for periods beyond the final forecast period.

Using projections prepared by the Company’s management, Moelis performed a DCF analysis of the Company utilizing the Company forecasts from 2012 to 2018, the projected use of existing tax attributes from 2012 to 2024 and a terminal value based on a perpetuity growth range of 2.0% to 3.0%. Moelis utilized discount rates ranging from 9.0% to 10.5%, which range was based upon a number of factors, including the weighted average cost of capital of the Company and comparable companies. Based on the foregoing, Moelis calculated a reference range of equity values per share of Company common stock of $69.00 to $100.00.

Other Analyses

AboveNet Shares Traded Analysis

Moelis provided information to the Company regarding the portion of its shares traded within certain dollar ranges. The results of this analysis were as follows:

	Total Shares Traded Over: (1)
Trading Range	Last Three Months	Last Six Months	Last Twelve Months
$50 – 54	—	10.0%	4.1%
$54 – 58	—	16.3%	13.8%
$58 – 62	—	19.3%	18.8%
$62 – 66	29.4%	23.0%	20.5%
$66 – 70	34.7%	15.4%	20.1%
$70 – 74	35.8%	15.9%	18.0%
$74 – 80	—	—	4.7%
$80 – 84	—	—	—

(1) Each period ending at the close of trading on March 16, 2012.

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Premiums Paid Analysis

Moelis performed a premiums paid analysis using the stock price premiums paid in all publicly announced merger and acquisition transactions since March 16, 2007 for targets with headquarters in the United States in transactions with 100% cash consideration and enterprise values between $1.0 billion and $5.0 billion. The premiums in this analysis were calculated by comparing the per share acquisition price in each transaction to the target company’s single day closing share price for the date (i) one day prior to the announcement of the transaction, (ii) one week prior to the announcement of the transaction, (iii) one month prior to the announcement of the transaction, and (iv) sixty days prior to the announcement of the transaction. Moelis then compared the premiums in its analysis to the premiums implied by the per share acquisition price of the Company in the merger relative to the single day volume weighted average share price, or VWAP, of the Company’s shares for the corresponding time periods prior to the announcement of the merger. The results of the premiums paid analysis were as follows:

	Premium to Stock Price Over:
	One Day	One Week	One Month	Sixty Day
Median	27.1%	28.4%	33.5%	37.4%
AboveNet at $84.00 (1)	13.1%	19.2%	19.8%	29.4%

(1) One day premium represents the premium relative to the closing price, and not the VWAP, on the day prior.

Other Information

The per share merger consideration was determined through arms’ length negotiations between the Company and Zayo and was approved by the Company’s board of directors. Moelis provided advice to the Company during these negotiations. Moelis did not, however, recommend any specific amount of per share merger consideration to the Company or its board of directors, or that any specific amount or type of per share merger consideration constituted the only appropriate consideration for the merger.

The per share merger consideration was determined through negotiations among the Company and its representatives, on the one hand, and Zayo and its representatives, on the other hand, and the decision by the Company’s board of directors to approve, adopt and authorize the merger agreement was solely that of the Company’s board of directors. The Moelis opinion and financial analyses, taken together, represented only one of many factors considered by the Company’s board of directors in its evaluation of the merger and was not determinative of the views of the Company’s board of directors or management with respect to the merger, the per share merger consideration or whether the Company’s board of directors would have been willing to agree to different consideration.

Moelis’ opinion was prepared for the use and benefit of the Company’s board of directors in its evaluation of the merger.

Moelis acted as financial advisor to the Company in connection with the merger and is receiving a fee for its services, a significant portion of which is contingent upon the consummation of the merger. Pursuant to the terms of Moelis’ engagement, the Company paid Moelis a fee of $500,000 upon its engagement by the Company, which would be credited against the transaction fee described in this paragraph below, and an opinion fee of $2,000,000 upon the delivery of the Moelis opinion. Pursuant to the terms of the engagement, the Company also has agreed to pay an opinion fee of $500,000 for each subsequent opinion promptly upon Moelis’ delivery of each opinion, regardless of the conclusion reached in that opinion, and any such subsequent opinion fee would be credited against the transaction fee described in the next sentence. In addition, the Company has agreed to pay Moelis a transaction fee equal to 3.0% of the product of (A) the amount by which the per share merger consideration exceeds $78.00, and (B) the number of fully diluted outstanding shares of the Company common stock immediately prior to the closing of the merger, which transaction fee is expected to be approximately $4,900,000. In addition, the Company agreed to indemnify Moelis for certain liabilities arising out of, and reimburse Moelis for certain expenses in connection with, its engagement.

The Company’s board of directors retained Moelis based upon Moelis’ experience and knowledge. Moelis is an investment banking enterprise with substantial experience in transactions similar to the merger. Moelis, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes. Moelis has provided in the past two years and/or is providing investment banking services to the following equity purchasers, significant shareholders of Zayo and/or those shareholders’ related funds and/or portfolio companies: Charlesbank Capital Partners, Columbia Capital LLC, GTCR, M/C Venture Partners and Oak Investment Partners, and received compensation for the rendering of those services. Moelis’ affiliates, employees, officers and partners may at any time own securities of the Company, Zayo and/or their respective affiliates.

Although representatives of Moelis were present at meetings where J.P. Morgan discussed its analysis and findings with the Company’s board of directors during March 2012, Moelis conducted its analysis independently of J.P. Morgan in connection with formulating its fairness opinion.

Certain Company Forecasts

In connection with the evaluation of a possible transaction involving the Company, we provided Zayo and its advisors with certain non-public financial forecasts that were prepared by our management. These forecasts were also provided to our board of directors and advisors.

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We are providing a summary of these financial forecasts because these financial forecasts were made available to Zayo and its advisors and not to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, these financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the financial forecasts were based, are subjective in many respects. We cannot assure you that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on that information or its achievability.

These financial forecasts are forward-looking statements and were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry competition, the regulatory environment, pricing and macro-economic conditions and other factors described or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 14 of this proxy statement. In addition, the forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, we cannot assure you that these financial forecasts will be realized or that our Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. Some or all of the assumptions which have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date these forecasts were made. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error. We have made no representation to Parent or Merger Sub in the merger agreement concerning these financial forecasts.

The following is a summary of the financial forecasts for the Company’s fiscal years 2011 through 2018 prepared by our management and provided to Zayo and its advisors, as well as our board of directors and advisors:

	Year Ended December 31,
	2011A	2012E	2013E	2014E	2015E	2016E	2017E	2018E
	($ in millions)

Revenue	$473	$521	$587	$662	$747	$844	$956	$1,080
Adjusted EBITDA (1)	$218	$239	$274	$314	$360	$412	$472	$535
Capital Expenditures	$148	$160	$167	$181	$197	$215	$235	$253
Adjusted EBITDA Less Capital Expenditures	$70	$79	$107	$133	$164	$198	$238	$282

_______________________

(1) Adjusted EBITDA for purposes of this table means EBITDA (consolidated earnings before interest, taxes, depreciation and amortization) plus certain non-recurring, non-operational and non-cash items, including share-based compensation expenses.

In addition, J.P. Morgan, solely for purposes of performing its financial analysis of the Company in connection with the J.P. Morgan opinion, relied upon such management forecast for the period beginning 2012 and ending, at the direction of the Company, 2017, and extrapolated the following financial forecasts for the Company’s fiscal years 2018 through 2021. These extrapolated forecasts were reviewed and approved by our management.

	Year Ended December 31,
	2018E	2019E	2020E	2021E
	($ in millions)
Revenue	$1,058	$1,144	$1,208	$1,244
Adjusted EBITDA (1)	$523	$566	$597	$615
Capital Expenditures	$249	$252	$242	$224
Adjusted EBITDA Less Capital Expenditures	$274	$314	$355	$391

_______________________

(1) Adjusted EBITDA for purposes of this table means EBITDA (consolidated earnings before interest, taxes, depreciation and amortization) plus certain non-recurring, non-operational and non-cash items, including share-based compensation expenses.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (including holders of options and restricted stock units) the amounts due to them under the merger agreement, which, based upon the shares of Company common stock (and our other equity-based interests) outstanding as of April 9, 2012, would be approximately $2.3 billion;
•	repay our outstanding bank debt (which is $55 million as of the date of this proxy statement);
•	refinance outstanding indebtedness of Parent that must be repaid in connection with Parent’s obtaining debt financing for the merger, and pay fees and expenses relating thereto; and

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•	pay fees and expenses related to the merger and the debt that will finance the merger,

will be funded through a combination of:

•	borrowings of up to $1.5 billion under a senior secured term loan facility;
•	the issuance of up to $750 million in senior secured notes (or, if and to the extent Parent is unable to issue the senior secured notes, the incurrence of senior secured bridge loans under a senior secured bridge facility);
•	the issuance of up to $500 million in senior unsecured notes (or, if and to the extent Parent is unable to issue the senior unsecured notes, the incurrence of senior unsecured bridge loans under a senior unsecured bridge facility);
•	equity financing of $290 million to be provided from affiliates of GTCR and Charlesbank Capital Partners; and
•	cash on hand of Parent and the Company.

Parent has obtained an aggregate of $3.040 billion in committed financing pursuant to the debt commitment letter and the securities purchase agreement described below, which we refer to collectively as the financing commitments. The funding under the financing commitments is subject to certain conditions, including conditions that do not relate directly to the merger agreement. Parent and Merger Sub have represented to us that the amounts committed under the financing commitments, together with cash on hand of the Company, will be sufficient to complete the merger. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of the financing commitments or if the conditions to the financing commitments are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the merger, the failure of Parent and Merger Sub to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a termination fee of $100 million as described under “The Merger Agreement—Termination Fees” beginning on page 65.

Debt Financing

Parent has entered into the debt commitment letter with the lenders, pursuant to which the lenders have committed to provide a $1.5 billion senior secured term loan facility, a $750 million senior secured bridge facility and a $500 million senior unsecured bridge facility, each of which may be used to fund the merger, and a $250 million revolving credit facility, which may be used for working capital requirements and other general corporate purposes. Morgan Stanley Senior Funding, Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC, will act as lead arrangers, joint book-runners and co-syndication agents for the debt financing (other than in connection with the revolving credit facility, for which Sun Trust Robinson Humphrey, Inc. will act as lead arranger). Parent expects that, at the effective time of the merger, senior secured notes will be issued and sold pursuant to a high yield senior secured notes offering in lieu of a portion or all of the drawings under the $750 million senior secured bridge facility and senior unsecured notes will be issued and sold pursuant to a high yield senior unsecured notes offering in lieu of a portion or all of the drawings under the $500 million senior unsecured bridge facility.

The obligation of the lenders to provide debt financing under the debt commitment letter is subject to a number of conditions, including (i) a condition that, since December 31, 2011, no event has occurred that has had or would be reasonably expected to have, individually or in the aggregate, a material adverse change (defined in the debt commitment letter in a manner substantially the same as the definition of material adverse effect in the merger agreement) to the Company, (ii) negotiation, execution and delivery of definitive documentation with respect to the appropriate loan documents consistent with the debt commitment letter and specified documentation standards, (iii) the accuracy of certain specified representations and warranties in the loan documents, (iv) the receipt by the lenders of a solvency certificate from the chief financial officer of Parent confirming the solvency of Parent and its subsidiaries taken as a whole after giving effect to the merger, (v) receipt of equity financing consistent with the securities purchase agreement, (vi) repayment of Parent’s existing indebtedness, (vii) consummation of the merger in accordance with the merger agreement substantially concurrently with the debt financing, without waiver or amendment thereof or any consent thereunder that would be materially adverse to the lenders unless consented to by the lead arrangers (that consent not to be unreasonably withheld or delayed), (viii) delivery of certain financial statements of Parent and the Company, (ix) delivery of certain customary closing documents, (x) payment of applicable costs, fees and expenses, (xi) receipt of an offering memorandum with respect to the offering of the senior secured notes and the senior unsecured notes and a confidential information memorandum for each of the facilities and other customary marketing materials to be used for the purpose of syndication and (xii) expiration of a 20 consecutive business day marketing period following the delivery of those memoranda and marketing materials. That 20 business day period must in no event include the periods from and including July 2, 2012 to and including July 6, 2012, from and including August 20, 2012 to and including September 3, 2012 and from and including November 21, 2012 to and including November 23, 2012. The final termination date for the debt commitment letter is the earlier of the execution and delivery of definitive documentation and the consummation of the merger, December 18, 2012 and the termination date under the merger agreement.

Equity Financing

CII has entered into the securities purchase agreement with the equity purchasers, dated as of March 18, 2012, pursuant to which the equity purchasers have committed to purchase equity of CII at the closing of the merger in an aggregate amount of $290 million. Each equity purchaser may assign a portion of its equity commitment to affiliates and certain other permitted assignees. However, no assignment will affect the equity purchaser’s commitment to purchase equity of CII pursuant to the securities purchase agreement.

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The obligation of the equity purchasers to purchase equity of CII is subject to a number of conditions, including (i) the satisfaction of the conditions to Parent and Merger Sub’s obligations to consummate the transactions contemplated by the merger agreement without any amendment or waiver or any provision thereof that has not been consented to by certain of the equity purchasers, (ii) the concurrent funding of the debt financing pursuant to the terms of the debt commitment letter and documentation in the form contemplated by the debt commitment letter, (iii) the consummation of the merger in accordance with the merger agreement substantially concurrently with the equity financing, without amendment or waiver thereof unless consented to by certain of the equity purchasers, (iv) the absence of an adverse effect on the validity or enforceability of the securities purchase agreement or any related agreements in any material respect, or on the ability of the Company to fulfill its obligations under the securities purchase agreement or any related agreements in any material respect, and the absence of a material adverse effect (using the same definition of “material adverse effect” in the merger agreement, which is described under “The Merger Agreement—Representations and Warranties” beginning on page 56) on the Company and its subsidiaries, taken as a whole, (v) the accuracy of certain specified representations and warranties in the securities purchase agreement, (vi) the compliance by CII of certain specified covenants in the securities purchase agreement, (vii) the solvency of Parent and its subsidiaries, after giving effect to the merger, the debt financing and the transactions contemplated by the securities purchase agreement and (viii) delivery of certain closing documents.

Each of the Company and Parent is an express third party beneficiary to the securities purchase agreement solely with respect to the right to obtain specific performance of the obligation of the equity purchasers to purchase equity of CII only in the event that each of the following conditions has been satisfied: (i) all of the conditions to the obligation of the equity purchasers to purchase equity of CII described above have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and any equity purchaser fails to complete the purchase of equity of CII by the date the closing of the merger is required to have occurred pursuant to the merger agreement; (ii) the debt financing (or alternative financing) has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; and (iii) the party pursuing specific performance has confirmed in a written notice delivered to each equity purchaser that if specific performance is granted and the equity financing is funded, such party pursuing specific performance stands ready, willing and able for the closing of the purchase of equity of CII to occur (in the event such party is CII) and the closing of the merger to occur (in the event such party is the Company or Parent). The securities purchase agreement provides that in no event will CII, the Company or Parent be entitled to obtain specific performance of any equity purchaser’s obligation to purchase equity of CII if the debt financing (or alternative financing) has not been funded (or will not be funded at the closing of the merger if the equity financing is funded at the closing of the merger).

Under the securities purchase agreement, CII has agreed to use the proceeds from the equity purchase to (i) pay the fees and expenses related to the sale and purchase of the equity of CII and (ii) make a capital contribution to Zayo in order to fund the merger and the fees and expenses relating thereto.

Amendment to Company Rights Plan

On March 18, 2012, in connection with the execution of the merger agreement, the Company and American Stock Transfer and Trust Company, LLC (the “Rights Agent”) entered into the Second Amendment to the Rights Agreement to the Amended and Restated Rights Agreement, dated as of August 3, 2009, as amended as of January 26, 2010, between the Company and the Rights Agent.  This amendment permits the execution of the merger agreement and the performance and consummation of the transactions contemplated by the merger agreement, including the merger, without triggering the provisions of the Rights Agreement.

Closing and Effective Time of Merger

The closing of the merger will take place on the later of (i) the second business day after the satisfaction or waiver in accordance with the merger agreement of the conditions to closing of the merger (described under “The Merger Agreement—Conditions to the Merger” beginning on page 63) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (ii) the earlier of (x) a date during the marketing period as may be specified by Parent on no fewer than two business days’ notice to the Company and (y) the first business day following the final day of the marketing period (as described under “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” beginning on page 52), unless we, Parent and Merger Sub otherwise agree in writing.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in mid-2012. The effective time of the merger will occur on the closing date of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Promptly, and in any event within two business days, after the effective time, each record holder of Company common stock (other than holders of solely the excluded shares) will be sent a letter of transmittal describing how that holder may exchange the holder’s shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated or book-entry shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly executed letter of transmittal to the paying agent and surrender your stock certificate or certificates or book-entry shares to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued to you if (i) your stock certificate is properly endorsed or such stock certificate or book entry shares are otherwise in proper form for transfer and (ii) you provide evidence that any applicable stock transfer taxes have been paid or are not applicable. If you are a beneficial owner of Company common stock holding your shares in “street name” through your bank, broker or other nominee, you will receive the per share merger consideration in accordance with the procedures of your bank, broker or other nominee.

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Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders. In the description below, we have quantified payments and benefits to our named executive officers and to our non-employee directors. However, the payments and benefits described below also may apply to other executive officers of the Company, although not quantified herein. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Awards/Merger Proceeds

At the effective time of the merger, each outstanding option to purchase shares of Company common stock, whether vested or unvested, will be cancelled and terminated and will convert into the right to receive an amount in cash equal to the product of the total number of shares of Company common stock subject to that option multiplied by the amount, if any, by which $84.00 exceeds the exercise price per share of that option, less any applicable withholding taxes. In addition, all restricted stock units will be cancelled and terminated and will convert into the right to receive an amount in cash equal to the product of the total number of shares of Company common stock subject to that restricted stock unit, as accelerated, multiplied by $84.00, less any applicable withholding taxes. Each of our named executive officers and non-employee directors hold restricted stock units and four of our non-employee directors, Jeffrey A. Brodsky, Michael J. Embler, Richard Shorten, Jr. and Stuart Subotnick, hold options to purchase shares of Company common stock.

The table below sets forth the restricted stock units held by each of our executive officers, all of which are currently unvested but will become fully vested as a result of the merger, and the cash-out value of those restricted stock units upon consummation of the merger:

Name	Restricted Stock Units	Aggregate Cash- Out Value of Restricted Stock Units
William G. LaPerch, President and Chief Executive Officer	130,000	$10,920,000
Rajiv Datta, Chief Operating Officer	90,000	$7,560,000
Joseph P. Ciavarella, Senior Vice President and Chief Financial Officer	42,000	$3,528,000
Robert Sokota, Senior Vice President, General Counsel and Chief Administrative Officer	42,000	$3,528,000
Nicholas Ridolfi, Senior Vice President for Sales	15,000	$1,260,000
All Executive Officers as a Group (five persons)	319,000	$26,796,000

The number of outstanding restricted stock units currently held by each of Jeffrey A. Brodsky, Michael J. Embler, Richard Postma, Richard Shorten, Jr. and Stuart Subotnick, our non-employee directors, is 6,000 (which amount will be converted into a right to receive $504,000 in cash upon consummation of the merger). The number of outstanding options to purchase shares of Company common stock currently held by Jeffrey A. Brodsky, Michael J. Embler, Richard Shorten, Jr. and Stuart Subotnick and the amount of cash each such individual would receive upon consummation of the merger in respect thereof is 8,000 ($486,300), 712 ($38,448), 2,000 ($108,000) and 8,000 ($486,300), respectively.

Severance Arrangements

If the employment of any of Messrs. LaPerch, Datta, Ciavarella or Sokota is terminated by the Company without “cause,” or if any one of those executives resigns for “good reason,” then, pursuant to that executive’s employment agreement, he would be entitled to receive the following payments and benefits:

•	A lump sum payment equal to the sum of (i) one year of the executive’s base salary then in effect, (ii) 100% of the executive’s unpaid and accrued bonus for the year preceding the year of termination (equal to 35% of the executive’s base salary) and (iii) a pro-rated bonus for the year of termination (assuming 100% of the target is achieved);
•	Continuation of health and welfare benefits for 12 months and accrued paid time off; and
•	Payment of life insurance premiums for one year.

If the employment of Mr. Ridolfi is terminated by the Company without “cause,” or if he resigns for “good reason,” then, pursuant to his employment agreement, he would be entitled to receive a lump sum payment equal to six months of his base salary then in effect.

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For purposes of the employment agreements described above, “cause” means (i) fraud, misappropriation or embezzlement of funds or property by the employee involving the Company or one of its subsidiaries, (ii) the convictions of the employee in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company or one of its subsidiaries, or their respective business or reputations, (iii) the employee’s material misconduct in, or material neglect of, the performance of his material duties and responsibilities under his employment agreement, or the employee’s violation of any reasonable specific directions of his superior consistent with the provisions of his employment agreement or (iv) the employee’s material breach of his employment agreement.

For purposes of the employment agreements described above, “good reason” means (i) the Company’s material breach of any provision of the employment agreement which continues uncured for 35 days after written notice thereof is given to the Company by the employee or (ii) a material relocation of the employee’s principal place of employment on the date of the employment agreement, provided that the Company chooses not to rescind that relocation within 35 days after written notice is received by the Company from the employee requesting that it be rescinded; provided that, in either case, the notice of alleged breach or relocation must be provided to the Company within 90 days of the initial existence of that condition and the employee only has the right to terminate the employment agreement for “good reason” within six months of the initial existence of that condition and only if that condition is not cured or rescinded, as the case may be, prior to that determination.

Amounts payable to named executive officers pursuant to their respective employment agreements are not contingent on a change-in-control of the Company and therefore are not included in the “Golden Parachute Compensation” table below.

Golden Parachute Compensation

The below table and related disclosure is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about the compensation of each named executive officer in connection with the merger that will or may become payable to the named executive officer either by the Company or by Parent.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
William G. LaPerch	—	$10,920,000	—	—	—	—	$10,920,000
Rajiv Datta	—	$7,560,000	—	—	—	—	$7,560,000
Joseph P. Ciavarella	—	$3,528,000	—	—	—	—	$3,528,000
Robert Sokota	—	$3,528,000	—	—	—	—	$3,528,000
Nicholas Ridolfi	—	$1,260,000	—	—	—	—	$1,260,000
All Executive Officers as a Group (five persons)	—	$26,796,000	—	—	—	—	$26,796,000

(1)	None of the named executive officers are entitled to cash severance payments contingent upon a change-in-control. Severance payments to such individuals are payable solely as described in this section.

(2)	Represents the aggregate payments to be made in respect of unvested restricted stock units upon consummation of the merger (single-trigger arrangement), based on the per share merger consideration of $84.00. See “– Equity Awards/Merger Proceeds” above. None of the named executive officers hold options to purchase shares of Company common stock or other stock awards.

Other Employee-Related Interests

In addition to the other rights and interests in the merger described in this section, the Company’s executive officers (as employees) are entitled to receive the same benefits under the merger agreement as all other employees of the Company. Parent has agreed to provide employees of the Company and its subsidiaries, for at least one year following the merger, compensation (including bonus opportunities but excluding equity based compensation) and benefits that are in the aggregate at least as favorable to those employees as the compensation and benefits provided by Parent and its affiliates to their similarly situated employees. A more complete description of the benefits provided to Company employees under the merger agreement is under the heading “The Merger Agreement—Employee Benefit Matters.”

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Indemnification and D&O Insurance

Parent has agreed to ensure that the surviving corporation in the merger will indemnify and hold harmless, to the full extent permitted by applicable law, the present and former officers and directors of the Company and its subsidiaries against certain costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative.

Through the sixth anniversary of the merger, Parent is required to cause to be maintained in effect, for the benefit of the present and former officers and directors of the Company and its subsidiaries, the current level and scope of directors’ and officers’ liability insurance coverage, subject to certain limitations set forth in the merger agreement. In lieu of that requirement, the Company may obtain a six-year “tail” insurance policy that provides the present and former officers and directors of the Company with directors’ and officers’ liability insurance, subject to certain limitations set forth in the merger agreement.

The present and former directors and officers of the Company and its subsidiaries will have the right to enforce the provisions of the merger agreement relating to their indemnification and provision of directors’ and officers’ liability insurance coverage and are express third party beneficiaries of the merger agreement for this purpose. A more complete description of the indemnification and insurance rights provided to the Company and its subsidiaries’ officers and directors under the merger agreement is under the heading “Merger Agreement—Indemnification; Directors’ and Officers’ Insurance.”

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger for U.S. Holders

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of Company common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this description, we use the term “U.S. holder” to mean a beneficial owner of shares of Company common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	a trust (i) if a U.S. court can exercise primary supervision of the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of Company common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding shares of Company common stock should consult its own tax advisor regarding the U.S. federal income tax consequences of the merger to that partner.

This description is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated thereunder and currently effective administrative rulings and judicial decisions. Any of these authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. This description applies only to beneficial owners who hold shares of Company common stock as capital assets (within the meaning of Section 1221 of the Code), and does not apply to shares of Company common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks or other financial institutions, tax-exempt organizations, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, stockholders that hold Company common stock as part of a hedge, straddle or conversion transaction, regulated investment companies, real estate investment trusts or stockholders deemed to sell Company common stock under the constructive sale provisions of the Code). This description also does not address the U.S. tax consequences to any stockholder that is, for U.S. federal income tax purposes, a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address any matters relating to equity compensation or benefit plans. This description does not address any state, local or foreign tax consequences of the merger.

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Company stockholders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of cash in exchange for shares of Company common stock pursuant to the merger (including the application and effect of any state, local or foreign income and other tax laws).

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Company common stock for cash in the merger will generally be a taxable transaction to U.S. holders of Company common stock for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to those shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in those shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for those shares. Gain or loss will be determined separately for each block of shares of Company common stock (i.e., shares of Company common stock acquired at the same cost in a single transaction). That gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of Company common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Backup Withholding and Information Reporting

U.S. federal backup withholding tax (currently at the rate of 28%) may apply to cash payments to a U.S. holder under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that the number is correct and otherwise complies with the backup withholding rules or otherwise establishes an exemption from backup withholding.

The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Each U.S. holder should consult its own tax advisors as to the qualifications for an exemption from backup withholding and the procedures for obtaining that exemption.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult its own tax advisor regarding the applicability of the rules described above to that stockholder and the particular U.S. federal income tax consequences to that stockholder of the merger in light of that stockholder’s particular circumstances and the application of state, local and foreign tax laws.

Regulatory Approvals and Notices

Under the terms of the merger agreement, the merger cannot be completed until the waiting period applicable to the consummation of the merger under the HSR Act has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Parent files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Parent filed that notification and report form on April 5, 2012 and requested early termination of the waiting period.

In addition, the consummation of the transactions contemplated by the merger agreement is subject to the receipt by the parties to the merger agreement of specified FCC, state public utility commission and governmental franchising authority approvals. The Company and Parent have applied, or are applying, for regulatory approvals from the FCC, state public utility commissions and governmental franchising authorities in connection with the transactions contemplated by the merger agreement.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Antitrust Division of the DOJ could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, or part of it, seeking divestiture of substantial assets of the Company or Parent, requiring the Company or Parent to license, or hold separate, assets or terminating existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under state law or the antitrust laws of the United States, as it deems necessary or desirable in the public interest. That action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We cannot assure you that all of the regulatory approvals described above will be sought or obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability of Parent or the Company to obtain the approvals on satisfactory terms or the absence of any litigation challenging those approvals. We cannot assure you that the FTC, the DOJ or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds and, if that challenge is made, there can be no assurance as to its result.

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Litigation Relating to the Merger

On March 22, 2012 and March 28, 2012, two class actions on behalf of the stockholders of the Company, respectively styled Raul v. LaPerch, et al., Index. No. 54232/2012, which we refer to as the Raul action, and Wachsler v. AboveNet Inc., et al., Index No. 54662/2012, which we refer to as the Wachsler action, were filed in the Supreme Court for the State of New York, County of Westchester.  On March 30, 2012, a class action on behalf of the stockholders of the Company, styled Miramar Firefighters Pension Fund v. AboveNet, Inc., Case No. 7376, was filed in the Court of Chancery of the State of Delaware, which we refer to as the Delaware action, and together with the Raul action and the Wachsler action, the actions.  The actions name as defendants the Company, Zayo and the members of the Company’s board of directors, Jeffrey Brodsky, Michael J. Embler, William LaPerch, Richard Postma, Richard Shorten, Jr. and Stuart Subotnick.  The Raul action and Delaware action also name Merger Sub as a defendant.  The actions allege that the members of the Company’s board of directors violated their fiduciary duties to the Company’s stockholders in connection with the merger.  The Raul action and the Delaware action further allege that the Company, Zayo and Merger Sub aided and abetted those purported breaches, and the Wachlser action further alleges that Company and Zayo aided and abetted those purported breaches.  The actions seek, among other things, an order enjoining the merger as well as unspecified damages. The defendants deny the allegations in the actions and intend to defend the actions vigorously.

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THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. That information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 77.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue in a material manner due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that the Company and Parent delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist as a wholly-owned subsidiary of Zayo following the merger.

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation attached as an exhibit to the merger agreement, until amended in accordance with its terms and applicable law. The bylaws of the surviving corporation will be in the form of the bylaws attached as an exhibit to the merger agreement, until amended in accordance with its terms and applicable law.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Following the completion of the merger, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place on the later of (i) the second business day after the satisfaction or waiver in accordance with the merger agreement of the conditions to closing of the merger (described under “—Conditions to the Merger” below) (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions) and (ii) the earlier of (x) a date during the marketing period as may be specified by Parent on no fewer than two business days’ notice to the Company and (y) the first business day following the final day of the marketing period (as described below), unless the parties otherwise agree in writing.

Assuming timely satisfaction of the necessary closing conditions, we anticipate that the merger will be completed in mid-2012. The effective time of the merger will occur on the closing date of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

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The marketing period is the first period of 20 consecutive business days after the date of the merger agreement throughout which (i) Parent has the required information described below and (ii) the closing conditions relating to the adoption of the merger agreement by our stockholders, receipt of required regulatory approvals and absence of any injunction or law prohibiting the consummation of the merger have been satisfied or waived and nothing has occurred and no condition exists that would prevent any of the other conditions to the obligations of Parent and Merger Sub to consummate the merger from being satisfied (unless waived) assuming the closing of the merger were to be scheduled at any time during that 20 business day period; provided that if the financial statements included in the required information that is available to Parent on the first day of any 20 consecutive business day period would not be sufficiently current on any day during that 20 consecutive business day period to permit (x) a registration statement using those financial statements to be declared effective by the SEC on the last day of the 20 consecutive business day period and (y) the Company’s independent accounting firm to issue a customary comfort letter to Parent (in accordance with its normal practices and procedures) on the last day of the 20 consecutive business day period, then a new 20 consecutive business day period will commence upon Parent receiving updated required information that would be sufficiently current to permit the actions described in (x) and (y) above on the last day of that 20 consecutive business day period. The marketing period will be deemed not to have commenced if, (1) prior to the completion of that 20 consecutive business day period, the Company’s independent accounting firm withdraws its audit opinion with respect to any of the financial statements contained in the required information, (2) the Company publicly announces any intention to restate any material financial information included in the required information or that any restatement is under consideration, in which case the marketing period will be deemed not to commence unless and until that restatement has been completed and the documents the Company has filed or furnished with the SEC have been amended or the Company has determined that no restatement is required under GAAP or (3) the Company is late in filing any material report with the SEC required under the Exchange Act, in which case the marketing period will be deemed not to commence at the earliest unless and until that delinquency is cured.

The Marketing Period may not include the periods (x) from and including July 2, 2012 to and including July 6, 2012, (y) from and including August 20, 2012 to and including September 3, 2012, and (z) from and including November 21, 2012 to and including November 23, 2012.

Required information consists of, as of any date, (i) certain pertinent and customary information regarding the Company and its subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its subsidiaries) and including all information and data necessary to satisfy the conditions set forth in the debt commitment letter, (ii) all financial statements, pro forma financial statements and other financial data and information regarding the Company and its subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act of 1933 (including pro forma financial information) and (iii) other documents required to satisfy any customary negative assurance opinion, to consummate the financing transactions related to the merger agreement at the time those financings are to be consummated, including all information and data necessary to satisfy the conditions set forth in the debt commitment letter together with drafts of customary comfort letters by auditors of the Company which those auditors are prepared to issue upon completion of customary procedures.

Treatment of Company Common Stock, Options, Restricted Stock Units and ESPP

Common Stock

At the effective time of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger will convert into the right to receive $84.00, less any applicable withholding taxes. Notwithstanding the foregoing, Company common stock owned by Parent, Merger Sub, the Company or any of their respective wholly-owned subsidiaries will be cancelled and cease to exist without payment of consideration and Company common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL will be cancelled without payment of consideration. Those stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Options

At the effective time of the merger, each outstanding option to purchase shares of Company common stock issued by the Company under the Company’s equity plans, whether vested or unvested, will be cancelled and terminated and will convert into the right to receive, as promptly as practicable after the effective time of the merger (but in any case no later than the payment date for the first full payroll cycle following the effective time of the merger), an amount in cash equal to the product of the total number of shares of Company common stock subject to that option multiplied by the amount, if any, by which $84.00 exceeds the exercise price per share of that option, less any applicable withholding taxes. If the exercise price per share of any option is equal to or greater than the per share consideration merger consideration, that option will be cancelled without any cash payment being made in respect thereof.

Restricted Stock Units

At the effective time of the merger, each outstanding restricted stock unit issued by the Company under the Company’s equity plans, whether vested or unvested, will be cancelled and terminated and will convert into the right to receive, as promptly as practicable after the effective time of the merger (but in any case no later than the payment date for the first full payroll cycle following the effective time of the merger), an amount in cash equal to $84.00, less any applicable withholding taxes.

ESPP

If the closing of the merger occurs prior to the end of the offering period underway under the ESPP, each participant in that offering will be paid as promptly as practicable following the effective time (but in no event later than the payment date for the first full payroll cycle following the closing of the merger) an amount equal to the product of (i) the amount, if any, by which the per share merger consideration exceeds the ESPP exercise price and (ii) the number of shares of Company common stock the participant could purchase with his or her accumulated payroll deductions as of the business day immediately prior to the date of the closing of the merger at the ESPP exercise price, less any applicable withholding tax. The contributions made by each participant to the ESPP in that offering period will be returned to each participant in connection with the closing of the merger.

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Exchange and Payment Procedures

Prior to the closing date, Parent will appoint a paying agent for payment of the per share merger consideration. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount in immediately available funds necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of Company common stock.

Parent will cause the surviving corporation to pay to each holder of options or restricted stock units and to each participant in the ESPP, if applicable, the consideration to which that holder is entitled under the merger agreement. We expect that these payments will be made through the Company’s payroll no later than the payment date for the first full payroll cycle following the effective time of the merger.

Promptly (and in any event within two business days) after the date of the closing of the merger, Parent will cause the paying agent to mail to each holder of record of shares of Company common stock (other than holders of solely the excluded shares) a letter of transmittal describing how that holder may exchange the holder’s shares of Company common stock for the per share merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the record holder of certificated or book-entry shares of Company common stock, you will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent and surrender your stock certificate or certificates or book-entry shares to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, payment of the per share merger consideration for those shares will only be made to you if (i) your stock certificate is properly endorsed or such stock certificate or book entry shares are otherwise in proper form for transfer and (ii) you provide evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the per share merger consideration upon your surrender of your certificate(s) or book-entry shares. Each of the paying agent, Parent, the Company and the surviving corporation will be entitled to withhold from any per share merger consideration any amounts as the paying agent, Parent, the Company or the surviving corporation is required to withhold from that consideration under the Code, the Treasury regulations or any corresponding provision of applicable tax law. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of Company common stock that were outstanding immediately prior to the effective time of the merger.

Any portion of the per share merger consideration deposited with the paying agent that remains undistributed to former holders of record of Company common stock for one year after the effective time of the merger will be delivered by the paying agent to Parent upon demand. Any former holders of record of Company common stock who have not complied with the above-described exchange and payment procedures will thereafter look only to the surviving corporation or Parent for payment of the per share merger consideration. None of the Company, Parent, the surviving corporation or the paying agent will be liable to any person for any per share merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

If you have lost a stock certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration in respect of that stock, you will be required to make an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in a customary and reasonable amount as indemnity against any claim that may be made against it or the surviving corporation with respect to that stock certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenant; Company Cooperation

Each of Parent and Merger Sub will use its reasonable best efforts to obtain the debt financing and the equity financing, which we refer to together as the financing, for the merger on the terms and conditions described in the financing commitments and satisfy the conditions to the financing described in the financing commitments, and will not permit any termination, amendment or modification to be made to, or waiver of any provision under, or any replacement of, the financing commitments if that termination, amendment, modification, waiver or replacement (i) reduces (or could have the effect of reducing) the aggregate amount of the financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the debt financing or the equity financing is increased by a corresponding amount or the debt financing is otherwise made available to fund those fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x), the representation and warranty made by Parent and Merger Sub with respect to the financing in the merger agreement will remain true and correct) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the financing, or otherwise expands, amends or modifies any other provision of the financing commitments, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) on the closing date of the merger or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the financing commitments or the definitive agreements with respect thereto; provided that Parent and Merger Sub may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the debt commitment letter as of the date thereof. Parent will promptly deliver to the Company copies of any termination, amendment, modification, waiver or replacement.

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Each of Parent and Merger Sub will use its reasonable best efforts to:

•	maintain in effect the financing commitments;

•	negotiate and enter into definitive agreements with respect to the debt commitment letter with, subject to the restrictions described above, the conditions to funding contained in the debt commitment letter and on the terms (including the flex provisions) contained in the debt commitment letter (or on terms acceptable to Parent, Merger Sub and the financing sources that do not affect those conditions and will not impair the closing of the merger);
•	satisfy on a timely basis (taking into account the expected timing of the marketing period) all conditions (i) to receipt of the debt financing at the closing of the merger set forth therein that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information reasonably requested by Parent in connection with the financing) and (ii) set forth in the securities purchase agreement and, upon satisfaction of the conditions set forth in the financing commitments, to consummate the financing at or prior to the closing of the merger, including using its reasonable best efforts (including, other than with respect to the equity purchasers, through litigation pursued in good faith) to cause the lenders and the other persons committing to fund the financing to fund the financing at the closing of the merger;
•	enforce its rights (including, other than with respect to the equity purchasers, through litigation pursued in good faith) under the financing commitments; and
•	comply with its obligations under the financing commitments.

If any portion of the debt financing otherwise becomes unavailable, and that portion is reasonably required to consummate the transactions contemplated by the merger agreement, Parent and Merger Sub are required to use their reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by the merger agreement with terms and conditions not materially less favorable to Parent and Merger Sub (or their affiliates) than the terms and conditions set forth in the debt commitment letter.

Parent and Merger Sub acknowledge and agree in the merger agreement that the obtaining of the financing, or any alternative financing, is not a condition to the closing of the merger.

Parent has agreed to keep us informed on a current basis and in reasonable detail of the status of its efforts to arrange the debt financing and provide us copies of drafts and definitive agreements for the debt financing.

We have agreed to provide to Parent and Merger Sub and to use our reasonable best efforts to cause our representatives to provide all cooperation reasonably requested by Parent in connection with the debt financing or any permitted replacement or amended, modified or alternative financing for the merger (provided that the requested cooperation does not unreasonably interfere with our ongoing operations), including (i) providing the required information to Parent, Merger Sub and their financing sources, (ii) furnishing Parent and Merger Sub and their financing sources, promptly following Parent’s request, with pertinent and customary information (in addition to the required information), to the extent reasonably available to the Company, regarding the Company and its subsidiaries as may be reasonably requested in writing by Parent (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its subsidiaries), and including all information and data necessary to satisfy the conditions set forth in the debt commitment letter, (iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and drafting sessions and sessions with rating agencies and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the financing, (v) using commercially reasonable efforts to obtain accountants’ comfort letters, title insurance, surveys and legal opinions reasonably requested by Parent, (vi) taking all corporate actions, subject to the occurrence of the effective time of the merger, reasonably requested by Parent to permit the consummation of the financing and to permit the proceeds thereof to be made available to the surviving corporation immediately after the effective time of the merger, (vii) executing and delivering any customary credit agreements, indentures and pledge and security documents (subject to occurrence of the effective time of the merger and to be effective on the closing date of the merger) and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Parent, (viii) obtaining a certificate of the chief financial officer of the Company in customary form and content with respect to solvency matters to the extent required by the financing sources, customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the financing, (ix) assisting in the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements on terms that are reasonably requested by Parent in connection with the financing; provided, that no obligation of the Company or any of its subsidiaries under any of those agreements or amendments may be effective until the effective time of the merger, (x) in connection with any bridge or loan financing contemplated by the debt commitment letter, providing customary authorization letters to the lenders authorizing the distribution of information to prospective lenders, (xi) cooperating reasonably with the due diligence of the lenders, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company and (xii) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at the closing of the merger providing for the payoff, discharge and termination on the closing date of the merger of all indebtedness contemplated by the debt commitment letter to be paid off, discharged and terminated on the closing date of the merger; provided, however, that no obligation of the Company or any of its subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) may be effective until the effective time of the merger and none of the Company or any of its subsidiaries or representatives may be required to pay any commitment or other fee or incur any other liability in connection with the financing prior to the effective time of the merger.

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Parent has agreed to promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its subsidiaries in connection with the cooperation of the Company and its subsidiaries described above and to indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the financing and any information (other than information furnished by or on behalf of the Company or its subsidiaries) used in connection therewith.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules delivered by the Company in connection with the merger agreement. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;
•	our governing documents;
•	our capitalization;
•	the absence of encumbrances on our ownership of the equity interests of our subsidiaries;
•	the absence of preemptive or other similar rights or any debt securities that give their holders the right to vote with our stockholders;
•	our SEC filings since January 1, 2011 and the financial statements included therein;
•	our internal controls over financial reporting and our disclosure controls and procedures;
•	compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the NYSE;
•	the conduct of business in accordance with the ordinary course consistent with past practice between December 31, 2011 and the date of the merger agreement;
•	the absence of a material adverse effect (as described below) and the absence of certain other changes or events between December 31, 2011 and the date of the merger agreement;
•	intellectual property;
•	real property;
•	material contracts and the absence of any default under any material contract;
•	compliance with applicable laws, rules and regulations, including the Foreign Corrupt Practices Act of 1977;
•	the absence of legal proceedings, governmental orders or investigations against us or our subsidiaries;
•	the required governmental consents, approvals, notices and filings;
•	tax matters;
•	employee benefit plans;
•	certain employment and labor matters;
•	environmental matters;
•	insurance policies;
•	our corporate power and authority to enter into and perform our obligations under the merger agreement, and the enforceability of the merger agreement against us;
•	the absence of any vote or approval needed to adopt the merger agreement and approve the merger other than the affirmative vote of the holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;
•	the absence of violations of, or conflicts with, our governing documents, applicable laws, rules and regulations and certain agreements as a result of our entering into and performing any of our obligations under the merger agreement;
•	the receipt of an opinion from each of J.P. Morgan and Moelis;
•	the absence of any undisclosed brokers’ or finders’ fees;
•	the absence of any stockholder rights plan or “poison pill” and inapplicability of any anti-takeover law to the merger; and
•	this proxy statement.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any event, change, circumstance, occurrence, effect or state of facts that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that the determination of a material adverse effect will exclude the following events, changes, circumstances, occurrences, effects and states of fact:

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•	the announcement, pendency or anticipated consummation of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the merger agreement or the transactions contemplated by the merger agreement;
•	a change in the Company’s stock price or trading volume, in and of itself (provided that the underlying factors contributing to that change will not be excluded unless those underlying factors would otherwise be excepted);
•	any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of the merger agreement (provided that the underlying factors contributing to that failure will not be excluded unless those underlying factors would otherwise be excepted);
•	to the extent, and only to the extent, the following events, changes, circumstances, occurrences, effects or states of facts do not disproportionately adversely affect the Company and its subsidiaries, taken as a whole, when compared to other companies operating in the geographies and industries in which the Company and its subsidiaries operate:
•	changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates;
•	general conditions in the telecommunications industry or in any industry sector in which the Company or any of its subsidiaries operates or participates;
•	any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof;
•	changes in general legal, regulatory or political conditions after the date of the merger agreement; and
•	changes in GAAP or applicable laws, rules or regulations or the interpretation thereof after the date of the merger agreement;
•	any event, occurrence, development or circumstance disclosed in the disclosure schedules that the Company delivered in connection with the merger agreement;
•	the taking of any action, or any failure to act, as expressly permitted by the merger agreement or consented to by Parent in writing; or
•	the failure to obtain the consent or waiver from any person in connection with or relating to the merger or the transactions contemplated by the merger agreement that could be required under certain contracts disclosed in the disclosure schedules that the Company delivered in connection with the merger agreement.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the disclosure schedules delivered by Parent in connection with the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;
•	their governing documents;
•	the ownership of Parent and Merger Sub;
•	the operations of Merger Sub;
•	the absence of legal proceedings, governmental orders or investigations against Parent or Merger Sub;
•	their corporate power and authority to enter into and perform their obligations under the merger agreement, and the enforceability of the merger agreement against them;
•	the absence of violations of, or conflicts with, their governing documents, applicable laws, rules and regulations and certain agreements as a result of their entering into and performing any of their obligations under the merger agreement;
•	the required governmental consents, approvals, notices and filings;
•	inapplicability of “interested stockholder” provisions of Section 203 of the DGCL to Parent or Merger Sub or any of their affiliates;
•	the absence of contingencies related to the funding of the financing other than as set forth in the financing commitments;
•	validity and enforceability of the financing commitments;
•	the absence of any breach or default under the financing commitments;
•	sufficiency of funds;
•	solvency of Parent and the surviving corporation immediately after consummation of the merger;
•	the ownership of Company common stock by Parent or any of Parent’s controlled affiliates;
•	information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in this proxy statement;
•	certain regulatory matters;
•	their independent review and analysis of the business, assets, condition and operations of the Company and its subsidiaries;
•	the absence of any representations or warranties by the Company or its subsidiaries other than those set forth in the merger agreement;
•	the absence of any undisclosed brokers’ or finders’ fees; and
•	the absence of certain agreements with stockholders or employees of the Company or members of the Company’s board of directors.

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The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to certain exceptions contained in the disclosure schedules delivered by the Company in connection therewith, during the period from the date of the merger agreement to the effective time of the merger, except as consented to in writing by Parent or as otherwise expressly permitted by the merger agreement, the Company will, and will cause its subsidiaries to, (x) in all material respects carry on its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve intact its business and its present relationships with customers, suppliers, landlords and other persons with which it has business relations, and to keep available the services of its current officers, in each case set forth in this clause (y) where the failure to do so would be materially adverse to the Company and its subsidiaries taken as a whole.

In addition, except as expressly contemplated or expressly permitted by the merger agreement and subject to certain exceptions contained in the disclosure schedules delivered by the Company in connection therewith, the Company will not, and the Company will not permit its subsidiaries to, take any of the following actions except to the extent Parent or Merger Sub otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed with respect to clauses (h), (k), (m), (n), (o), (p), (q), (r) and, to the extent applicable to the foregoing clauses, (s) below):

(a)	amend its certificate of incorporation or bylaws or equivalent organizational documents or stockholder rights agreement;
(b)	split, combine or reclassify any shares of its capital stock;
(c)	declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to any shares of its capital stock (except for dividends by a wholly-owned subsidiary of the Company to its parent), or enter into any agreement with respect to the voting of its capital stock;
(d)	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate the Company or any of its subsidiaries;
(e)	form any subsidiary or acquire any equity interest in any other entity for which the fair market value of the total consideration paid by the Company and its subsidiaries exceeds $5,000,000 individually or $10,000,000 in the aggregate;
(f)	acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $5,000,000 individually or $10,000,000 in the aggregate in any transaction or series of related transactions;
(g)	issue, sell, grant, pledge, dispose of, transfer or encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company or any subsidiary on a deferred basis or other rights linked to the value of shares of capital stock, other than: (i) up to 20,000 shares of Company common stock underlying new grants of options to purchase shares of Company common stock and/or restricted stock units to employees of the Company and its subsidiaries who are not executive officers or directors; (ii) shares of Company common stock issuable upon exercise of options or to holders of restricted stock units, in each case outstanding on the date of the merger agreement; and (iii) shares of Company common stock issuable pursuant to the ESPP;
(h)	transfer, lease or license to any third party, or encumber, any material assets other than: (i) in the ordinary course of business; or (ii) as security for any borrowings that are not prohibited by clause (j) below;
(i)	repurchase, redeem or otherwise acquire any shares of its capital stock, except shares of the Company’s capital stock repurchased from employees or former employees of the Company or any of its subsidiaries as required pursuant to existing contractual relationships with holders of restricted stock units;
(j)	incur any indebtedness for borrowed money or guarantee indebtedness for borrowed money, except for: (i) short-term borrowings incurred in the ordinary course of business; and (ii) borrowings pursuant to our revolving credit agreement;
(k)	adopt or amend any severance, termination or other employee benefit agreement or plan for the benefit of any director, officer, employee or consultant of the Company or any of its subsidiaries, or increase the compensation or fringe benefits of any director, officer, employee or consultant of the Company or any of its subsidiaries (except, in the case of employees who are not executive officers of the Company, for increases in the ordinary course of business that are consistent with past practices or as required by agreements, plans, programs or arrangements in effect on the date hereof and previously provided to Parent);
(l)	enter into or amend or prematurely terminate any contract or waive, release or assign any rights or claims under any contract, in each case, where that action would have a materially adverse impact on the Company and its subsidiaries taken as a whole;
(m)	(i) enter into any individual sales order for the provision of fiber optic infrastructure in excess of 600 fiber miles or (ii) amend any individual sale order for the provision of fiber optic infrastructure to increase the number of fiber miles subject to that order by more than 600 fiber miles; provided, however, the Company may renew any existing orders upon substantially the same terms as provided in the original agreement and may enter into new orders where contractually obligated to do so; provided, further, that the Company must provide Parent written notice of those renewal or new orders;
(n)	change any of its methods of accounting or accounting practices in any material respect, except as may be required by applicable laws, rules or regulations or GAAP;

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(o)	make any material tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Company and its subsidiaries;
(p)	fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by the Company and its subsidiaries in that calendar quarter, would exceed by more than $5,000,000 the aggregate amount budgeted for capital expenditures in that calendar quarter as set forth in disclosure schedules delivered by the Company in connection with the merger agreement;
(q)	settle or compromise any litigation, audit, claim or action against the Company or any of its subsidiaries, other than settlements or compromises of any litigation, audit, claim or action (i) where the amount paid in settlement or compromise does not exceed $5,000,000 individually or $10,000,000 in the aggregate or (ii) where the amount paid in settlement does not exceed the amount reserved against that matter in the most recent financial statements (or the notes thereto) of the Company included in its annual report for the 2011 fiscal year;
(r)	fail to use commercially reasonable efforts to maintain compliance with material governmental authorizations or otherwise maintain their validity and full force and effect; or
(s)	enter any agreement to take any of the foregoing actions.

Solicitation of Acquisition Proposals; Company Recommendation

Until the go-shop period termination time, we are permitted to:

•	initiate, solicit and encourage, whether publicly or otherwise, alternative acquisition proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an alternative acquisition proposal, including, except as described below, by way of providing access to non-public information to any person pursuant to (but only pursuant to) an acceptable confidentiality agreement (provided that any non-public information provided to those persons must be provided to Parent prior to or promptly following the time it is provided to those persons); and
•	enter into, engage in and maintain discussions or negotiations with respect to alternative acquisition proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an alternative acquisition proposal, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreements with any person to permit that person to make or amend an alternative acquisition proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

Notwithstanding the foregoing, prior to 11:59 p.m. (New York City time) on May 2, 2012, which we refer to as the cut-off time, the Company may not provide any non-public information to any person (except the information described in the disclosure schedules delivered by the Company in connection with the merger agreement) until the time as that person has delivered to the Company a bona fide written alternative acquisition proposal that constitutes a superior proposal or would reasonably be expected to lead to a superior proposal.

Except as permitted by the terms of the merger agreement described below, from and after the no-shop period start time until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company may not, nor may it authorize or knowingly permit its representatives, subsidiaries or their representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or assist (including by way of furnishing information) the submission by any third party of an alternative acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an alternative acquisition proposal, or (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding an alternative acquisition proposal, or provide any information or data to any person relating to the Company or any of its subsidiaries, in any case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an alternative acquisition proposal. At the no-shop period start time, except as permitted by the terms of the merger agreement described below, the Company must, and must cause each of its subsidiaries and the representatives of the Company and its subsidiaries to, immediately cease and cause to be terminated all existing discussions and negotiations with any person conducted prior thereto with respect to any alternative acquisition proposal. Notwithstanding the foregoing, following the no-shop period start time and until the cut-off time, the Company and its representatives may continue to engage in the activities permitted prior to the go-shop period termination time described above with respect to each exempted person, including with respect to any amended alternative acquisition proposal submitted by an exempted person. In this proxy statement, an “exempted person” refers to any person or group of persons from whom the Company or any of its representatives has received, after the execution of the merger agreement and prior to the no-shop period start time, a bona fide written alternative acquisition proposal, or any group in which at least 50% of the equity financing of that group includes those persons or persons that were a part of any such group.

At any time during the period commencing on the no-shop period start time and continuing until the earlier of the termination of the merger agreement and the time Company’s stockholders adopt the merger agreement, the Company and its representatives may (i) provide information in response to a request therefor by a person who has made a bona fide written alternative acquisition proposal if the person so requesting that information executes an acceptable confidentiality agreement (provided, that any non-public information provided to that person must be provided to Parent prior to or promptly following the time it is provided to that person), and (ii) engage in negotiations or discussions with any person who has made a bona fide written alternative acquisition proposal, if in each case, that alternative acquisition proposal did not result from a material breach of the Company’s obligations described under the preceding paragraphs and the board of directors of the Company determines in good faith (x) after consultation with outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable law, and (y) after consultation with its financial advisors and outside legal counsel, that the alternative acquisition proposal constitutes a superior proposal or would reasonably be expected to lead to a superior proposal.

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In addition to the obligations of the Company described above, (x) within two business days of the no-shop period start time, except with respect to any exempted persons, the Company is required to notify Parent of the number of parties who have executed acceptable confidentiality agreements and provide Parent with the material terms and conditions of any alternative acquisition proposal received from any of those parties (including the identity of those parties and copies of all proposed transaction documents) and (y) within two business days of the cut-off time, the Company is required to notify Parent of the number of exempted persons and provide Parent with the material terms and conditions of any alternative acquisition proposal received from any such party (including the identity of the exempted persons and copies of all proposed transaction documents). In addition, from and after the no-shop period start time (and, with respect to any exempted person, from and after the cut-off time), the Company must promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its subsidiaries or, to its knowledge, its representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to an alternative acquisition proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an alternative acquisition proposal, in each case together with the material terms and conditions of that inquiry, request, proposal or offer, the identity of the person making any that inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by that person. The Company must keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any alternative acquisition proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation.

Except as permitted by the terms of the merger agreement described below, the Company has agreed in the merger agreement that its board of directors will not: (i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company recommendation with respect to the merger, or fail to include the Company recommendation in this proxy statement or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an alternative acquisition proposal; (ii) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that the board of directors of the Company may refrain from taking a position with respect to an alternative acquisition proposal until the close of business as of the tenth business day after the commencement of a tender offer or exchange offer in connection with that alternative acquisition proposal pursuant to Rule 14d-9(f) under the Exchange Act without that action being considered an adverse modification of the Company recommendation with respect to the merger; (iii) cause or permit the Company to enter into any alternative acquisition agreement (other than a customary confidentiality agreement in a form permitted by the merger agreement, which we refer to as an acceptable confidentiality agreement) relating to any alternative acquisition proposal; or (iv) take any action to terminate the merger agreement in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to that superior proposal. In this proxy statement, a “change of Company recommendation” refers to the actions described in clauses (i) and (ii) above.

Notwithstanding anything to the contrary above, prior to the time the Company’s stockholders adopt the merger agreement, but not after, the board of directors of the Company may, if the board of directors of the Company determines in good faith (after consultation with outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable law, (i) effect a change of Company recommendation in response to a superior proposal or an intervening event (as defined below) or (ii) solely in response to a superior proposal received after the date of the merger agreement and that did not result from a material breach of the Company’s obligations described in the preceding paragraphs, take any action to terminate the merger agreement in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to that superior proposal; provided, that: (x) the Company has provided prior written notice to Parent and Merger Sub, at least seventy-two hours in advance, of its intention to make a change of Company recommendation or to terminate the merger agreement in respect of a superior proposal, which notice must, if applicable, specify the identity of the party making a superior proposal and the material terms thereof (including copies of all proposed transaction documents); (y) after providing that notice and prior to effecting a change of Company recommendation or terminating the merger agreement in respect of a superior proposal, the Company must, and must cause its representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of the merger agreement as would permit the Company not to make a change of Company recommendation or terminate the merger agreement in respect of a superior proposal; and (z) the board of directors of the Company must have considered in good faith any changes to the merger agreement and the financing commitments offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and must have determined that the failure to make a change of Company recommendation or terminate the merger agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law even if those changes were to be given effect and, in the case of a superior proposal, that the superior proposal would continue to constitute a superior proposal if those changes were to be given effect. In the event of any material revisions to that superior proposal, the Company is required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this paragraph with respect to that new written notice, except that the deadline for that new written notice will be reduced to forty-eight hours before the change of Company recommendation or action (rather than the seventy-two hours otherwise contemplated above).

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Nothing in the provisions of the merger agreement relating to alternative acquisition proposals prohibits the Company or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including, without limitation, any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) with regard to an alternative acquisition proposal; provided the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that such disclosure or other action does not constitute a change of Company recommendation.

In this proxy statement, an “alternative acquisition proposal” refers to any inquiry, proposal or offer from any person (other than Parent or one of its subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Company common stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the outstanding Company common stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

In this proxy statement, a “superior proposal” refers to any bona fide alternative acquisition proposal (with the percentages set forth in the definition of that term changed from 20% to 50%) that the board of directors of the Company has determined, after consultation with its outside legal counsel and financial advisors, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by the merger agreement (including any adjustment to the terms proposed by Parent in response to such proposal).

In this proxy statement, an “intervening event” refers to a material event or circumstance (other than the receipt, existence or terms of an alternative acquisition proposal or any matter relating thereto or consequent thereof) that was not known to the board of directors of the Company prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the board of directors of the Company prior to the time Company’s stockholders adopt the merger agreement.

Stockholders Meeting

Subject to applicable laws, rules and regulations and the requirements of its certificate of incorporation and bylaws, the Company is required to take all action reasonably necessary to convene a meeting of its stockholders to vote upon the adoption of the merger agreement. The Company may, after consultation with and prior approval of Parent (not to be unreasonably withheld, conditioned or delayed), delay convening, postpone or adjourn the stockholders meeting if the Company determines in good faith that the delay, postponement or adjournment of the stockholders meeting is necessary or appropriate in order to facilitate compliance with applicable laws, rules or regulations or enable the Company to obtain sufficient votes for the adoption of the merger agreement. The Company has agreed in the merger agreement that its obligations described in the previous sentence will not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any alternative acquisition proposal or the occurrence of any change of Company recommendation. Subject to the provisions of the merger agreement described above under “—Solicitation of Acquisition Proposals,” the board of directors of the Company must recommend adoption of the merger agreement and approval of the merger, include that recommendation in this proxy statement and take all lawful action to solicit adoption and approval of the merger agreement.

Filings; Other Actions; Notification

Each of the Company, Parent and Merger Sub must (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable laws, rules and regulations with respect to the merger, including notifications, applications or other filings required by the telecommunications regulatory authorities and governmental franchising authorities under applicable laws, rules and regulations and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by the merger agreement. In addition, each of the Company, Parent and Merger Sub must use reasonable best efforts to:

•	promptly provide all information requested by any governmental entity in connection with the merger or any of the other transactions contemplated by the merger agreement;
•	promptly take, and cause its affiliates to take, all actions necessary to obtain any antitrust clearance or similar clearance required to be obtained from the FTC, the DOJ, any state attorney general, any foreign competition authority or any other governmental entity in connection with the transactions contemplated by the merger agreement;
•	promptly provide all notifications required by and file all applications and other filings with the FCC seeking the consent or waiver of the FCC that are necessary or appropriate to consummate the transactions contemplated by the merger agreement;
•	promptly provide all notifications and registrations required by, and file all applications and other filings with, each applicable state public utility commission seeking consent or waiver of each applicable state public utility commission that are necessary or appropriate to consummate the transactions contemplated by the merger agreement; and
•	promptly provide all notifications and registrations required by, and file all applications and other filings with, each governmental franchising authority or other governmental entity seeking the consent of the governmental franchising authority or other governmental entity that are necessary or appropriate to consummate the transactions contemplated by the merger agreement.

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Without limiting the generality of anything described in the previous paragraph or the following paragraph, each of the Company, Parent and Merger Sub must: (i) give the other parties prompt notice of the commencement by any governmental entity of any investigation, action or legal proceeding by or before any governmental entity with respect to the merger or any of the other transactions contemplated by the merger agreement; (ii) keep the other parties informed as to the status of any investigation, action or legal proceeding; and (iii) promptly inform the other parties of any material communication to or from the FTC, the DOJ, any telecommunications regulatory authority, any governmental franchising authority or any other governmental entity regarding the merger. Each of the Company, Parent and Merger Sub must consult and cooperate with the other parties and must consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other document made or submitted in connection with any investigation, action or legal proceeding under or relating to (x) the HSR Act or any other federal, state or foreign antitrust, competition or fair trade law or (y) any law, rule or regulation enforced or administered by a telecommunications regulatory authority or by a governmental franchising authority. In addition, except as may be prohibited by any governmental entity or by any law, rule or regulation, in connection with any investigation, action or legal proceeding, each of the Company, Parent and Merger Sub must permit authorized representatives of the other parties to be present at each substantive meeting or conference relating to that investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any governmental entity in connection with that investigation, action or legal proceeding.

Without limiting the generality of anything contained in the previous two paragraphs, Parent and Merger Sub must take or cause to be taken the following actions: (i) the prompt use of reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the merger agreement, including the proffer (and agreement) by Parent of its willingness to (which may be conditioned on the occurrence of the closing of the merger) sell or otherwise dispose of, or hold separate pending that disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or business or other segments of the Company and/or Parent or either’s respective subsidiaries (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or governmental entity with jurisdiction over enforcement of any applicable antitrust or competition laws giving effect thereto), if that action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any administrative, judicial or other proceeding in any forum by any of those courts or governmental entities or (y) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the merger by any of those courts or governmental entities; and (ii) the prompt use of reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the merger in accordance with the terms of the merger agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit the consummation of the merger on the schedule contemplated by the merger agreement; provided, however, that, notwithstanding the foregoing, nothing contained in the merger agreement may be construed to require Parent to undertake any efforts or to take any action if the taking of those efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divesture or sale of assets), individually or in the aggregate, in (x) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (y) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of Parent, the surviving corporation and their respective subsidiaries, taken as a whole, following the consummation of the merger.

With respect to each application, notice or other filing with any governmental entity referenced above, the Company, on the one hand, and Parent and Merger Sub, on the other hand, must provide the other with all information and signatures necessary for the preparation and filing of those applications, notifications and filings on a timely basis, and must use reasonable best efforts to prosecute the applications or other requests for approval or waiver diligently and in good faith.  Each of the Company, Parent and Merger Sub must take such actions as may be necessary or reasonably required in connection with those applications, including the furnishing to governmental entities of any documents, materials or other information requested.  In addition, each of the Company, Parent and Merger Sub must:  (x) permit a representative of the other party to attend and participate in substantive meetings (telephonic and otherwise) with governmental entities relating to the applications, notices or other filings referenced above and to the extent the other party does not attend or participate in a substantive meeting, that other party must be promptly notified of the substance of that meeting; and (y) permit the other party to review in advance any proposed written communication to governmental entities relating to the applications, notices or other filings referenced above and must provide a copy to the other party on all written communications to or from the governmental entities.  Subject to the proviso in the last sentence of the previous paragraph, (i) no party may, without the written consent of the other party, knowingly take, or fail to take, any action if the reasonably anticipated consequence of that action or failure to act is, or would be, to cause or materially increase the probability of any governmental entity not to grant its required consent, or cause any material delay in obtaining that consent, as required or appropriate to consummate the merger and the transactions contemplated by the merger agreement; and (ii) if there are any challenges or protests to those applications, or any petitions for reconsideration, appeals or similar filings made seeking to overturn the consent of a governmental entity (including, without limitation, reconsideration of a governmental entity on its own motion), each of the Company, Parent and Merger Sub must use any and all efforts to defend the applicable consent(s) against those actions.

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With respect to each joint application, notice or other filing with any telecommunications regulatory authority or governmental franchising authority in connection with the merger or the other transactions contemplated by the merger agreement, Parent must, subject to applicable law and the rules and regulations of any telecommunications regulatory authority or governmental franchising authority, have primary responsibility for preparing and filing those submissions, except that the Company may be responsible for executing or providing its signatures for those submissions, and the Company must have the opportunity to review and comment on each submission prior to filing, and Parent must consider in good faith any comments reasonably proposed by the Company.  Parent must pay all filing fees and each party will be responsible for payment of its own attorneys’ fees associated with those applications, notices or other filings.

Parent, as the sole stockholder of Merger Sub, must validly adopt the merger agreement immediately following the execution and delivery of the merger agreement. If required under the provisions of Parent’s certificate of incorporation, bylaws or comparable governing documents, Parent must cause its stockholders to validly adopt the merger agreement immediately following the execution and delivery of the merger agreement.

Employee Benefit Matters

For a period of at least one year following the effective time of the merger, Parent has agreed that it will, or will cause the surviving corporation to, provide employees of the surviving corporation and its subsidiaries compensation (including bonus opportunities but excluding equity based compensation) and benefits that are in the aggregate at least as favorable to those employees as the compensation and benefits provided by Parent and its affiliates to similarly situated employees of Parent and those affiliates.

Parent must ensure that employees of the surviving corporation and its subsidiaries receive credit (for purposes of eligibility to participate and vesting, but not benefit accrual) for service with the Company and its subsidiaries prior to the effective time of the merger (to the same extent that service credit was granted under the Company benefit plans, programs and policies) under the comparable employee benefit plans, programs and policies of Parent, the surviving corporation and any of their subsidiaries in which those employees became participants, as if that service had been performed with Parent or any of its subsidiaries. In addition, and without limiting the generality of the foregoing, Parent must ensure that: (i) at the effective time of the merger, each employee of the surviving corporation and its subsidiaries immediately will be eligible to participate, without any waiting time, in any and all of Parent’s benefit plans, programs and policies to the extent coverage under those benefit plans, programs and policies replace coverage under a similar or comparable Company benefit plan, program or policy in which that employee participated immediately before the effective time of the merger, (ii) to the extent permitted under the terms of the Parent benefit plan, program or policy, for purposes of each Parent benefit plan, program or policy providing benefits to any employee of the surviving corporation and its subsidiaries and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability, actively-at-work or similar requirements and eligibility waiting periods will be waived with respect to that employees and his or her covered dependents; and (iii) to the extent permitted under the terms of the Parent benefit plan, program or policy, each employee of the surviving corporation and its subsidiaries and his or her covered dependents will receive credit for the plan year in which the effective time of the merger occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the effective time of the merger under the Company plans, programs and policies. Nothing in the provisions described above is intended to amend any employee benefit plan or prevent Parent from terminating any employee benefit plan in a manner permissible under the terms thereof.

Parent must cause the surviving corporation and its subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to the employees of the surviving corporation and its subsidiaries. Notwithstanding the foregoing, nothing contained in the merger agreement will obligate Parent or the surviving corporation to maintain the employment of any employee of the surviving corporation or any of its subsidiaries for any specific period of time. The provisions described above are for the sole benefit of the parties to the merger agreement and nothing therein, expressed or implied, is intended or will be construed to confer upon or give to any person (including any employee of the surviving corporation or any of its subsidiaries), other than the parties thereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of the merger agreement.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable laws, rules and regulations) on or prior to the closing date of the merger of the following conditions:

•	the merger agreement must have been duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon;
•	any waiting period (and any extension of that period) under the HSR Act applicable to the transactions contemplated by the merger agreement has expired or otherwise been terminated;

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•	the approvals and notices specified in the disclosure schedules that the Company delivered in connection with the merger agreement must have been obtained and provided, respectively, without any conditions or requirements that are or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divesture or sale of assets), individually or in the aggregate, in (i) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (ii) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of Parent, the surviving corporation and their respective subsidiaries, taken as a whole, following the consummation of the merger; and
•	no injunction having been issued by a court of competent jurisdiction that is continuing, and no law having been enacted since the date of the merger agreement that remains in effect that prohibits the consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable laws, rules and regulations) on or prior to the closing date of the merger of the following conditions:

•	each of the representations and warranties of the Company regarding its capitalization, the absence of a material adverse effect, its corporate power and authority, the enforceability of the merger agreement and the absence of any undisclosed brokers’ or finders’ fees must be accurate in all material respects as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date of the merger (except to the extent any of those representations or warranties speak as of the date of the merger agreement or any other specific date, in which case that representation or warranty must be accurate in all respects as of that date);
•	each of the other representations and warranties of the Company contained in the merger agreement must be accurate in all respects (disregarding all materiality and material adverse effect qualifications) as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date of the merger (except to the extent any of those representations or warranties speak as of the date of the merger agreement or any other specific date, in which case that representation or warranty must have been accurate in all respects as of that date), except where the failure to be accurate (considered collectively) does not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect as of the closing date of the merger;
•	the Company has performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger;
•	since the date of the merger agreement, there must have been no occurrences that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a material adverse effect; and
•	Parent must have received a certificate dated the closing date of the merger and signed by an executive officer of the Company certifying that all of the above conditions have been satisfied.

The obligation of the Company to effect the merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable laws, rules and regulations) on or prior to the closing date of the merger of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement must be accurate in all respects (disregarding all materiality qualifications) as of the date of the merger agreement and as of the closing date of the merger as if made as of the closing date of the merger (except to the extent any of those representations or warranties speak as of the date of the merger agreement or any other specific date, in which case that representation or warranty must have been accurate in all respects as of that date), except where the failure to be accurate (considered collectively) does not materially and adversely affect Parent or Merger Sub’s ability to consummate any of the transactions contemplated by the merger agreement and does not materially and adversely affect Parent or Merger Sub’s ability to perform any of their respective obligations under the merger agreement;
•	Parent and Merger Sub has performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger; and
•	the Company has received a certificate dated the closing date of the merger signed by an executive officer of Parent certifying that all of the above conditions have been satisfied.

None of the Company, Parent or Merger Sub may rely on the failure of any condition described above applicable to all of them to be satisfied if that failure was caused by that party’s failure to perform any of its obligations under the merger agreement.

Each party to the merger agreement must give prompt notice to the other parties of the discovery by that party of any breach of a representation, warranty or material covenant made by that party in the merger agreement such that the condition to the closing of the merger relating to the accuracy of the representations and warranties of that party or compliance by that party with its obligations under the merger agreement would not reasonably be expected to be satisfied; provided, however, that the notification will not affect or be deemed to modify any representation or warranty of that party set forth in the merger agreement or the conditions to the obligations of the other parties to consummate the transactions contemplated thereby, including the merger, or the remedies available to the parties thereunder.

Termination

The Company and Parent may, by mutual written consent, duly authorized by their respective boards of directors, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger (whether before or, except as otherwise described below, after adoption of the merger agreement by the Company’s stockholders) as follows:

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•	by either Parent or the Company, if:
•	the merger has not been consummated on or before December 18, 2012; provided, however, that the right to terminate the merger agreement under this provision will not be available to a party if the failure of the merger to have been consummated on or before that date was caused by the failure of that party to perform any of its obligations under the merger agreement;
•	any injunction or other order having the effect of prohibiting the consummation of the merger is in effect and has become final and nonappealable; provided, however, that the right to terminate the merger agreement under this provision will not be available to a party if the imposition of that injunction or other order was caused by the failure of that party to perform any of its obligations under the merger agreement, including using its reasonable best efforts to have that injunction lifted in accordance with the provisions of the merger agreement described above under “—Filing; Other Actions; Notification”; or
•	the merger agreement was not duly adopted by holders of a majority of the outstanding shares of Company common stock entitled to vote thereon at the special meeting called for that purpose or any adjournment or postponement thereof at which a vote on the adoption of the merger agreement was taken;
•	by the Company, if:
•	at any time prior to the adoption of the merger agreement by the Company’s stockholders, after complying with the procedures described under “—Solicitation of Acquisition Proposals,” in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to that superior proposal; provided, that (i) the Company must pay the termination fee described under “—Termination Fees” below prior to or substantially concurrently with that termination and (ii) the Company must, substantially concurrently with that termination, enter into the associated alternative acquisition agreement;
•	(i) there has been a breach of a representation, warranty or material covenant made by Parent or Merger Sub in the merger agreement such that the condition to the closing of the merger relating to the accuracy of the representations and warranties of Parent and Merger Sub or compliance by Parent and Merger Sub with their obligations under the merger agreement would not reasonably be expected to be satisfied, (ii) the Company has delivered to Parent written notice of that breach and (iii) at least 30 days have elapsed since the date of delivery of that written notice to Parent and that breach has not been cured in all material respects; or
•	all of the conditions of Parent and Merger Sub have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger) and Parent or Merger Sub have failed for any reason to consummate the closing of the merger no later than the second business day following the final day of the marketing period and the Company stood ready, willing and able to consummate the transactions contemplated by the merger agreement through the end of that period;
•	by Parent, if:
•	a change of Company recommendation occurs; or
•	(i) there has been a breach of a representation, warranty or material covenant made by the Company in the merger agreement such that the condition to the closing of the merger relating to the accuracy of the representations and warranties of the Company or compliance by the Company with its obligations under the merger agreement would not reasonably be expected to be satisfied, (ii) Parent has delivered to the Company written notice of that breach and (iii) at least 30 days have elapsed since the date of delivery of that written notice to the Company and that breach has not been cured in all material respects.

Termination Fees

In the event that:

•	(i) the merger agreement is terminated by Parent or the Company due to the merger agreement not being duly adopted by the Company’s stockholders or by Parent due to a breach of a representation, warranty or material covenant by the Company, (ii) any alternative acquisition proposal has been made known to the Company or publicly announced by any person (other than by Parent, Merger Sub or their respective affiliates) and, in either case, not withdrawn after the date of the merger agreement but prior to that termination or, with respect to a termination due to the merger agreement not being duly adopted by the Company’s stockholders, prior to the special meeting called for that purpose and (iii) the Company (x) completes an alternative acquisition proposal within twelve months of the date the merger agreement is terminated or (y) enters into a definitive agreement with respect to any alternative acquisition proposal, within twelve months of the date the merger agreement is terminated, and that alternative acquisition proposal is consummated (provided, that for purposes of this provision, the references to “20%” in the definition of alternative acquisition proposal will be deemed to be references to “50%”), then within two business days of that consummation, the Company must pay to Parent by wire transfer the termination fee described below;
•	the merger agreement is terminated by the Company in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to that superior proposal, then prior to or substantially concurrently with that termination the Company must pay to Parent the termination fee described below by wire transfer; or
•	the merger agreement is terminated by Parent due to a change of Company recommendation, then within two business days of that termination, the Company must pay to Parent the termination fee described below by wire transfer.

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The termination fee payable by the Parent will be a cash amount in immediately available funds equal to $75,000,000; provided, that if the Company terminates the merger agreement in order to accept a superior proposal and enter into an alternative acquisition agreement with respect to a superior proposal on or prior to the cut-off time, then the termination fee payable by the Company will be $45,000,000. In no event will a termination fee be payable by the Company on more than one occasion.

In the event that the Company terminates the merger agreement due to a breach of a representation, warranty or material covenant by Parent or Merger Sub or due to Parent or Merger Sub having failed for any reason to consummate the closing of the merger no later than the second business day following the final day of the marketing period in a situation in which all of the conditions to Parent and Merger Sub’s obligations to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), then Parent must pay to the Company a termination fee of $100,000,000 in cash in immediately available funds. In no event will a termination fee be payable by Parent on more than one occasion.

If Parent becomes obligated to pay a termination fee and one or more of the equity purchasers under the securities purchase agreement has breached its obligations to purchase equity of CII thereunder, then the breaching equity purchasers, severally and not jointly, will be obligated to pay to Parent the amount of the termination fee on a pro rata basis in accordance with their respective obligations to purchase equity of CII thereunder, although Parent will remain obligated to ensure payment of the termination fee to the Company. However, neither the Company nor its stockholders or affiliates has any right to enforce such obligations. The Company has no right to recover the amount of the termination fee under the securities purchase agreement.

If the Company or Parent, as the case may be, fails to timely pay the termination fee and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other party for the payment, the paying party must pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with that suit, together with interest on that amount at the prime rate as published in the Wall Street Journal in effect on the date that payment was required to be made through the date that payment was actually received.

Expenses

All costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement and the financing thereof will be paid by the party incurring that expense, except with respect to Company expenses incurred in connection with the cooperation of the Company and its subsidiaries with respect to the arrangement of the financing as described under “—Financing Covenant; Company Cooperation” above.

Remedies

The merger agreement provides that the Company’s right to terminate the merger agreement and receive a termination fee from Parent will, except for the right to obtain specific performance described below, be the sole and exclusive remedy of the Company and its affiliates against (i) Parent, Merger Sub, the financing sources and any of their respective current, former or future affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the persons listed in the foregoing clause (i), (the persons listed in the foregoing clauses (i) and (ii) are collectively referred to in this proxy statement as the “Parent related parties”), for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection therewith, in each case, in any circumstance in which the Company is permitted to terminate the merger agreement and receive a termination fee from Parent; and upon payment of that fee, none of the Parent related parties will have any further liability or obligation relating to or arising out of the merger agreement, the merger, the other transactions contemplated by the merger agreement, the financing commitments or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise. Except for the right to obtain specific performance described below, in connection with any loss suffered as a result of any breach of any covenant or agreement in the merger agreement, or the failure of the merger or any other transaction contemplated thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection therewith, the Company has agreed that the maximum aggregate liability of the Parent related parties will be limited to an amount equal to the termination fee payable by Parent, and in no event will the Company seek to recover any money damages in excess of that amount (including consequential, indirect or punitive damages). The merger agreement provides that it may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to the merger agreement, or the negotiation, execution or performance of the merger agreement, may only be made by the Company against, the entities that are expressly identified as parties thereto, and none of the other Parent related parties will have any liability for any obligations or liabilities of the parties to the merger agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the merger or the other transactions contemplated thereby or in respect of any oral representations made or alleged to be made in connection therewith. Without limiting the rights of the Company against Parent or Merger Sub, the Company has agreed that in no event will the Company or any of its affiliates, and the Company has agreed not to and to cause its affiliates not to, seek to enforce the merger agreement against, make any claims for breach of the merger agreement against, or seek to recover monetary damages from, any of the other Parent related parties.

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The merger agreement provides that, other than the Company and its subsidiaries, none of the Company’s and its subsidiaries’ respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates, which we refer to as the Company related parties, will have any liability to Parent, Merger Sub and any of their affiliates relating to or arising out of the merger or any of the other transactions contemplated by the merger agreement. The merger agreement provides that Parent’s right to terminate the merger agreement and receive a termination fee from the Company will, except for the right to obtain specific performance as described below, be the sole and exclusive remedy of Parent, Merger Sub or any of their respective affiliates against the Company for any loss suffered as a result of any breach of the merger agreement or the failure of the merger to be consummated, in each case, in any circumstance in which the Parent is permitted to terminate the merger agreement and receive a termination fee from the Company; and upon payment of that fee, the Company will not have any further liability or obligation relating to or arising out of the merger agreement, the merger, the other transactions contemplated by the merger agreement or in respect of any other agreement, document or theory of law or equity; provided, however, that terminating the merger agreement and receiving a termination fee from us will not limit Parent’s rights with respect to any liabilities or damages incurred or suffered by Parent or Merger Sub as a result of our willful and material breach of any of our covenants or agreements in the merger agreement. Without limiting the rights of Parent or Merger Sub against the Company, Parent and Merger Sub have agreed that in no event will Parent, Merger Sub or any of their respective affiliates, and Parent and Merger Sub have agreed not to and to cause their respective affiliates not to, seek to enforce the merger agreement against, make any claims for breach of the merger agreement against, or seek to recover monetary damages from, any of the other Company related parties.

Except as otherwise described below, prior to the termination of the merger agreement pursuant to the terms described under “—Termination” above, the parties thereto will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement.

Notwithstanding the foregoing, the merger agreement provides that the Company will be entitled to obtain specific performance of Parent and Merger Sub’s obligations to consummate the merger and, if so desired, to cause the equity financing to be funded only in the event that each of the following conditions has been satisfied: (i) all of the conditions to the obligations of Parent and Merger Sub to effect the merger described under “—Conditions to the Merger” above have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and Parent and Merger Sub fail to complete the closing of the merger by the date the closing of the merger is required to have occurred pursuant to the merger agreement; (ii) the debt financing (or alternative financing) has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; and (iii) the Company has confirmed in a written notice delivered to Parent and the financing sources that if specific performance is granted and the equity financing and debt financing (or alternative financing) are funded, the Company stands ready, willing and able for the closing of the merger to occur. The merger agreement provides that in no event will the Company be entitled to obtain specific performance of Parent or Merger Sub’s right to cause the equity financing to be funded or obligations to complete the merger if the debt financing (or alternative financing) has not been funded (or will not be funded at the closing of the merger if the equity financing is funded at the closing of the merger). While the Company may pursue both a grant of specific performance as expressly described above and the payment of a termination fee by Parent in accordance with the provisions described under “—Termination Fees,” under no circumstances will Parent or Merger Sub be obligated to both specifically perform the terms of the merger agreement and pay a termination fee.

Each of the Company and Parent is an express third party beneficiary of the securities purchase agreement solely with respect to the right to obtain specific performance of the obligation of the equity purchasers to purchase equity of CII only in the event that each of the following conditions has been satisfied: (i) all of the conditions to the obligation of the equity purchasers to purchase equity of CII described under “The Merger—Financing of the Merger—Equity Financing” beginning on page 45 above have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), and any equity purchaser fails to complete the purchase of equity of CII by the date the closing of the merger is required to have occurred pursuant to the merger agreement; (ii) the debt financing (or alternative financing) has been funded or will be funded at the closing of the merger if the equity financing is funded at the closing of the merger; and (iii) the party pursuing specific performance has confirmed in a written notice delivered to each equity purchaser that if specific performance is granted and the equity financing is funded, such party pursuing specific performance stands ready, willing and able for the closing of the purchase of equity of CII to occur (in the event such party is CII) and the closing of the merger to occur (in the event such party is the Company or Parent). The securities purchase agreement provides that in no event will CII, the Company or Parent be entitled to obtain specific performance of any equity purchaser’s obligation to purchase equity of CII if the debt financing (or alternative financing) has not been funded (or will not be funded at the closing of the merger if the equity financing is funded at the closing of the merger).

Indemnification; Directors’ and Officers’ Insurance

Parent has agreed to ensure that the surviving corporation and its subsidiaries fulfill and honor in all respects the obligations of the Company and its subsidiaries pursuant to: (i) each indemnification agreement in effect between the Company or any of its subsidiaries and any of the present and former officers and directors of the Company and its subsidiaries; and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any of its subsidiaries as in effect on the date of merger agreement. The certificate of incorporation and bylaws of the surviving corporation and equivalent organizational documents of the surviving corporation’s subsidiaries will contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws and equivalent organizational documents of the Company’s subsidiaries on the date of the merger agreement, and, during the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, those provisions may not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any of the present and former officers and directors of the Company and its subsidiaries.

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During the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, the surviving corporation will indemnify and hold harmless, to the fullest extent permitted by applicable law, each of the present and former officers and directors of the Company and its subsidiaries against and from any costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, legal proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative, to the extent that claim, legal proceeding, arbitration or investigation arises out of or pertains to: (i) any action or omission or alleged action or omission in that party’s capacity as a director or officer of the Company or any of its subsidiaries (regardless of whether that action or omission, or alleged action or omission, occurred prior to, at or after the effective time of the merger); or (ii) any of the transactions contemplated by the merger agreement.

Through the sixth anniversary of the effective time of the merger, Parent is required to cause to be maintained in effect, for the benefit of the present and former officers and directors of the Company and its subsidiaries, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of the merger agreement; provided, however, that: (i) in no event will Parent be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to that current policy and, if the annual premiums payable for that insurance coverage exceed that amount, Parent will be obligated to obtain a policy with the greatest coverage available for a cost equal to that amount; and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause “(i)” above, the Company may obtain a prepaid “tail” policy prior to the effective time of the merger that provides the present and former officers and directors of the Company and its subsidiaries with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the effective time; provided that cost of that “tail” policy will be subject to the annual cap described above.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification and provision of directors’ and officers’ liability insurance coverage and are express third party beneficiaries of the merger agreement for this purpose.

Other Covenants and Agreements

Access

The Company will afford Parent’s officers and other authorized representatives reasonable access to the properties, books and records and personnel of the Company and its subsidiaries, and the Company will cause to be furnished promptly to Parent all readily available information concerning its business as Parent may reasonably request.

Publicity

The Company and Parent must consult with each other before issuing, and give each other a reasonable opportunity to review, any press releases or other public statements with respect to the transactions contemplated by the merger agreement or filings with any governmental entity with respect to the transactions contemplated by the merger agreement, except as may be required by applicable laws, rules or regulations or the rules of a national securities exchange.

Rule 16b-3

Prior to the effective time, the Company must take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by the merger agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Director Resignations

The Company must cause to be delivered to Parent resignations executed by each director of the Company and its subsidiaries in office immediately prior to the effective time of the merger (other than with respect to any directors identified by Parent in writing to the Company two (2) business days prior to the closing date of the merger), which resignations will be effective at the effective time of the merger.

Stockholder Litigation

The Company must promptly notify Parent of any stockholder litigation related to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought, or, to the knowledge of the Company, threatened in writing against the Company and/or members of the board of directors of the Company prior to the effective time of the merger and must keep Parent reasonably informed with respect to the status thereof (the Company will control the defense and settlement of litigation against any of its directors or the Company or any of its subsidiaries with counsel of its own choosing). Neither the Company nor any subsidiary or representative of the Company is permitted to compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any stockholder litigation described above or consent to the same unless Parent has consented in writing in its reasonable discretion.

Modification or Amendment

At any time prior to the effective time of the merger, whether before or after adoption of the merger agreement by the stockholders of the Company or Merger Sub, the parties to the merger agreement may amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties (with the approval of their respective boards of directors); provided, however, that after the adoption of the merger agreement by the stockholders of the Company or Merger Sub, no amendment may be made which by law requires further approval of the stockholders of the Company or Merger Sub without the further approval of those stockholders.

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MARKET PRICE OF COMPANY COMMON STOCK

The Company common stock is listed for trading on the NYSE under the symbol “ABVT.” The table below shows, for the periods indicated, the high and low closing prices for the Company common stock, as reported by the NYSE.

	Common Stock Price
	High	Low
Fiscal Year Ended December 31, 2010
First Quarter ended March 31	$67.00	$49.78
Second Quarter ended June 30	$59.59	$41.12
Third Quarter ended September 30	$55.24	$45.88
Fourth Quarter ended December 31	$63.80	$51.89

Fiscal Year Ended December 31, 2011
First Quarter ended March 31	$67.00	$58.69
Second Quarter ended June 30	$78.07	$62.65
Third Quarter ended September 30	$71.10	$48.79
Fourth Quarter ended December 31	$66.59	$51.31

Fiscal Year Ending December 31, 2012
First Quarter ended March 31	$83.98	$64.49
Second Quarter ended June 30 (through April 9, 2012)	$82.97	$82.87

The closing price of Company common stock on the NYSE on March 16, 2012, the last trading day prior to the announcement of the merger, was $74.25 per share. On [—], 2012, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Company common stock on the NYSE was $[—] per share. You are encouraged to obtain current market quotations for Company common stock in connection with voting your shares of Company common stock.

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BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

The table below sets forth information as to the beneficial ownership of Company common stock (i) as of April 9, 2012 (except as otherwise specified) by all current directors and named executive officers of the Company as well as by current directors and executive officers of the Company as a group, and (ii) to the best knowledge of the Company’s management, based on filings with the SEC pursuant to Section 13(d) or (g) under the Exchange Act, beneficial owners of more than 5% of the outstanding Company common stock. Unless otherwise specified, the address of each person in the table below is in care of the Company.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Company common stock which that person has the right to acquire within 60 days following April 9, 2012. For purposes of computing the percentage of outstanding shares of Company common stock held by each person or group of persons named above, any security which that person or persons has or have the right to acquire within 60 days following April 9, 2012 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of April 9, 2012, there were 26,266,494 shares of Company common stock outstanding.

Name and Address	Shares of Company common stock Beneficially Owned	% of Shares Outstanding Beneficially Owned
William G. LaPerch(1)	124,772	*
Robert Sokota(2)	68,738	*
Rajiv Datta(3)	47,738	*
Joseph P. Ciavarella(2)	27,738	*
Jeffrey A. Brodsky(4)	26,872	*
Richard Postma(5)	12,560	*
Stuart Subotnick(6)	11,872	*
Michael Embler(7)	8,291	*
Richard Shorten, Jr.(8)	6,238	*
Nicholas Ridolfi(9)	—	*
All current directors and executive officers of the Company as a group (10 persons)(10)	334,819	1.3%
Franklin Mutual Advisers, LLC(11)	4,591,633	17.6%
101 John F. Kennedy Parkway
Short Hills, NY 07078
JWK Enterprises, LLC(12)	2,440,608	9.3%
c/o Metromedia Company
801 7th Avenue, 29th Floor
New York, NY 10019
Columbia Wanger Asset Management, LLC(13)	1,963,500	7.5%
227 West Monroe Street
Suite 3000
Chicago, IL 60606
BlackRock, Inc.(14)	1,348,117	5.2%
40 East 52nd Street
New York, NY 10022
TA X L.P.(15)	1,307,238	5.0%
c/o TA Associates, Inc.
John Hancock Tower
200 Clarendon Street, 56th Floor
Boston, MA 02116

*	The percentage of shares of the Company common stock beneficially owned does not exceed one percent of the shares of Company common stock outstanding.
(1)	Excludes 65,000 restricted stock units granted on January 25, 2011, of which 43,333 vest on November 16, 2012 and 21,667 vest on November 16, 2013, and 65,000 restricted stock units granted on December 1, 2011, of which 21,666 are scheduled to vest on each of November 16, 2012 and November 16, 2013 and 21,668 are scheduled to vest on November 16, 2014.
(2)	Excludes 21,000 restricted stock units granted on January 25, 2011, 14,000 of which vest on November 16, 2012 and 7,000 of which vest on November 16, 2013, and 21,000 restricted stock units granted on December 1, 2011, 7,000 of which are scheduled to vest each on November 16, 2012, November 16, 2013 and November 16, 2014.

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(3)	Excludes 45,000 restricted stock units granted on January 25, 2011, 30,000 of which are scheduled to vest on November 16, 2012 and 15,000 of which are scheduled to vest on November 16, 2013, and 45,000 restricted stock units granted on December 1, 2011, 15,000 of which are scheduled to vest each on November 16, 2012, November 16, 2013 and November 16, 2014.
(4)	Includes 18,872 shares of Company common stock and fully vested and exercisable options to purchase 8,000 shares of Company common stock. Excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 3,000 shares underlying restricted stock units granted on December 1, 2011, 1,000 of which are scheduled to vest each on November 16, 2012, November 16, 2013 and November 16, 2014.
(5)	Excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 3,000 shares underlying restricted stock units granted on December 1, 2011, 1,000 of which are scheduled to vest each on November 16, 2012, November 16, 2013 and November 16, 2014.
(6)	Includes 3,872 shares of Company common stock and fully vested and exercisable options to purchase 8,000 shares of Company common stock. Excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 3,000 shares underlying restricted stock units granted on December 1, 2011, 1,000 of which are scheduled to vest each on November 16, 2012, November 16, 2013 and November 16, 2014.
(7)	Includes 7,579 shares of Company common stock and fully vested and exercisable options to purchase the 712 shares of Company common stock. Excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 3,000 shares underlying restricted stock units granted on December 1, 2011, 1,000 of which are scheduled to vest each on November 16, 2012, November 16, 2013 and November 16, 2014.
(8)	Includes 4,238 shares of Company common stock and fully vested and exercisable options to purchase 2,000 shares of Company common stock. Excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 3,000 shares underlying restricted stock units granted on December 1, 2011, 1,000 of which are scheduled to vest each on November 16, 2012, November 16, 2013 and November 16, 2014.
(9)	Excludes 15,000 restricted stock units granted on August 26, 2011, 10,000 of which are scheduled to vest on November 16, 2012 and 5,000 of which are scheduled to vest on November 16, 2013.
(10)	Includes 316,107 shares of Company common stock and fully vested and exercisable options to purchase 18,712 shares of Company common stock. Excludes 349,000 restricted stock units granted as follows: (i) 15,000 restricted stock units granted on December 20, 2010, 10,000 of which are scheduled to vest on November 16, 2012 and 5,000 of which are scheduled to vest on November 16, 2013; (ii) 152,000 restricted stock units granted on January 25, 2011, 101,333 of which are scheduled to vest on November 16, 2012 and 50,667 of which are scheduled to vest on November 16, 2013; (iii) 15,000 restricted stock units granted on August 26, 2011, 10,000 of which are scheduled to vest on November 16, 2012 and 5,000 of which are scheduled to vest on November 16, 2013; and (iv) 167,000 restricted stock units granted on December 1, 2011, 55,666 of which are scheduled to vest each on November 16, 2012 and November 16, 2013 and 55,668 of which are scheduled to vest on November 16, 2014.
(11)	Based on information contained in Amendment No. 3 to Schedule 13G filed by Franklin Mutual Advisors, LLC (“FMA”) with the SEC on February 6, 2012. FMA has sole voting and investment discretion over these securities pursuant to investment management contracts. FMA disclaims beneficial ownership of the shares owned by its investment management clients.
(12)	Based on information contained in the Schedule 13D (Amendment No. 2) filed by JWK Enterprises LLC and the Trust created pursuant to Trust Agreement, dated April 4, 2008, between John W. Kluge as grantor and initial Trustee and JP Morgan Trust Company of Delaware, as Administrative Trustee, with the SEC on December 17, 2010.
(13)	Based on information contained in Amendment No. 1 to Schedule 13G filed by Columbia Wanger Asset Management, LLC with the SEC on February 13, 2012.
(14)	Based on information contained in Amendment No. 1 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 13, 2012.
(15)	Based on information contained in the Schedule 13G filed by TA X L.P. with the SEC on February 14, 2012. Includes (i) 840,362 shares of Company common stock beneficially owned by TA X L.P., a Delaware limited partnership; (ii) 420,178 shares of Company common stock beneficially owned by TA Atlantic and Pacific VI L.P., a Delaware limited partnership; (iii) 20,768 shares of Company common stock beneficially owned by TA Strategic Partners Fund II L.P., a Delaware limited partnership; (iv) 720 shares of Company common stock beneficially owned by TA Strategic Partners Fund II-A L.P., a Delaware limited partnership; and (v) 25,211 shares of Company common stock beneficially owned by TA Investors III L.P., a Delaware limited partnership.

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APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of Company common stock and to receive, in lieu of the merger consideration, payment in cash for the fair value of your shares of Company common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Company common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $84.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand appraisal of their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders for whom appraisal rights will be available that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Company common stock, the Company believes that if a stockholder considers exercising those rights, that stockholder should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of Company common stock, you must satisfy each of the following conditions: you must deliver to the Company a written demand for appraisal of your shares of Company common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of shares of Company common stock who intends to demand appraisal of his, her or its shares of Company common stock; and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of Company common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Company common stock. A holder of shares of Company common stock wishing to exercise appraisal rights must hold of record the shares of Company common stock on the date the written demand for appraisal is made and must continue to hold the shares of Company common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of Company common stock are transferred prior to the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to AboveNet, Inc., Attention: General Counsel, 360 Hamilton Avenue, White Plains, NY 10601, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of Company common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of Company common stock. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of Company common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Company common stock (i) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (ii) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name (iii) and must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Company common stock of record. The beneficial holder must, in those cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Company common stock. If you hold your shares of Company common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

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If shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Company common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Company common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company common stock as to which appraisal is sought. Where no number of shares of Company common stock is expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of the record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly made a written demand for appraisal in accordance with Section 262 of the DGCL and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the merger agreement for that stockholder’s shares of Company common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with that approval conditioned upon terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws that stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in that appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of that petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition, neither Parent, Merger Sub nor the Company has any present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company common stock within the time prescribed in Section 262 and the failure of a stockholder to file a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation a statement setting forth the aggregate number of shares of Company common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The statement must be mailed within 10 days after that written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company common stock held either in a voting trust or by a nominee on behalf of that person may, in that person’s own name, file a petition for appraisal or request from the surviving corporation that statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached. After notice to stockholders who have demanded appraisal, if that notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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After determination of the stockholders entitled to appraisal of their shares of Company common stock, the Delaware Court of Chancery will appraise the shares of Company common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of that value upon surrender by those stockholders of the certificates representing their shares of Company common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company common stock is less than the per share merger consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that the exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from that accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of Company common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses that holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $84.00 per share cash payment (without interest) for his, her or its shares of Company common stock pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

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DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act and therefore we will no longer file periodic reports with the SEC on account of the Company common stock.

ADVISORY VOTE REGARDING CERTAIN EXECUTIVE COMPENSATION

The board of directors recognizes the significant interest of the Company’s stockholders in executive compensation matters. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast a non-binding, advisory vote to approve the compensation payable to our named executive officers in connection with the merger pursuant to arrangements entered into with the Company and as disclosed in this proxy statement. This compensation is summarized in the table under “The Merger – Interests of Certain Persons in the Merger–Golden Parachute Compensation” beginning on page 48, including the footnotes to the table. We are asking our stockholders to adopt the following resolution, commonly referred to as a “say on golden parachute” resolution, at the special meeting:

“RESOLVED, that the stockholders of AboveNet, Inc. approve, on a non-binding, advisory basis, the compensation that will or may become payable to the named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the table and related disclosure under “The Merger – Interests of Certain Persons in the Merger–Golden Parachute Compensation.”

Vote Required and Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement or the vote to approve the adjournment of the special meeting. You may vote to approve the merger agreement or the adjournment of the special meeting and vote not to approve this proposal on executive compensation and vice versa. Because this vote is advisory in nature only, it will not be binding on either the Company or Parent regardless of whether the merger is completed. Accordingly, as the compensation to be paid in connection with the merger is contractual with respect to the named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed.

The vote required to approve this proposal is the affirmative vote of a majority of the votes cast at the special meeting by stockholders present in person or by proxy and entitled to vote on the matter at the special meeting. Assuming a quorum is present, abstentions and broker non-votes, if any, will have no effect on the proposal.

The board of directors unanimously recommends you vote “FOR” the advisory resolution on the compensation that will or may be received by our named executive officers in connection with the merger.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no other matter to be brought before the special meeting. If any other matter requiring a vote of the stockholders should come before the special meeting, it is the intention of the persons named in the proxy to vote with respect to any that matter in accordance with their best judgment.

Future Stockholder Proposals

We will hold our 2012 annual meeting of stockholders only if the merger is not consummated because, if the merger is consummated, we will be a wholly-owned subsidiary of Zayo and will not have public stockholders. However, if the merger is not consummated or if we are otherwise required to do so under applicable law, we will hold an annual meeting of stockholders in 2012. To be considered for inclusion in proxy materials for our 2012 annual meeting, your proposal must be submitted in writing to the Company at 360 Hamilton Avenue, White Plains, New York 10601, Attn: Secretary. If our 2012 annual meeting of stockholders is held as scheduled in June, 2012, proposals to be considered for inclusion in our proxy materials for that meeting must have been received no later than January 18, 2012 and proposals that were not to be included in our proxy materials for that meeting or proposals to nominate a director must have been received no later than February 23, 2012. If we delay our 2012 annual meeting of stockholders to a date later than September 21, 2012, proposals to be considered for inclusion in our proxy materials for our 2012 annual meeting of stockholders must be received no earlier than 120 days prior to the date of that meeting and not later than the later of (i) the 60th day prior to that meeting or (ii) the 10th day following the date on which notice of the date of that meeting is mailed or public disclosure thereof was made, whichever first occurs. Any proposals you submit must meet the requirements set forth in the rules and regulations of the SEC, as well as the informational requirements and the other requirements related to stockholder proposals set forth in the our bylaws in order to be eligible for inclusion in the proxy statement for our 2012 annual meeting of stockholders.

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Stockholders Sharing the Same Address

If you are a beneficial owner, but not the record holder, of Company common stock, your bank, brokerage firm or other nominee may deliver only one copy of this proxy statement to multiple stockholders who share an address (which method of delivery we refer to as “householding”) unless your broker, bank or other nominee or the Company has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. A stockholder who wishes to receive a separate copy of this proxy statement should submit a written request to the Company at 360 Hamilton Avenue, White Plains, NY 10601, Attn: Secretary or contact our Secretary at (914) 421-6700. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of this proxy statement and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above. If you have received notice from your bank, brokerage firm or other nominee that they will be householding communications to your address and you would prefer to receive a separate set of materials, please notify such person.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also visit us at www.above.net. Our website address is provided as an inactive textual reference only.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of our annual, quarterly and current reports, our proxy statements or other information concerning us, without charge, by written or telephonic request directed to our Corporate Secretary, at the Company’s headquarters at 360 Hamilton Avenue, White Plains 10601; or from our proxy solicitor, MacKenzie Partners, Inc. toll-free: (800) 322-2885; collect: (212) 929-5500; email: proxy@mackenziepartners.com; or from the SEC through the SEC website at the address provided above.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make that proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares of company common stock at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [—], 2012. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

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Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

Zayo Group, LLC,

a Delaware limited liability company;

Voila Sub, Inc.,

aDelaware corporation; and

AboveNet, Inc.,

aDelaware corporation

 Dated as of March 18, 2012

A-i

(continued)

A-ii

(continued)

A-iii

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Merger Sub Certificate of Incorporation
Exhibit C	Merger Sub Bylaws

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (as may be amended from time to time, this “Agreement”) is made and entered into as of March 18, 2012, by and among: Zayo Group, LLC, a Delaware limited liability company (“Parent”); Voila Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and AboveNet, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement; (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein; and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of directors or similar governing body of each of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

article 1.DESCRIPTION OF TRANSACTION

1.1         The Merger.Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3(b)), Merger Sub shall be merged with and into the Company (the merger of Merger Sub into the Company being referred to as the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2         Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (“DGCL”).

1.3         Closing; Effective Time of the Merger.

(a)         The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166 at 10:00 a.m., Eastern Time, on the later of (i) the second Business Day after the satisfaction or waiver of the last of the conditions set forth in Article 5 to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) and (ii) the earlier of (A) a date during the Marketing Period to be specified by Parent on no fewer than two Business Days’ notice to the Company and (B) the first Business Day following the final day of the Marketing Period, unless the parties hereto otherwise agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

A-1

(b)         Subject to the provisions of this Agreement, in order to effect the Merger, a certificate of merger that has been duly executed in accordance with, and in such form as required by, the relevant provisions of the DGCL shall be filed with the Secretary of State of the State of Delaware concurrently with or as soon as practicable following the Closing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be mutually determined by the parties to this Agreement and set forth in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4         Certificate of Incorporation and Bylaws; Directors and Officers.

(a)          The certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to read in their entirety in the forms attached hereto as Exhibit B and Exhibit C, respectively, and as so amended, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of this Agreement, the DGCL and such certificate of incorporation and bylaws.

(b)          The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.5          Conversion of Capital Stock.

(a)          At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)           any shares of Company Common Stock held in the Company’s treasury or held by any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)          any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)         except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $84.00 in cash, without interest (the “Per Share Amount”); and

A-2

(iv)         each share of the common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

For purposes of this Agreement, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to Section 1.5(a)(iii).

(b)         If, during the period from the date of this Agreement through the Effective Time, any change shall occur in the outstanding shares of Company Common Stock by reason of any reclassification, recapitalization, stock split or combination, exchange, readjustment or similar transaction, or if any stock dividend shall be declared on shares of Company Common Stock and the record date for such dividend shall fall during such period, then the Per Share Amount shall be appropriately adjusted.

1.6         Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time, upon the cancellation or conversion thereof in accordance with Section 1.5, shall automatically be canceled and shall cease to exist, and all holders of stock certificates (“Stock Certificates”) and/or book-entry shares (“Book-Entry Shares”) representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby (or to appraisal rights as provided in Section 1.8 with respect to Dissenting Shares); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Stock Certificates or Book-Entry Shares shall be made on such stock transfer books after the Effective Time.

1.7         Payment Fund; Surrender of Certificates and Book-Entry Shares.

(a)         On or prior to the Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as payment agent in the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5(a) (the funds so deposited with the Paying Agent being referred to as the “Payment Fund”).

A-3

(b)         Promptly (and in any event within two Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of shares of Company Common Stock: (i) a letter of transmittal in customary form (which shall specify that delivery of Stock Certificates and Book-Entry Shares shall be effected, and risk of loss and title to the Stock Certificates and Book-Entry Shares shall pass, in the case of Stock Certificates, upon delivery of the Stock Certificates to the Paying Agent and, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal); and (ii) customary instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares in exchange for the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares. Upon delivery of Stock Certificates and/or Book-Entry Shares to the Paying Agent, together with a validly executed letter of transmittal, the holders thereof shall be entitled to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced by such Stock Certificates and Book-Entry Shares, and the Stock Certificates and Book-Entry Shares so surrendered shall be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Stock Certificates or Book-Entry Shares so surrendered is registered if: (A) such Stock Certificate shall be properly endorsed or such Stock Certificates or Book-Entry Shares shall otherwise be in proper form for transfer; and (B) the Person requesting such payment shall either (1) pay any transfer tax required by reason of such payment, or (2) establish to the reasonable satisfaction of the Surviving Corporation that such transfer tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Stock Certificate and Book-Entry Share (other than Dissenting Shares) shall be deemed after the Effective Time to represent only the right to receive the Per Share Amount with respect to each of the shares of Company Common Stock evidenced thereby. No interest will be paid on the Merger Consideration payable upon surrender of any Stock Certificate or Book-Entry Share.

(c)         If any Stock Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 1.7(b), upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary and reasonable amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Stock Certificate, Parent shall cause the Paying Agent to pay to such Person the consideration receivable with respect to the Company Common Stock represented by such lost, stolen or destroyed Stock Certificate.

(d)         Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to former holders of Stock Certificates and Book-Entry Shares one year after the Effective Time shall be delivered by the Paying Agent to Parent upon demand. Any former holders of Stock Certificates and/or Book-Entry Shares who have not theretofore complied with this Section 1.7 shall thereafter look only to the Surviving Corporation or Parent for payment of the Merger Consideration, in accordance with this Article 1 and without any interest thereon, payable with respect to each of the shares of Company Common Stock previously evidenced by such Stock Certificates and Book-Entry Shares. Notwithstanding any provision of this Agreement to the contrary, none of the Company, Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)         The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to Parent upon demand. Parent and the Surviving Corporation shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 1.7(e). Nothing contained herein and no investment losses resulting from investment of the Payment Fund shall diminish the rights of any holder of Stock Certificates and/or Book-Entry Shares to receive Merger Consideration.

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1.8         Appraisal Rights. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a valid demand for appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but rather shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, effective withdrawal or otherwise), then, as of the later of the Effective Time or the date of loss of such status, each of such shares shall automatically be converted into or shall have deemed to have been, at the Effective Time, converted into, as applicable, and shall represent only the right to receive Merger Consideration in accordance with Section 1.5(a), without interest thereon, following the surrender of the Stock Certificate(s) and/or Book-Entry Shares representing such shares. The Company shall give Parent prompt notice of any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time. The Company shall not make any payment or any binding settlement offer prior to the Effective Time with respect to any such demand without the prior written consent of Parent.

1.9         Company Options; Restricted Stock Units; Company ESPP.

(a)          Company Options. Prior to the Effective Time, the Company shall cause each Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to such Company Option; and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held a Company Option immediately prior to the Effective Time, in cash, an amount equal to the Option Consideration with respect to each share of Company Common Stock issuable under such Company Option. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Equity Plans, with such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Option, the amount by which the Per Share Amount exceeds the exercise price payable under such Company Option in respect of such share of Company Common Stock; provided, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Amount, such Company Option shall be canceled without any cash payment being made in respect thereof.

(b)          Company RSUs. Prior to the Effective Time, the Company shall cause each Company RSU that is outstanding immediately prior to the Effective Time (whether vested or unvested) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Per Share Amount for each share of Company Common Stock then subject to such Company RSU (such cash amount being the “Company RSU Consideration”); and, as promptly as practicable following the Effective Time (but in any event no later than the payment date for the first full payroll cycle following the Closing Date), Parent shall cause to be paid to each Person who held a Company RSU immediately prior to the Effective Time, in cash, an amount equal to the Company RSU Consideration with respect to each share of Company Common Stock issuable under such Company RSU.

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(c)         Company ESPP. The Company shall take all actions necessary to (i) terminate the Company ESPP in its entirety as of the Business Day immediately prior to the Closing Date and return all contributions to the Company ESPP in respect of any then current offering period to its participants, (ii) ensure that no offering period under the Company ESPP shall be commenced on or after the date of this Agreement, and (iii) ensure that participants in the current offering period cannot increase their contribution rate any time after the date hereof. If the Closing shall occur prior to the end of the offering period underway under the Company ESPP on the date of this Agreement, the Company will pay to each participant in such offering as promptly as practicable following the Effective Time (but in no event later than the payment date for the first full payroll cycle following the Closing Date) an amount equal to the product of (i) the amount, if any, by which the Per Share Amount exceeds the ESPP Exercise Price and (ii) the number of shares of Company Common Stock the participant could purchase with his or her accumulated payroll deductions as of the Business Day immediately prior to the Closing Date at the ESPP Exercise Price.

(d)         Termination of Company Equity Plans. Conditional upon the Closing, the Company shall take all appropriate or necessary steps to effect the termination of each Company Equity Plan as of the Effective Time, so that following the Effective Time, there shall be no outstanding Company Equity Plans or any Company Options or Company RSUs.

1.10       Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to withhold from any cash consideration payable pursuant to this Article 1 to any holder or former holder of Company Common Stock, Company Options or Company RSUs such amounts as the Paying Agent, Parent, the Company or the Surviving Corporation is required to withhold from such consideration under the Code, the Treasury Regulations or any corresponding provision of applicable tax law. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate Governmental Entity.

article 2.REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the Company SEC Documents publicly filed after January 1, 2011 and prior to the date hereof (excluding (a) any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and predictive or forward-looking in nature and (b) any exhibits to such documents), or (ii) in the disclosure schedule delivered to Parent on the date of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth on any schedule of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

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2.1         Due Organization and Good Standing. Each of the Company and its Subsidiaries has been duly organized and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties, and to conduct its business in the manner in which its business is currently being conducted, except where the failure to be so organized and existing or to have such power and authority would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries (to the extent that the laws of the applicable jurisdictions recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of the jurisdictions where the nature of its business requires such qualification, except where the failure to so qualify would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.2         Charter Documents. The Company has delivered or made available to Parent or its counsel copies of the certificate of incorporation and bylaws (or similar governing documents) of the Company and each of its material Subsidiaries, in each case as amended through the date of this Agreement.

2.3         Capitalization, Etc.

(a)         The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which (A) 26,266,494 shares of Company Common Stock had been issued and were outstanding as of March 16, 2012 (the “Capitalization Date”) and (B) 672,608 shares of Company Common Stock were held by the Company in its treasury as of the Capitalization Date; and (ii) 10,000,000 shares of Company Preferred Stock, of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock and of which no shares are outstanding or are held by the Company in its treasury.

(b)         As of the Capitalization Date: (i) 74,396 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options; (ii) 787,177 shares of Company Common Stock are subject to issuance pursuant to outstanding Company RSUs; (iii) 1,335,905 shares of Company Common Stock are reserved for future issuance pursuant to the Company Equity Plans; (iv) 283,298 shares of Company Common Stock are reserved for future issuance pursuant to the Company ESPP; and (v) 500,000 shares of Company Preferred Stock are reserved for future issuance pursuant to the Amended and Restated Rights Agreement between the Company and American Stock Transfer & Trust Company, LLC, dated as of August 3, 2009, as amended (the “Rights Agreement”). The Company has delivered or made available to Parent or its counsel copies of the Company ESPP, the Company Equity Plans and the forms of stock option and restricted stock unit agreements evidencing the Company Options and Company RSUs.

(c)         All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and free of preemptive rights. Except for options, rights, securities, agreements, instruments, obligations and plans referred to in Section 2.3(b), including the Rights under, and as such term is defined in, the Rights Agreement, as of the date of this Agreement, except for changes since the close of business on the Capitalization Date resulting from the exercise of Company Options, there are no shares of capital stock or other voting securities or equity interests of the Company and there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock or other equity securities of the Company or any Subsidiary of the Company; (ii) stock appreciation right, redemption right, repurchase right, “phantom” stock right, performance units, interest in or right to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights; (iii) outstanding security, instrument or obligation of the Company or any Subsidiary of the Company that is or may become convertible into or exchangeable for any shares of the capital stock or other equity security of the Company or any Subsidiary of the Company; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or other equity securities.

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(d)         Section 2.3(d) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it or any of its Subsidiaries under any obligation to form or participate in, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person. All of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are wholly owned beneficially and of record by the Company or a Subsidiary of the Company, free and clear of any encumbrances.

(e)         The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

2.4         SEC Filings; Financial Statements.

(a)         The Company has filed with or furnished to the SEC on a timely basis all Company SEC Documents required to be filed with or furnished to the SEC by the Company since January 1, 2011. As of the time it was filed with or furnished to the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)         The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal year-end adjustments).

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(c)         None of the Acquired Entities has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, of a type required to be recorded or reflected on a balance sheet (including any related notes) prepared in accordance with GAAP (as in effect on the date of this Agreement), except for: (i) liabilities accrued or disclosed in the financial statements (including any related notes) contained in the Company’s annual report on Form 10-K for the fiscal year 2011 filed prior to the date hereof (the “2011 10-K”); (ii) liabilities incurred in the ordinary course of business since December 31, 2011; and (iii) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)         The Company has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the board of directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(e)         The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended, and (ii) the rules and regulations of the New York Stock Exchange, in each case, that are applicable to the Company.

2.5         Absence of Certain Changes. Between December 31, 2011 and the date of this Agreement:

(a)         the Company and its Subsidiaries have conducted their respective businesses in all material respects only in accordance with the ordinary course of such businesses, consistent with past practices;

(b)         no event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)         none of the Acquired Entities has amended its certificate of incorporation or bylaws or equivalent organizational documents;

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(d)         other than the amounts borrowed under the Secured Revolving Credit Agreement, none of the Acquired Entities has incurred any indebtedness for borrowed money or guaranteed any such indebtedness, except in the ordinary course of business;

(e)         the Company has not changed, in any material respect, its accounting methods, principles or practices except as required by changes in GAAP;

(f)          none of the Acquired Entities has sold or transferred any material portion of its assets, except in the ordinary course of business;

(g)         the Company has not declared, set aside or paid any dividend or made any other distribution with respect to its capital stock;

(h)         the Company has not made any material changes to the compensation or benefits of any current or former executive officer or director; or

(i)          the Company has not entered into any agreement to take any of the actions referred to in clauses “(c)” through “(h)” of this sentence.

2.6         IP Rights.

(a)         The Acquired Entities own, or have valid rights to use or license, all material IP Rights that are necessary for the conduct of their businesses substantially in the manner in which they are currently being conducted.

(b)         To the Knowledge of the Company: (i) all material registered trademarks, registered service marks, patents and registered copyrights owned by the Acquired Entities are valid, enforceable and subsisting; (ii) the conduct of the businesses of the Acquired Entities, including any product or service marketed or sold by the Company or any of the other Acquired Entities, has not infringed or misappropriated, and does not infringe or misappropriate, any IP Rights owned by any other Person, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) no other Person is infringing any IP Rights owned by the Acquired Entities, except where the infringement would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Entities have taken reasonable steps to protect their IP Rights and to maintain the confidentiality of their trade secrets. No lawsuit, court action or other court proceeding (“Legal Proceeding”) or other claim is pending (or, to the Knowledge of the Company, is being threatened) that is material to the Company and its Subsidiaries, taken as a whole, against any of the Acquired Entities that is based upon any claim that any of the Acquired Entities is infringing any IP Rights owned by any other Person or challenging the validity, enforceability or ownership of, or the right to use, any IP Rights owned by any of the Acquired Entities.

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2.7         Title to Assets; Real Property. The Acquired Entities own, and have good and valid title to, all tangible assets reflected on the balance sheet included in the Company’s 2011 Year-End Balance Sheet (except for tangible assets sold, used or disposed of in the ordinary course of business since December 31, 2011) free and clear of any liens or encumbrances, except that such tangible assets may be subject to: (i) liens for Taxes not yet due and payable; (ii) liens, encumbrances or imperfections of title that have arisen in the ordinary course of business; (iii) liens, encumbrances or imperfections of title resulting from or relating to any of the contracts referred to in the Company Disclosure Schedule; (iv) liens, encumbrances or imperfections of title relating to liabilities reflected in the financial statements (including any related notes) contained in the Company SEC Documents publicly filed prior to the date hereof; and (v) liens, encumbrances or imperfections of title that do not have or would not reasonably be expected to have, individually or the aggregate, a Material Adverse Effect. The Acquired Entities do not own any real property.

2.8         Contracts. The Company has delivered or made available to Parent or its counsel an accurate and complete copy of each contract that is currently in effect (i) that is required under Item 601(b)(10) of SEC Regulation S-K to be filed by the Company as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2011, (ii) containing covenants of the Company or any of its Subsidiaries purporting to limit in any material respect any line of business, industry or geographical area in which the Company or its Subsidiaries may operate, (iii) pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than the Company or any of its Subsidiaries); or (iv) that relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money in excess of $5,000,000 (each, a “Material Contract”). Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and is enforceable in accordance with its terms. None of the Acquired Entities is in breach of or default under any Material Contract, except where the breach or default would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and, to the Knowledge of the Company, no other Person is in breach of or default under any Material Contract, except where the breach or default would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.9          Compliance with Legal Requirements. Each Acquired Entity is, and since January 1, 2011 has been, in compliance with all Legal Requirements applicable to its business, except where the failure to comply with such Legal Requirements would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.10         Legal Proceedings; Orders.

(a)           There is no Legal Proceeding pending (or, to the Knowledge of the Company, being threatened) against any of the Acquired Entities that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           there is no material order or judgment specific to any of the Acquired Entities to which any of the Acquired Entities is subject; and

(c)            to the Company’s Knowledge, no investigation by any Governmental Entity with respect to any of the Acquired Entities is pending or is being threatened, other than any investigations that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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2.11         Governmental Authorizations.

(a)            (i) The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable them to conduct their businesses in the manner in which such businesses are currently being conducted, except where failure to hold such Governmental Authorizations has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) the Governmental Authorizations held by the Company and its Subsidiaries are valid and in full force and effect, except where the failure of such Governmental Authorizations to be valid and in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) the Acquired Entities are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2011, no Acquired Entity has received any written notice from any Governmental Entity: (A) asserting any material violation of any term or requirement of any material Governmental Authorization held by such Acquired Entity; (B) notifying such Acquired Entity of the revocation or withdrawal of any material Governmental Authorization held by such Acquired Entity; or (C) imposing any condition, modification or amendment on any Governmental Authorization, other than such condition, modification or amendment that would also be imposed on similarly situated holders of such Governmental Authorization.

(b)            Section 2.11(b) of the Company Disclosure Schedule identifies all of the Company Communications Licenses as of the date hereof. The Company Communications Licenses are valid and in full force and effect and are not subject to any material conditions, except those conditions that may be contained within the terms of such Company Communications Licenses.  No action by or before any Telecommunications Regulatory Authority is pending (or, to the Knowledge of the Company, is being threatened) in which the requested remedy is: (i) the revocation, suspension, cancellation, rescission or material modification of, or the refusal to renew, any of the Company Communications Licenses; or (ii) the imposition on any of the Acquired Entities of material fines, penalties or forfeitures.  The holder of each Company Communications License is in compliance with such Company Communications License and has fulfilled and performed all of its obligations with respect thereto, including all reports, notifications and applications required by the Communications Act and State Telecommunications Laws, and the payment of all regulatory assessments, fees and contributions, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure of such licensee to be in compliance, fulfill or perform its obligations or pay such assessments, fees or contributions has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Universal Service Administration Company has not initiated any inquiries, audits or other proceedings against any of the Acquired Entities (and, to the Knowledge of the Company, no such inquiries, audits or other proceedings are being threatened by the Universal Service Administration Company against any of the Acquired Entities) that would have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.12         Tax Matters.

(a)            Each of the Tax returns required to be filed by the Acquired Entities with any Governmental Entity with respect to taxable periods ending at or before the Effective Time (the “Company Returns”): (i) has been or will be filed except where failure to file such Tax Return would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) has been, or will be when filed, prepared in compliance with applicable Legal Requirements, except where failure to be in such compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The amounts shown on the Company Returns to be due at or before the Effective Time have been paid or will be paid at or before the Effective Time.

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(b)         The 2011 Year-End Balance Sheet fully accrues the material liabilities of the Acquired Entities for Taxes with respect to all periods through December 31, 2011 in accordance with GAAP. The Company will establish, in the ordinary course of business and consistent with its past practices, appropriate reserves for the payment of Taxes due for the period from January 1, 2012 through the Effective Time. The Parties acknowledge that, subject to applicable limitations under federal and state Tax Legal Requirements, including, without limitation, Section 162 of the Code, all payments of the Option Consideration to be paid pursuant to Section 1.9(a), all payments of the Company RSU Consideration to be paid pursuant to Section 1.9(b) and any expenses related to the Option Consideration and the Company RSU Consideration, including payroll-related Taxes, shall be treated as giving rise to a corresponding deduction to the Company immediately prior to the Effective Time for all income Tax purposes.

(c)         (i) There are no examinations or audits of any Company Return underway, and no extension or waiver of the limitation period applicable to any Company Return is in effect; and (ii) no Legal Proceeding is pending (or, to the Knowledge of the Company, is being threatened) by any tax authority against any of the Acquired Entities in respect of any material Tax. There are no material unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by any of the Acquired Entities with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith). There are no liens for material Taxes upon any of the assets of any of the Acquired Entities, except liens for current Taxes not yet due and payable. None of the Acquired Entities has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. None of the Acquired Entities is required to include any adjustment in taxable income for any tax period pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date of this Agreement. None of the Acquired Entities has been a member of any combined, consolidated or unitary group for which it is or will be liable for Taxes under principles of Section 1.1502-6 of the Treasury Regulations. None of the Acquired Entities will be required to include in gross income any material amounts pursuant to Section 108(i) of the Code. The Acquired Entities have no obligation to any Person to provide any “gross-up” or similar payment to any Person with respect to any excise tax imposed under Section 4999 of the Code.

2.13         Employee Benefit Plans.

(a)           Section 2.13(a) of the Company Disclosure Schedule contains a true and complete list of each of the material Company Plans. The Company has described or provided or made available to Parent current, accurate and complete copies, or in some cases copies of the prior year plans which are substantially similar to the plans currently in place, of all employee benefit plans, programs and arrangements (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements sponsored or maintained by the Acquired Entities or to which the Acquired Entities are making contributions or with respect to which the Acquired Entities have or would reasonably be expected to have any liability (contingent or otherwise) in each case, if material to the Acquired Entities (the “Company Plans”).

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(b)         Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Company Plan is so qualified or is a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service. Each Company Plan has been operated in material compliance with its terms and complies in form and in operation in all material respects with all applicable Legal Requirements.

(c)         None of the Acquired Entities nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code has ever sponsored, contributed to, or had or has any material liability respecting, an employee benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Except as set forth in Section 2.13(c) of the Company Disclosure Schedule, no Company Plan provides health or life insurance benefits (whether or not insured), with respect to current or former employees or directors of any of the Acquired Entities beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B, the full cost of which is borne by the current or former employee or director.

(d)         Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

(e)         Except as disclosed in Section 2.13(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant of any Acquired Entity to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(f)          None of the Acquired Entities is a party to any agreement, contract, arrangement or plan (including any Company Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g)         Each of the Acquired Entities is in compliance in all material respects with all applicable Legal Requirements and contracts to which it is a party relating to the employment of its employees.

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2.14         Labor Matters. There are no collective bargaining agreements or other labor union agreements to which any of the Acquired Entities is a party or by which any of the Acquired Entities is bound, and, to the Knowledge of the Company, none of the Acquired Entities is the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions. To the Company’s Knowledge, since July 1, 2010, none of the Acquired Entities has encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts. The Acquired Entities are in compliance in all material respects with all laws respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes. Each person employed by one of the Acquired Entities was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Acquired Entities should have been properly classified as an employee under applicable law, except where the failure to so classify or treat such Person would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

2.15         Environmental Matters. Each of the Acquired Entities is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since July 1, 2010, none of the Acquired Entities has received any written notice from a Governmental Entity or any other Person that alleges that it is materially violating any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Entities has received any written notice from a Governmental Entity or any other Person since July 1, 2010 that alleges that such current or prior owner or any Acquired Entity is materially violating any Environmental Law. For purposes of this Section 2.15, “Environmental Law” means any Legal Requirement relating to pollution or protection of the environment, or human health and safety, or regulating emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, gasoline or diesel fuel, petroleum and petroleum products.

2.16         Insurance. Since July 1, 2010, none of the Acquired Entities has received any written communication notifying it of any: (a) cancellation or invalidation of any material insurance policy held by it; (b) refusal of any coverage or rejection of any material claim under any material insurance policy held by it; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by it. There is no pending material claim by any of the Acquired Entities against any insurance carrier under any insurance policy held by any of the Acquired Entities.

2.17         Certain Business Practices. To the Knowledge of the Company, none of the Acquired Entities has: (a) used any material funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity in violation of the Foreign Corrupt Practices Act of 1977; or (b) made any material unlawful payments to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977.

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2.18         Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company has unanimously: (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (b) directed that this Agreement be submitted to the stockholders of the Company for their adoption at the Company Stockholders Meeting and resolved to recommend that the stockholders of the Company adopt this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the shares of Company Common Stock outstanding on the record date established for the Company Stockholders Meeting (the “Company Stockholder Approval”) and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.19         Stockholder Vote. Assuming the accuracy of the representation and warranty made in Section 3.9, the Company Stockholder Approval is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries that is necessary to adopt this Agreement and approve the Merger.

2.20         Non-Contravention; Consents. Except, in the case of clauses (b) and (c), for violations and defaults that would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not materially and adversely affect the Company’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or equivalent organizational documents of any of the Acquired Entities; (b) cause a violation by any of the Acquired Entities of any Legal Requirement applicable to it; or (c) cause a default on the part of any of the Acquired Entities under any agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the creation of an encumbrance on any asset of the Company or any of its Subsidiaries. Except as may be required by the Telecommunications Regulatory Authorities or Governmental Franchising Authorities or as may be required under the Exchange Act, the DGCL, the HSR Act or the rules and regulations of the New York Stock Exchange, none of the Acquired Entities is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent or approval would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not materially and adversely affect the Company’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

2.21         Section 203 of the DGCL Not Applicable. Assuming the accuracy of the representation and warranty made in Section 3.9, the board of directors of the Company has taken or will take any action necessary to render Section 203 of the DGCL and any similar law inapplicable to the Merger. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to the Merger or the transactions contemplated hereby.

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2.22         Opinion of Financial Advisor. The board of directors of the Company has received (a) the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion (and subject to the factors, assumptions, qualifications and limitations set forth in such opinion), the Per Share Amount to be paid to the holders of Company Common Stock is fair, from a financial point of view, to such holders and (b) the opinion of Moelis& Company LLC to the effect that, as of the date of such opinion (and subject to the assumptions, qualifications and limitations set forth in such opinion), the Per Share Amount is fair, from a financial point of view, to the holders of Company Common Stock, other than Parent and its affiliates.

2.23         Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities LLC and Moelis& Company LLC (collectively, the “Financial Advisors”) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.The Company will furnish prior to Closing to Parent a true and complete copy of any contract between the Company and each of the Financial Advisors pursuant to which either Financial Advisor could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby. The aggregate fees, exclusive of out of pocket expenses, payable by the Company or any of its Subsidiaries to the Financial Advisors in connection with this Agreement and the transactions contemplated hereby are set forth in Section 2.23 of the Company Disclosure Schedule.

2.24         Rights Agreement. The Company has taken all action necessary to render the Rights (as such term is defined in the Rights Agreement) inapplicable to the Merger, this Agreement and the consummation of the transactions contemplated by this Agreement and to cause the Rights to expire in their entirety immediately prior to the Effective Time without any payment being made in respect thereof.

2.25         Proxy Statement. The Proxy Statement (as defined in Section 4.3(a)) will comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

article 3.REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company on the date of this Agreement (the “Parent Disclosure Schedule”):

3.1         Due Organization; Etc. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Merger Sub have all requisite corporate power and authority to own, lease and operate their respective properties, and to conduct their businesses in the manner in which such businesses are currently being conducted. Parent has made available to the Company complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, each as amended to the date of this Agreement. Parent is a direct, wholly owned Subsidiary of Zayo Group Holdings, Inc., which entity is a direct, wholly owned Subsidiary of Communication Infrastructure Investments, LLC (“CII”).

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3.2         Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated by this Agreement, and prior to the Effective Time, will not have engaged in any other business activities other than those relating to such transactions.

3.3         Legal Proceedings; Orders.

(a)         There is no Legal Proceeding pending (or, to the Knowledge of Parent, being threatened) against Parent or Merger Sub that could materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

(b)         There is no order or judgment to which Parent or Merger Sub is subject that could materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

(c)         To Parent’s Knowledge, no investigation or review by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or is being threatened, other than any investigation or review that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement.

3.4         Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has: (a) determined that the transactions contemplated by this Agreement are fair and in the best interests of Parent; and (b) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary company action on the part of Parent, and no other company proceedings on the part of Parent are necessary to authorize this Agreement. The board of directors of Merger Sub has: (A) approved and declared advisable this Agreement; and (B) resolved to recommend that Parent as the sole stockholder of Merger Sub adopt this Agreement. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than, with respect to the Merger, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the certificate of merger as required by the DGCL. This Agreement has been duly and validly executed and delivered on behalf of each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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3.5         Non-Contravention; Consents. Except, in the case of clauses (b) and (c), for violations and defaults that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the transactions contemplated by this Agreement, will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Legal Requirement applicable to Parent or Merger Sub; or (c) cause a default on the part of Parent or Merger Sub under any agreement, lease, license, contract, note, bond, mortgage, indenture or other instrument to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their respective Affiliates or any of their respective properties or assets are bound, or result in the creation of an encumbrance on any asset of Parent, Merger Sub or any of their respective Affiliates. Except as may be required by the Telecommunications Regulatory Authorities or Governmental Franchising Authorities or as may be required under the Exchange Act, the DGCL or the HSR Act, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or give any notice to, or to obtain any consent or approval from, any Governmental Entity at or prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement, except where the failure to make any such filing, give any such notice or obtain any such consent would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement or to perform any of their respective obligations under this Agreement. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated by this Agreement.

3.6         Not an Interested Stockholder. Neither Parent nor any of its Affiliates is an “interested stockholder” (as such term is defined in Section 203 of the DGCL) of the Company.

3.7         Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) the executed securities purchase agreement from private investment funds affiliated with GTCR LLC as well as existing indirect owners of Parent (the “Equity Purchase Agreement”) to invest, subject to the terms and conditions therein, cash in the aggregate amounts set forth therein (the “Equity Financing”), (ii) an executed commitment letter and a Redacted Fee Letter from Morgan Stanley Senior Funding, Inc. and Barclays Bank PLC (the “Debt Commitment Letter” and, together with the Equity Purchase Agreement, collectively referred to as the “Financing Letters”), pursuant to which the lenders party thereto (collectively, the “Lenders”) have committed, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees (being collectively referred to as the “Debt Financing”, and together with the Equity Financing, collectively referred to as the “Financing”). None of the Financing Letters has been amended or modified prior to the date of this Agreement and as of the date of this Agreement, no such amendment or modification is contemplated (other than amendments or modifications that are permitted by Section 4.10), and as of the date of this Agreement, the respective obligations and commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Except for fee letters and engagement letters with respect to the Financing, as of the date hereof, there are no side letters or agreements (whether written or oral) to which Parent, Merger Sub or any of their Affiliates is a party related to the funding or investing, as applicable, of the Financing that could affect the availability of the Financing, or which include conditions precedent to the obligations of the parties thereunder, other than as expressly set forth in the Financing Letters delivered to the Company prior to the date hereof. Parent has fully paid or caused to be fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof, and as of the date hereof, the Financing Letters are in full force and effect and are the legal, valid, binding and enforceable obligations of CII, Parent and Merger Sub, as the case may be, and, to the Knowledge of Parent or Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of CII, Parent or Merger Sub or, to the Knowledge of Parent or Merger Sub, any other party thereto under any of the Financing Letters. As of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Letters applicable to it or CII will not be satisfied. Assuming the Financing is funded in accordance with the Financing Letters, Parent and Merger Sub, in the aggregate and together with the available cash and cash equivalents of the Company, will have at and after the Closing funds sufficient to (i) pay the aggregate Merger Consideration, the aggregate Option Consideration and the aggregate Company RSU Consideration, (ii) finance the repayment or refinancing of debt contemplated by this Agreement or either Financing Letter, (iii) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Merger and the Financing, and (iv) satisfy all of the other payment obligations of Parent, Merger Sub and the Surviving Corporation contemplated hereunder.

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3.8         Solvency. Assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) any repayment or refinancing of debt as contemplated in this Agreement or the Financing Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article 2 hereof, (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable when made, (e) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (f) payment of all related fees and expenses, each of Parent and the Surviving Corporation and its Subsidiaries, taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum of (A) the value of all “liabilities of such Person, including a reasonable estimate of the amount of all contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of such Person on its existing debts (including a reasonable estimate of the amount of all contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

3.9           Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates beneficially owns any shares of Company Common Stock.

3.10         Information Supplied. The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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3.11         Regulatory Matters. Except as disclosed in Section 3.11 of the Parent Disclosure Schedule, Parent represents that, with respect to itself and its subsidiaries (including Merger Sub) and Affiliates (each, a “Parent Affiliated Company”), (A) no Parent Affiliated Company is a foreign person, (B) no foreign person has an attributable direct or indirect ownership, voting or other control interest in any Parent Affiliated Company of ten percent (10%) or more, (C) the Parent Affiliated Companies are not cable operators, and a waiver of Section 652(b) of the Communications Act is not required to consummate the Merger or any of the other transactions contemplated by this Agreement to the extent that Parent Affiliated Companies may be affiliates (as defined in the Communications Act) of a cable operator that is owned, controlled by or under common ownership with such cable operator, and (D) no such Parent Affiliated Company is or has an ownership, voting or other control interest in any foreign telecommunications carrier or other foreign provider of telecommunications.

3.12         Independent Review; Non-Reliance. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In connection with entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement.

3.13         No Other Company Representations and Warranties. Except for the representations and warranties set forth in Article 2, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses or operations, including with respect to any information provided or made available to Parent or Merger Sub.

3.14         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

3.15         Full Access. Parent acknowledges that, to its Knowledge, it and the Purchaser Representatives have received access to substantially all such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and the Purchaser Representatives have requested to review, and that it and the Purchaser Representatives have had full opportunity to meet with the management of the Company to discuss the businesses and assets of the Company and its Subsidiaries.

3.16         Absence of Certain Agreements. As of the date of this Agreement, there are no contracts to which any of Parent, Merger Sub, or any of their respective Affiliates is party (a) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt or approve or otherwise to support this Agreement or the Merger or agrees to vote against any Alternative Acquisition Proposal or (b) pursuant to which any member of the Company’s board of directors or any current employee of the Company or any of its Subsidiaries (i) has agreed to (x) remain as an employee of the Company or any of its Subsidiaries following the Effective Time (other than pursuant to any existing contracts with the Company or any of its Subsidiaries), (y) contribute or roll over any shares of Company Common Stock or Company Options to the Company or any of its Subsidiaries or Parent or any of its Affiliates or (z) receive any capital stock of the Company or any of its Subsidiaries (other than pursuant to any existing employment contracts with the Company or any of its Subsidiaries) or Parent, or (ii) otherwise is entitled to any material benefits in connection with this Agreement or the Merger, other than pursuant to the express terms of this Agreement or any other agreement, arrangement or understanding to which the Company is a party.

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article 4.Covenants

4.1         Interim Operations of the Company. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise expressly permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) in all material respects carry on its business in the ordinary course consistent with past practice and (y) use commercially reasonable efforts to preserve intact its business and its present relationships with customers, suppliers, landlords and other persons with which it has business relations, and to keep available the services of its current officers, in each case set forth in this clause (y) where the failure to do so would be materially adverse to the Company and its Subsidiaries taken as a whole. In addition to and without limiting the generality of the foregoing, the Company agrees that, prior to the Effective Time, except (i) to the extent Parent or Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (h), (k), (m), (n), (o), (p), (q), (r) and, to the extent applicable to the foregoing clauses, (s) below), (ii) as set forth in Section 4.1 of the Company Disclosure Schedule, or (iii) as expressly contemplated or expressly permitted by this Agreement, the Company shall not, and shall ensure that each of the other Acquired Entities does not:

(a)         amend its certificate of incorporation or bylaws or equivalent organizational documents or the Rights Agreement;

(b)         split, combine or reclassify any shares of its capital stock;

(c)         declare, set aside or pay any dividend or distribution (whether payable in cash, stock or property) with respect to any shares of its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), or enter into any agreement with respect to the voting of its capital stock;

(d)         merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate the Company or any of its Subsidiaries;

(e)         form any Subsidiary or acquire any equity interest in any other Entity for which the fair market value of the total consideration paid by the Company and its Subsidiaries exceeds $5,000,000 individually or $10,000,000 in the aggregate;

(f)         acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $5,000,000 individually or $10,000,000 in the aggregate in any transaction or series of related transactions;

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(g)         issue, sell, grant, pledge, dispose of, transfer or encumber, or authorize the issuance, sale, grant, pledge, disposition, transfer or encumbrance of, any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company or any Subsidiary on a deferred basis or other rights linked to the value of shares of capital stock, other than: (i) up to 20,000 shares of Company Common Stock underlying new grants of Company Options and/or Company RSUs to employees of the Company and its Subsidiaries who are not executive officers or directors; (ii) shares of Company Common Stock issuable upon exercise of Company Options or to holders of RSUs, in each case outstanding on the date hereof; and (iii) shares of Company Common Stock issuable pursuant to the Company ESPP;

(h)        transfer, lease or license to any third party, or encumber, any material assets other than: (i) in the ordinary course of business; or (ii) as security for any borrowings that are not prohibited by Section 4.1(j);

(i)         repurchase, redeem or otherwise acquire any shares of its capital stock, except shares of the Company’s capital stock repurchased from employees or former employees of any of the Acquired Entities as required pursuant to existing contractual relationships with holders of Company RSUs;

(j)         incur any indebtedness for borrowed money or guarantee any such indebtedness, except for: (i) short-term borrowings incurred in the ordinary course of business and (ii) borrowings pursuant to the Secured Revolving Credit Agreement;

(k)        adopt or amend any severance, termination or other employee benefit agreement or plan for the benefit of any director, officer, employee or consultant of the Company or any Subsidiary, or increase the compensation or fringe benefits of any director, officer, employee or consultant of the Company or any Subsidiary (except, in the case of employees who are not executive officers of the Company, for increases in the ordinary course of business that are consistent with past practices or as required by agreements, plans, programs or arrangements in effect on the date hereof and previously provided to Parent);

(l)         enter into or amend or prematurely terminate any contract or waive, release or assign any rights or claims under any contract, in each case, where such action would have a materially adverse impact on the Company and its Subsidiaries taken as a whole;

(m)       (i) enter into any individual sales order for the provision of fiber optic infrastructure in excess of 600 fiber miles or (ii) amend any individual sale order for the provision of fiber optic infrastructure to increase the number of fiber miles subject to that order by more than 600 fiber miles; provided, however, the Company shall have the right to renew any existing orders upon substantially the same terms as provided in the original agreement and shall have the right to enter into new orders where contractually obligated to do so; provided, further, that the Company shall provide Parent written notice of any such renewal or new order;

(n)         change any of its methods of accounting or accounting practices in any material respect, except as may be required by applicable Legal Requirements or GAAP;

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(o)         make any material Tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Acquired Entities;

(p)         fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by the Acquired Entities in such calendar quarter, would exceed by more than $5,000,000 the aggregate amount budgeted for capital expenditures in such calendar quarter (as set forth in Section 4.1(p) of the Company Disclosure Schedule);

(q)         settle or compromise any litigation, audit, claim or action against the Company or any of its Subsidiaries, other than settlements or compromises of any litigation, audit, claim or action (A) where the amount paid in settlement or compromise does not exceed $5,000,000 individually or $10,000,000 in the aggregate or (B) where the amount paid in settlement does not exceed the amount reserved against such matter in the most recent financial statements (or the notes thereto) of the Company included in the 2011 10-K;

(r)         fail to use commercially reasonable efforts to maintain compliance with the material Governmental Authorizations or otherwise maintain their validity and full force and effect; or

(s)         enter into an agreement to take any of the actions described in clauses “(a)” through “(r)” of this Section 4.1.

4.2        Go Shop; No Solicitation.

(a)         Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on April 17, 2012, the Company and its Representatives shall have the right to, directly or indirectly, (i) initiate, solicit and encourage, whether publicly or otherwise, Alternative Acquisition Proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an Alternative Acquisition Proposal, including, subject to the last sentence of this Section 4.2(a), by way of providing access to non-public information to any Person pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (provided that any non-public information provided to such Persons shall be provided to Parent prior to or promptly following the time it is provided to such Persons); and (ii) enter into, engage in and maintain discussions or negotiations with respect to Alternative Acquisition Proposals, or inquiries, proposals or offers or other efforts or attempts that could lead to an Alternative Acquisition Proposal, including through the waiver or release by the Company, at its sole discretion, of any preexisting standstill or similar agreements with any Person to permit such Person to make or amend an Alternative Acquisition Proposal, or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations. Notwithstanding anything to the contrary in this Section 4.2, prior to the Cut-Off Date the Company may not provide any non-public information to any Person (except the information described in Section 4.2(a) of the Company Disclosure Schedule) until such time as such Person has delivered to the Company a bona fide written Alternative Acquisition Proposal that constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

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(b)         Except as permitted by Sections 4.2(c) and 4.2(d), from 12:00 a.m. (New York City time) on April 18, 2012 (the “No-Shop Period Start Date”), until the Effective Time or, if earlier, the termination of this Agreement, the Company shall not, nor shall it authorize or knowingly permit its Representatives, Subsidiaries or their Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or assist (including by way of furnishing information) the submission by any third party of an Alternative Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to an Alternative Acquisition Proposal, or (ii) engage in, continue or otherwise participate in any negotiations or discussions regarding an Alternative Acquisition Proposal, or provide any information or data to any Person relating to the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Alternative Acquisition Proposal. At 12:00 a.m. on the No-Shop Period Start Date, except as permitted by Sections 4.2(c) and 4.2(d), the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted prior thereto with respect to any Alternative Acquisition Proposal.

(c)         Notwithstanding anything to the contrary set forth in Section 4.2(b), during the period commencing on the No-Shop Period Start Date and continuing until the earlier of the termination of this Agreement and the receipt of the Company Stockholder Approval, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who has made a bona fide written Alternative Acquisition Proposal if the Person so requesting such information executes an Acceptable Confidentiality Agreement (provided, that any non-public information provided to such Person shall be provided to Parent prior to or promptly following the time it is provided to such Person), and (ii) engage in negotiations or discussions with any Person who has made a bona fide written Alternative Acquisition Proposal, if in each such case, such Alternative Acquisition Proposal did not result from a material breach of this Section 4.2 and the board of directors of the Company determines in good faith (A) after consultation with outside legal counsel that the failure to take such action would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable law, and (B) after consultation with its financial advisor and outside legal counsel, that such Alternative Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal.

(d)         Notwithstanding anything to the contrary set forth in Section 4.2(b) or 4.2(c), following the No-Shop Period Start Date and until 11:59 p.m. (New York City time) on May 2, 2012 (the “Cut-Off Date”), the Company and its Representatives may continue to engage in the activities described in Section 4.2(a) with respect to each Exempted Person, including with respect to any amended Alternative Acquisition Proposal submitted by an Exempted Person.

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(e)          In addition to the obligations of the Company set forth in this Section 4.2, (x) within two Business Days of the No-Shop Period Start Date, except with respect to any Exempted Persons, the Company shall notify Parent of the number of parties who have executed Acceptable Confidentiality Agreements and provide Parent with the material terms and conditions of any Alternative Acquisition Proposal received from any such party (including the identity of such parties and copies of all proposed transaction documents) and (y) within two Business Days of the Cut-Off Date, the Company shall notify Parent of the number of Exempted Persons and provide Parent with the material terms and conditions of any Alternative Acquisition Proposal received from any such party (including the identity of such Exempted Persons and copies of all proposed transaction documents). In addition, from and after the No-Shop Period Start Date (and, with respect to any Exempted Person, from and after the Cut-Off Date), the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or, to its Knowledge, its Representatives receives (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to an Alternative Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Alternative Acquisition Proposal, in each case together with the material terms and conditions of such inquiry, request, proposal or offer, the identity of the Person making any such inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment or modification) of any such Alternative Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation.

(f)          Except as set forth in Section 4.2(g), neither the board of directors of the Company nor any committee thereof shall:

(i)         withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger or fail to include the Company Recommendation in the Proxy Statement, or adopt, approve or recommend to propose to adopt, approve or recommend (publicly or otherwise) an Alternative Acquisition Proposal;

(ii)         take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act (it being understood that the board of directors of the Company may refrain from taking a position with respect to an Alternative Acquisition Proposal until the close of business as of the tenth (10th) Business Day after the commencement of a tender offer or exchange offer in connection with such Alternative Acquisition Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered an adverse modification of the Company Recommendation) (each action set forth in paragraph (i) above and this paragraph (ii) of Section 4.2(f), a “Change of Recommendation”);

(iii)         cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement or a letter of intent or agreement in principle with respect thereto (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Alternative Acquisition Proposal (provided that, for the avoidance of doubt, nothing in this Section 4.2 shall permit the Company to adopt or enter into an Alternative Acquisition Agreement prior to termination of this Agreement in accordance with its terms); or

(iv)         take any action pursuant to Section 6.1(f).

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(g)         Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, but not after, the board of directors of the Company may, if the board of directors of the Company determines in good faith (after consultation with outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with the Company directors’ fiduciary duties under applicable law, (I) effect a Change of Recommendation in response to a Superior Proposal or an Intervening Event or (II) solely in response to a Superior Proposal received after the date hereof and that did not result from a material breach of this Section 4.2, take action pursuant to Section 6.1(f); provided, that: (A) the Company shall have provided prior written notice to Parent and Merger Sub, at least seventy-two hours in advance, of its intention to effect a Change of Recommendation or to take action pursuant to Section 6.1(f), which notice shall, if applicable, specify the identity of the party making a Superior Proposal and the material terms thereof (including copies of all proposed transaction documents); (B) after providing such notice and prior to effecting such Change of Recommendation or taking such action pursuant to Section 6.1(f), the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement as would permit the Company not to effect a Change of Recommendation or take such action pursuant to Section 6.1(f); and (C) the board of directors of the Company shall have considered in good faith any changes to this Agreement and the Financing Letters offered in writing by Parent in a manner that would form a binding contract if accepted by the Company and shall have determined that the failure to make a Change of Recommendation or terminate this Agreement, as applicable, would reasonably be expected to be inconsistent with its fiduciary duties under applicable law even if such changes were to be given effect and, in the case of a Superior Proposal, that such Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect. In the event of any material revisions to such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and Merger Sub and to comply with the requirements of this Section 4.2(g) with respect to such new written notice, except that the deadline for such new written notice shall be reduced to forty-eight hours before the Change of Recommendation or action pursuant to Section 6.1(f) (rather than the seventy-two hours otherwise contemplated by this Section 4.2(g)).

(h)         The Company agrees that any violation of the restrictions set forth in this Section 4.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(i)         Nothing contained in this Section 4.2 or elsewhere in this Agreement shall prohibit the Company or its board of directors from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including, without limitation, any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Acquisition Proposal (for the avoidance of doubt, it being agreed that the fact that a disclosure or other action may be deemed permissible by virtue of this sentence does not in and of itself mean that such disclosure or other action does not constitute a Change of Recommendation).

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4.3         Meeting of the Company’s Stockholders.

(a)         As promptly as reasonably practicable following the date of this Agreement (but no later than the 20th Business Day following the date hereof), the Company shall (i) prepare and file with the SEC a proxy statement (the “Proxy Statement”) with respect to a meeting of holders of Company Common Stock to vote to adopt this Agreement (the “Company Stockholders Meeting”); and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement prior to the filing thereof with the SEC and the Company shall consider in good faith any comments reasonably proposed by Parent. Parent shall furnish to the Company all information regarding Parent and its Affiliates that may be required (pursuant to the Exchange Act and other applicable Legal Requirements) to be set forth in the Proxy Statement. The Company shall (to the extent required by applicable federal securities laws): (i) promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC. The Company shall promptly provide Parent and its counsel with a copy of any comments received by the Company from the SEC with respect to the Proxy Statement. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the response to any comment letter and any amendment or supplement to the Proxy Statement prior to the filing thereof with the SEC, and the Company shall consider in good faith any comments reasonably proposed by Parent.

(b)         As promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC, the Company shall (subject to applicable Legal Requirements and the requirements of its certificate of incorporation and bylaws) take all action reasonably necessary to convene the Company Stockholders Meeting and to cause the Proxy Statement to be mailed to the Company’s stockholders; provided, that the Company shall not be obligated to mail the Proxy Statement to the Company’s stockholders prior to the No-Shop Period Start Date (or, if the Company continues in discussions with an Exempted Person after the No-Shop Period Start Date, prior to the Cut-Off Date). Notwithstanding anything to the contrary contained in this Agreement, the Company may, after consultation with and prior approval of Parent (not to be unreasonably withheld, conditioned or delayed), delay convening, postpone or adjourn the Company Stockholders Meeting if the Company determines in good faith that the delay, postponement or adjournment of the Company Stockholders Meeting is necessary or appropriate in order to facilitate compliance with applicable Legal Requirements or enable the Company to obtain sufficient votes for the adoption of this Agreement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this paragraph (b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Alternative Acquisition Proposal or the occurrence of any Change of Recommendation.

(c)         Except as expressly contemplated by Sections 4.2 and 4.3, the board of directors of the Company shall recommend adoption of this Agreement and approval of the Merger (the “Company Recommendation”), and include such Company Recommendation in the Proxy Statement, and the Company shall take all lawful action to solicit such adoption and approval.

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4.4         Filings; Other Actions.

(a)         Each of the Company, Parent and Merger Sub shall: (i) promptly make and effect all registrations, filings and submissions required to be made or effected by it pursuant to the HSR Act, the Exchange Act and other applicable Legal Requirements with respect to the Merger, including notifications, applications or other filings required by the Telecommunications Regulatory Authorities and Governmental Franchising Authorities under applicable Legal Requirements and (ii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub agrees to use reasonable best efforts to: (A) promptly provide all information requested by any Governmental Entity in connection with the Merger or any of the other transactions contemplated by this Agreement; (B) promptly take, and cause its Affiliates to take, all actions necessary to obtain any antitrust clearance or similar clearance required to be obtained from the Federal Trade Commission, the Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the transactions contemplated by this Agreement; (C) promptly provide all notifications required by and file all applications and other filings with the FCC seeking the consent or waiver of the FCC that are necessary or appropriate to consummate the transactions contemplated by this Agreement; (D) promptly provide all notifications and registrations required by, and file all applications and other filings with, each applicable State PUC seeking consent or waiver of each applicable State PUC that are necessary or appropriate to consummate the transactions contemplated by this Agreement; and (E) promptly provide all notifications and registrations required by, and file all applications and other filings with, each Governmental Franchising Authority or other Governmental Entity seeking the consent of the Governmental Franchising Authority or other Governmental Entity that are necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b)         Without limiting the generality of anything contained in Section 4.4(a) or 4.4(c), each party hereto shall: (i) give the other parties prompt notice of the commencement by any Governmental Entity of any investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any material communication to or from the Federal Trade Commission, the Department of Justice, any Telecommunications Regulatory Authority, any Governmental Franchising Authority or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal or other document made or submitted in connection with any investigation, action or Legal Proceeding under or relating to (A) the HSR Act or any other federal, state or foreign antitrust, competition or fair trade law or (B) any Legal Requirement enforced or administered by a Telecommunications Regulatory Authority or by a Governmental Franchising Authority. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, in connection with any such investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each substantive meeting or conference relating to such investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such investigation, action or Legal Proceeding.

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(c)         Without limiting the generality of anything contained in Section 4.4(a) or 4.4(b), Parent and Merger Sub shall take or cause to be taken the following actions: (i) the prompt use of reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the proffer (and agreement) by Parent of its willingness to (which may be conditioned on the occurrence of the Closing) sell or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, disposal and holding separate of, such assets, categories of assets or business or other segments of the Company and/or Parent or either’s respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws (“Government Antitrust Entity”) giving effect thereto), if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (A) commencement of any administrative, judicial or other proceeding in any forum by any Government Antitrust Entity or (B) issuance of any order, decree, decision, determination or judgment that would restrain, prevent, enjoin or otherwise prohibit consummation of the Merger by any Government Antitrust Entity; and (ii) the prompt use of reasonable best efforts, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable or threatened to be entered or issued, in any proceeding, review or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on the schedule contemplated by this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Parent to undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divesture or sale of assets), individually or in the aggregate, in (i) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, following the consummation of the Merger.

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         (d)         With respect to each application, notice or other filing with any Governmental Entity referenced in Section 4.4(a) above, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall provide the other with all information and signatures necessary for the preparation and filing of such applications, notifications and filings on a timely basis, and shall use reasonable best efforts to prosecute the applications or other requests for approval or waiver diligently and in good faith.  Each of the Company, Parent and Merger Subshall take such actions as may be necessary or reasonably required in connection with such applications, including the furnishing to Governmental Entities of any documents, materials or other information requested.  In addition, each of the Company, Parent and Merger Sub shall: (A) permit a representative of the other party to attend and participate in substantive meetings (telephonic and otherwise) with Governmental Entities relating to the applications, notices or other filings referenced in Section 4.4(a) and to the extent the other party does not attend or participate in a substantive meeting, such other party shall be promptly notified of the substance of such meeting; and (B) permit the other party to review in advance any proposed written communication to Governmental Entities relating to the applications, notices or other filings referenced in Section 4.4(a) and shall provide a copy to the other party on all such written communications to or from the Governmental Entities.  Subject to the proviso in the last sentence of Section 4.4(c), (i) no party shall, without the written consent of the other party, knowingly take, or fail to take, any action if the reasonably anticipated consequence of such action or failure to act is, or would be, to cause or materially increase the probability of any Governmental Entity not to grant its required consent, or cause any material delay in obtaining such consent, as required or appropriate to consummate the Merger and the transactions contemplated by this Agreement; and (ii) if there are any challenges or protests to such applications, or any petitions for reconsideration, appeals or similar filings made seeking to overturn the consent of a Governmental Entity (including without limitation, reconsideration of a Governmental Entity on its own motion), each of the Company, Parent and Merger Sub shall use any and all efforts to defend the applicable consent(s) against such actions.

         (e)         With respect to each joint application, notice or other filing with any Telecommunications Regulatory Authority or Governmental Franchising Authorityin connection with the Merger or the other transactions contemplated by this Agreement, Parent shall, subject to applicable law and the rules and regulations of any Telecommunications Regulatory Authority or Governmental Franchising Authority, have primary responsibility for preparing and filing such submissions, except that the Company may be responsible for executing or providing its signatures for such submissions, and the Company shall have the opportunity to review and comment on each submission prior to filing, and Parent shall consider in good faith any comments reasonably proposed by the Company.  Parent shall pay all filing fees and each party shall be responsible for payment of its own attorneys’ fees associated with any such applications, notices or other filings.

         (f)         Parent, as the sole stockholder of Merger Sub, shall validly adopt this Agreement immediately following the execution and delivery of this Agreement. If required under the provisions of Parent’s certificate of incorporation, bylaws or comparable governing documents, Parent shall cause its stockholders to validly adopt this Agreement immediately following the execution and delivery of this Agreement.

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4.5         Access. Upon reasonable notice, the Company shall afford Parent’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Entities’ properties, books and records, and personnel, and, during such period, the Company shall cause to be furnished promptly to Parent all readily available information concerning its business as Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection, or to disclose any information set forth in Section 4.5 of the Company Disclosure Schedule or that in the reasonable judgment of the Company would: (i) result in the disclosure of any trade secrets of third parties or violate any obligation of any of the Acquired Entities with respect to confidentiality; (ii) jeopardize protections afforded any of the Acquired Entities under the attorney-client privilege or the attorney work product doctrine; (iii) materially interfere with the conduct of the business of the Acquired Entities; or (iv) include information that identifies specific customers or other confidential information with respect to any specific customer relationship (provided that in the case that any such access or disclosure is limited for the reasons described in clause (iv), from and after the No-Shop Period Start Date (or, if the Company continues in discussions with an Exempted Person following the No-Shop Period Start Date, following the Cut-Off Date), Parent and the Company each agree to use reasonable best efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) will provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 4.5). All information obtained by Parent and its representatives pursuant to this Section 4.5 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement.

4.6         Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties of the discovery by such party of: (a) any material inaccuracy in any representation or warranty of any party hereto that would make the condition set forth in Section 5.2(a) or Section 5.3(a) incapable of being satisfied or (b) any material failure on the part of any party hereto to comply with any of its covenants contained in this Agreement that would make the condition set forth in Section 5.2(b) or Section 5.3(b) incapable of being satisfied; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth herein or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby, including the Merger, or the remedies available to the parties hereunder.

4.7         Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing, and give each other a reasonable opportunity to review, any press releases or other public statements with respect to the transactions contemplated by this Agreement or filings with any Governmental Entity with respect to the transactions contemplated by this Agreement, except as may be required by applicable Legal Requirement or the rules of a national securities exchange.

4.8         Employee Benefits.

(a)         For a period of at least one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation, to provide employees of the Surviving Corporation and its Subsidiaries (“Affected Employees”) compensation (including bonus opportunities but excluding equity based compensation) and benefits that are in the aggregate at least as favorable to such Affected Employees as the compensation and benefits provided by Parent and its Affiliates to similarly situated employees of Parent and such Affiliates.

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(b)        Parent shall ensure that Affected Employees receive credit (for purposes of eligibility to participate and vesting, but not benefit accrual) for service with the Acquired Entities prior to the Effective Time (to the same extent such service credit was granted under the Company Plans) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation and any of their Subsidiaries in which such employees became participants (the “Parent Employee Plans”), as if such service had been performed with Parent or any of its Subsidiaries. In addition, and without limiting the generality of the foregoing, Parent shall ensure that: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all Parent Employee Plans to the extent coverage under such Parent Employee Plan replaces coverage under a similar or comparable Company Plan in which such Affected Employee participated immediately before the Effective Time, (ii) to the extent permitted under the terms of such Parent Employee Plan, for purposes of each Parent Employee Plan providing benefits to any Affected Employee and his or her covered dependents, any pre-existing conditions or limitations, evidence of insurability, actively-at-work or similar requirements and eligibility waiting periods will be waived with respect to such Affected Employees and his or her covered dependents; and (iii) to the extent permitted under the terms of such Parent Employee Plan, each Affected Employee and his or her covered dependents shall receive credit for the plan year in which the Effective Time occurs towards applicable deductibles, co-insurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time under the Company Plans. Nothing in this Section 4.8(b) is intended to amend any employee benefit plans or prevent Parent from terminating any employee benefit plans in a manner permissible under the terms thereof.

(c)        Parent shall cause the Surviving Corporation and its Subsidiaries to assume and honor in accordance with their terms all written employment, severance, retention and termination agreements (including any change in control provisions therein) applicable to the Affected Employees. Notwithstanding the foregoing, nothing contained herein shall obligate Parent or the Surviving Corporation to maintain the employment of any Affected Employee for any specific period of time. The provisions of this Section 4.8 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Affected Employee), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

4.9        Indemnification; Directors’ and Officers’ Insurance.

(a)        From and after the Effective Time, Parent will cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Acquired Entities pursuant to: (i) each indemnification agreement in effect between any of the Acquired Entities and any Indemnified Party (as defined in Section 4.9(i)); and (ii) any indemnification provision and any exculpation provision set forth in the certificate of incorporation or bylaws or equivalent organizational documents of the Acquired Entities as in effect on the date of this Agreement. The certificate of incorporation and bylaws of the Surviving Corporation and equivalent organizational documents of the Surviving Corporation’s Subsidiaries shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company’s certificate of incorporation and bylaws and equivalent organizational documents of the Company’s Subsidiaries on the date of this Agreement, and, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Party.

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(b)        Without limiting the provisions of Section 4.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each Indemnified Party against and from any costs, fees and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, Legal Proceeding, arbitration or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding, arbitration or investigation arises out of or pertains to: (i) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a director or officer of any of the Acquired Entities (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); or (ii) any of the transactions contemplated by this Agreement; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Surviving Corporation a written notice asserting a claim for indemnification under this Section 4.9(b), then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, to the fullest extent permitted by applicable law, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) advance, prior to the final disposition of any claim, proceeding, investigation or inquiry for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Party therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Party in connection with any such claim, proceeding, investigation or inquiry upon receipt of an undertaking by such Indemnified Party to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. In the event of any such claim, Legal Proceeding, arbitration or investigation: (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Parent and the Surviving Corporation shall be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto); (B) any counsel retained by the Indemnified Parties with respect to the defense thereof for any period after the Effective Time must be reasonably satisfactory to Parent; and (C) the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; provided, however, that no Indemnified Party shall be liable for any settlement effected without such Indemnified Party’s express written consent. Notwithstanding anything to the contrary contained in this Section 4.9(b) or elsewhere in this Agreement, Parent and the Surviving Corporation each agrees that it shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding, arbitration or investigation for which indemnification may be sought under this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Parties from all liability arising out of such claim, Legal Proceeding, arbitration or investigation.

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(c)        Through the sixth anniversary of the Effective Time, Parent shall cause to be maintained in effect, for the benefit of the Indemnified Parties, the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that: (i) in no event shall Parent be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to such current policy (the “Annual Cap”), it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount; and (ii) in lieu of the foregoing, and notwithstanding anything contained in clause “(i)” above, the Company may obtain a prepaid “tail” policy prior to the Effective Time that provides the Indemnified Parties with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the Effective Time; provided that the cost of such “tail” policy shall be subject to the Annual Cap.

(d)        The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 4.9 shall be joint and several.

(e)        If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) set forth in this Section 4.9.

(f)        The obligations set forth in this Section 4.9 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Party (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the “tail” policy referred to in Section 4.9(c) (and their heirs and representatives), (each, an “Other Indemnified Party”) without the prior written consent of such affected Indemnified Party or Other Indemnified Party. Each of the Indemnified Parties and Other Indemnified Parties are intended to be third party beneficiaries of this Section 4.9, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties and Other Indemnified Parties under this Section 4.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(g)        This Section 4.9 shall survive consummation of the Merger and the Effective Time. This Section 4.9 is intended to benefit, and may be enforced by, the Indemnified Parties, the Other Indemnified Parties and their respective heirs, representatives, successors and assigns, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(h)        Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 4.9 is not prior to or in substitution for any such claims under such policies.

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(i)        For purposes of this Agreement, each Person who is or was an officer or director of any of the Acquired Entities at or at any time prior to the Effective Time shall be deemed to be an “Indemnified Party.”

4.10        Financing.

(a) (i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the flex provisions) described in the Financing Letters pursuant to the terms thereof and satisfy the conditions to the Financing as described in the Financing Letters (including, without limitation, the repayment of any indebtedness to the extent such repayment is a condition to the Debt Financing) and shall not permit any termination, amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Financing Letters if such termination, amendment, modification, waiver or replacement (A) reduces (or could have the effect of reducing) the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Debt Financing or the Equity Financing is increased by a corresponding amount or the Debt Financing is otherwise made available to fund such fees or original issue discount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 3.7 shall be true and correct)or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of Financing, or otherwise expands, amends or modifies any other provision of the Financing Letters, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Letters or the definitive agreements with respect thereto; provided that Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof. Parent shall promptly deliver to the Company copies of any such termination, amendment, modification, waiver or replacement.

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(ii) Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Financing Letters, (B) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter with, subject to the restrictions contained in Section 4.10(a)(i), the conditions to funding contained in the Debt Commitment Letter and on the terms (including the flex provisions) contained in the Debt Commitment Letter (or on terms acceptable to Parent, Merger Sub and the Financing Sources that do not affect such conditions and will not impair the Closing), (C) to satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to receipt of the Debt Financing at the Closing set forth therein that are within its control (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 4.10(b)) and in the Equity Purchase Agreement and, upon satisfaction of the conditions set forth in the Financing Letters, to consummate the Financing at or prior to the Closing, including using its reasonable best efforts (including, other than with respect to the providers of the Equity Financing, through litigation pursued in good faith) to cause the Lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, (D) to enforce its rights (including, other than with respect to the providers of the Equity Financing, through litigation pursued in good faith) under the Financing Letters and (E) to comply with its obligations under the Financing Letters. Parent shall keep the Company informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies of drafts and definitive agreements for the Debt Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Financing Letters or definitive agreements related to the Financing of which Parent or Merger Sub become aware, (y) of the receipt of any written notice or other written communication from any Financing Source with respect to any (1) actual breach, default, termination or repudiation by any party to any of the Financing Letters or definitive agreements related to the Financing of any provisions of the Financing Letters or definitive agreements related to the Financing or (2) material dispute or disagreement relating to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Letters or definitive agreements related to the Financing. As soon as reasonably practicable, after the date the Company delivers Parent or Merger Sub a written request, Parent and Merger Sub shall provide information reasonably requested by the Company relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence. If any portion of the Debt Financing otherwise becomes unavailable, and such portion is reasonably required to fund the aggregate Merger Consideration, the aggregate Option Consideration, the aggregate Company RSU Consideration and all fees, expenses and other amounts contemplated to be paid by Parent, Merger Sub or the Surviving Corporation pursuant to this Agreement, Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement with terms and conditions not materially less favorable to Parent and Merger Sub (or their Affiliates) than the terms and conditions set forth in the Debt Commitment Letter. Parent shall promptly deliver to the Company true and complete copies of all contracts (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. For purposes of this Section 4.10 and Section 3.7, references to “Financing” and “Debt Financing” shall include the financing contemplated by the Financing Letters as permitted by this Section 4.10 to be amended, modified or replaced and references to “Financing Letters” shall include such documents as permitted by this Section 4.10 to be amended, modified or replaced, in each case from and after such amendment, modification and replacement.

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(b) Prior to the Closing Date, the Company shall provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) (A) furnishing Parent and Merger Sub and their Financing Sources, promptly following Parent’s request, with such pertinent and customary information (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent to consummate the offerings of debt securities contemplated by the Available Financing at the time during the Company’s fiscal year such offerings will be made and (B) furnishing Parent and Merger Sub and their Financing Sources, promptly following Parent’s request, with information (other than financial information, which is covered by clause (ii) below) regarding the Company and its Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries) customary for the arrangement of loans contemplated by the Available Financing (the “Bank Financing”), to the extent reasonably available to the Company and reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, and including all information and data necessary to satisfy the conditions set forth in the Debt Commitment Letter (other than financial information, which is covered by clause (ii) below), (ii) furnishing Parent and Merger Sub and their Financing Sources all financial statements, pro forma financial statements and other financial data and financial information of the Company and its Subsidiaries that is required under the Debt Commitment Letter (as in effect on the date of this Agreement), including all financial statements and financial and other data of the type required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities, and of the type and form customarily included in offering documents used in private placements under Rule 144A of the Securities Act (including pro forma financial information), and other documents required to satisfy any customary negative assurance opinion, to consummate the Financing at the time the Financing is to be consummated, including all information and data necessary to satisfy the conditions set forth in the Debt Commitment Letter together with drafts of customary comfort letters by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures (the information, data, financial statements, pro forma financial statements, business and other financial data and financial information referred to in clauses (i) and (ii) herein shall mean the “Required Information”), (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Available Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their Financing Sources, in each case in connection with the Available Financing, (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing; provided, that any offering documents in relation to debt securities need not be issued by the Company or any of its Subsidiaries, and provided, further, that any rating agency presentations, offering documents, bank information memoranda, private placement memoranda, prospectuses and similar documents required in connection with the Available Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligor, (v) using commercially reasonable efforts to obtain accountants’ comfort letters, title insurance, surveys and legal opinions reasonably requested by Parent, (vi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, (vii) executing and delivering any customary credit agreements, indentures and pledge and security documents (subject to occurrence of the Effective Time and to be effective on the Closing Date) and otherwise reasonably facilitating the granting of a security interest (and perfection thereof) in collateral, guarantees, mortgages, other definitive financing documents or other certificates, customary closing certificates and documents as may be reasonably requested by Parent, (viii) obtaining a certificate of the chief financial officer of the Company in customary form and content with respect to solvency matters to the extent required by the Financing Sources, customary authorization letters with respect to the bank information memoranda and consents of accountants to the use of their reports in any materials relating to the Available Financing, (ix) assisting in the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements on terms that are reasonably requested by Parent in connection with the Available Financing; provided, that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (x) in connection with the Bank Financing or any bridge or loan financing contemplated by the Debt Commitment Letter, providing customary authorization letters to the Financing Sources of the Debt Financing authorizing the distribution of information to prospective lenders, (xi) cooperating reasonably with the due diligence of the Financing Sources of the Debt Financing, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, and (xii) using reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date; provided, however, that, no obligation of the Company or any of its Subsidiaries under any agreement, certificate, document or instrument (other than the authorization letters referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Effective Time. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 4.10 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information (other than information furnished by or on behalf of the Company or its Subsidiaries) used in connection therewith.

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4.11        Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.12        Director Resignations. The Company shall cause to be delivered to Parent resignations executed by each director of the Company and its Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors identified by Parent in writing to the Company two (2) Business Days prior to the Closing Date), which resignations shall be effective at the Effective Time.

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4.13        Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened in writing, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, the Company shall promptly notify Parent of any such stockholder litigation brought, or, to the Knowledge of the Company, threatened in writing against the Company and/or members of the board of directors of the Company and shall keep Parent reasonably informed with respect to the status thereof (it being understood that the Company shall control the defense and settlement of litigation against any of its directors or the Acquired Entities with counsel of its own choosing). Neither the Company nor any Subsidiary or Representative of the Company shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any such stockholder litigation or consent to the same unless Parent shall have consented in writing in its reasonable discretion.

article 5.CONDITIONS TO THE MERGER

5.1        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)        Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Legal Requirements and the Company’s certificate of incorporation and bylaws;

(b)        HSR Act. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or otherwise been terminated;

(c)        Other Governmental Approvals. The approvals and notices specified in Section 5.1(c) of the Company Disclosure Schedule shall have been obtained and provided, respectively, without any conditions or requirements that are or would reasonably be expected to result (after giving effect to any reasonably expected proceeds of any divesture or sale of assets), individually or in the aggregate, in (i) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) a material adverse effect to the business, assets, condition (financial or otherwise) or results of operations of Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole, following the consummation of the Merger; and

(d)        No Injunctions or Restraints. No injunction shall have been issued by a court of competent jurisdiction and shall be continuing, and no law shall have been enacted since the date of this Agreement and shall remain in effect, that prohibits the consummation of the Merger.

5.2        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

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(a)        Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 2.3(a), 2.3(b), 2.3(c), 2.3(e), 2.5(b), 2.18 and 2.23 shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be accurate in all respects (read, for purposes of this Section 5.2(a) only, without any materiality or Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.2(a)(ii) if such inaccuracies (considered collectively) do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as of the Closing Date;

(b)        Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c)        No Material Adverse Effect. Since the date of this Agreement, there shall have been no occurrences that, individually or in the aggregate, have had and continue to have, or would reasonably be expected to have, a Material Adverse Effect; and

(d)        Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b) and (c) above.

5.3        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by the Company, if permissible under applicable Legal Requirements) on or prior to the Closing Date of the following conditions:

(a)        Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects (read, for purposes of this Section 5.3(a) only, without any materiality qualifications) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty speaks as of the date of this Agreement or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded for purposes of this Section 5.3(a) if such inaccuracies (considered collectively) do not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement and do not materially and adversely affect Parent’s or Merger Sub’s ability to perform any of their respective obligations under this Agreement;

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(b)        Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c)        Officers’ Certificate. The Company shall have received a certificate dated the Closing Date and signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b) above.

5.4        Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

article 6.TERMINATION

6.1        Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or, except as specified otherwise in this Section 6.1, after adoption of this Agreement by the Company’s stockholders):

(a)        by mutual written consent of the Company and Parent, duly authorized by each of their respective boards of directors;

(b)        by either the Company or Parent if the Merger shall not have been consummated on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Datewas caused by the failure of such party to perform any of its obligations under this Agreement;

(c)        by either the Company or Parent if any injunction or other order having the effect set forth in Section 5.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to a party if the imposition of such injunction or other order was caused by the failure of such party to perform any of its obligations under this Agreement, including using its reasonable best efforts to have any such injunction lifted in accordance with Section 4.4;

(d)        by either the Company or Parent if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(e)        by Parent if a Change of Recommendation occurs;

(f)        by the Company, at any time prior to obtaining the Company Stockholder Approval, after complying with the procedures set forth in Section 4.2(g), in order to accept a Superior Proposal and enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, that (i) the Company shall pay the Company Termination Fee in accordance with Section 6.3(a) prior to or substantially concurrently with such termination and (ii) the Company shall, substantially concurrently with such termination, enter into the associated Alternative Acquisition Agreement;

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(g)        by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 5.2(a) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the inaccuracy in such representation or warranty of the Company; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such inaccuracy shall not have been cured in all material respects;

(h)        by the Company if: (i) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 5.3(a) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the inaccuracy in such representation or warranty of Parent or Merger Sub; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such inaccuracy shall not have been cured in all material respects;

(i)        by Parent if: (i) any material covenant of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not reasonably be expected to be satisfied; (ii) Parent shall have delivered to the Company written notice of the breach of such covenant of the Company; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects;

(j)        by the Company if: (i) any material covenant of Parent or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 5.3(b) would not reasonably be expected to be satisfied; (ii) the Company shall have delivered to Parent written notice of the breach in such covenant of Parent; and (iii) at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; or

(k)        by the Company, if all of the conditions set forth in Sections 5.1 and 5.2 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) and Parent or Merger Sub shall have failed for any reason to consummate the Closing no later than the second Business Day following the final day of the Marketing Period and the Company stood ready, willing and able to consummate the transactions contemplated by this Agreement through the end of such period.

6.2        Effect of Termination. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect without any further liability on the Company, Parent or  Merger Sub; provided, however, that: (i) this Section 6.2, Section 6.3, Article 7, and the expense reimbursement and indemnification provisions of Section 4.10(b) shall survive the termination of this Agreement and shall remain in full force and effect; and (ii) subject to Section 6.3(e) and (f), the termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach of any covenant contained in this Agreement.

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6.3        Termination Fee.

(a)        In the event that:

    (i) (A) this Agreement is terminated by Parent or the Company pursuant to Section 6.1(d) or by Parent pursuant to Section 6.1(g) or Section 6.1(i), (B) any Alternative Acquisition Proposal has been made known to the Company or publicly announced by any Person (other than by Parent, Merger Sub or their respective affiliates) and, in either case, not withdrawn after the date of this Agreement but prior to such termination or, with respect to a termination pursuant to Section 6.1(d), prior to the Company Stockholders Meeting and (C) the Company (I) completes an Alternative Acquisition Proposal within twelve (12) months of the date this Agreement is terminated or (II) enters into a definitive agreement with respect to any Alternative Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated, and such Alternative Acquisition Proposal is consummated (provided, that for purposes of clause (C), the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%”), then within two Business Days of such consummation, the Company shall pay to Parent by wire transfer the Company Termination Fee;

   (ii) this Agreement is terminated by the Company pursuant to Section 6.1(f), then prior to or substantially concurrently with such termination the Company shall pay to Parent the Company Termination Fee by wire transfer; or

   (iii) this Agreement is terminated by Parent pursuant to Section 6.1(e), then within two Business Days of such termination, the Company shall pay to Parent the Company Termination Fee by wire transfer;

it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount in immediately available funds equal to $75,000,000; provided, that if the Company terminates this Agreement pursuant to Section 6.1(f) on or prior to the Cut-Off Date, then the Company Termination Fee shall be $45,000,000.

(b)        In the event that the Company shall terminate this Agreement pursuant to Section 6.1(h), (j) or (k), then Parent shall pay to the Company a termination fee of $100,000,000 in cash in immediately available funds (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c)        Each of the parties hereto acknowledges that the agreements contained in this Section 6.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 6.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action which results in a judgment against the other party for the payment set forth in this Section 6.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

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(d)        None of the Company’s and its Subsidiaries’ respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates, other than the Company and its Subsidiaries, (collectively, the “Company Related Parties”), will have any liability to Parent, Merger Sub and any of their Affiliates relating to or arising out of the Merger or any of the other transactions contemplated by this Agreement.

(e)        Notwithstanding anything to the contrary in this Agreement:

   (i) the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to this Section 6.3 shall, except for the right to obtain specific performance in accordance with Section 7.6, be the sole and exclusive remedy of the Company and its Affiliates against (A) Parent, Merger Sub, the Financing Sources and any of their respective current, former or future Affiliates and (B) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (A) (the Persons listed in the foregoing clause (A) and (B), collectively, the “Parent Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee; and upon payment of such fee, no Parent Related Party shall have any further liability or obligation relating to or arising out of this Agreement, the Merger, the other transactions contemplated by this Agreement, the Financing Letters or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

  (ii) except for the right to obtain specific performance in accordance with Section 7.6, in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement, or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, the Company agrees that the maximum aggregate liability of the Parent Related Parties shall be limited to an amount equal to the Parent Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (including consequential, indirect or punitive damages); and

  (iii) this Agreement may only be enforced by the Company against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made by the Company against, the entities that are expressly identified as parties hereto, and no Parent Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Merger or the other transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any other Parent Related Party.

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(f)        Notwithstanding anything to the contrary in this Agreement:

    (i) Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to this Section 6.3 shall, except for the right to obtain specific performance in accordance with Section 7.6, be the sole and exclusive remedy of Parent, Merger Sub or any of their respective Affiliates against the Company for any loss suffered as a result of any breach of this Agreement or the failure of the Merger to be consummated, in each case, in any circumstance in which the Parent is permitted to terminate this Agreement and receive the Company Termination Fee; and upon payment of such fee, the Company shall not have any further liability or obligation relating to or arising out of this Agreement, the Merger, the other transactions contemplated by this Agreement or in respect of any other agreement, document or theory of law or equity; provided, however, that this paragraph (f)(i) shall not limit Parent’s rights with respect to any liabilities or damages incurred or suffered by Parent or Merger Sub as a result of the willful and material breach by the Company of any of its covenants or agreements set forth in this Agreement (including any such case in which the Company Termination Fee is payable pursuant to this Section 6.3); and

   (ii) without limiting the rights of Parent or Merger Sub against the Company, in no event shall Parent, Merger Sub or any of their respective Affiliates, and Parent and Merger Sub agree not to and to cause their respective Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Company Related Party.

article 7.MISCELLANEOUS PROVISIONS

7.1        Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Parent and Merger Sub at any time prior to the Effective Time whether before or after adoption of this Agreement by the stockholders of the Company or Merger Sub; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of the Company or Merger Sub without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto prior to the Effective Time.

7.2        Waiver.

(a)        No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)        No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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7.3        No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the consummation of the Merger.

7.4        Entire Agreement; Counterparts. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Company acknowledges and agrees that, upon execution of this Agreement, (i) the obligations of Parent and its Affiliates set forth in the seventh paragraph of the Confidentiality Agreement (regarding the standstill) are hereby terminated and of no further force or effect and (ii) the penultimate sentence of the second paragraph of the Confidentiality Agreement is hereby deleted and of no further force or effect, and each potential source of financing, financial advisor or other potential equity participant shall be considered a Representative (as defined in the Confidentiality Agreement) of Parent for all purposes under the Confidentiality Agreement. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties set forth in Article 2, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article 2; and (b) the Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Article 3, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article 3. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be effective as delivery of an original counterpart hereof.

7.5        Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action among or between any of the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action shall be effective if such process is given as a notice in accordance with Section 7.9 of this Agreement. Notwithstanding the foregoing, each of the parties hereto agrees that it shall not, and it shall use its commercially reasonable efforts to not permit any of its Affiliates to, bring or support anyone else in bringing any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Financing Letters, in any forum other than any New York State court or federal court sitting in the City of New York in the Borough of Manhattan (and appellate courts thereof).Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby OR BY THE FINANCING LETTERS.

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7.6        Remedies; Specific Performance.

(a)        Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)        The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as otherwise set forth in this Section 7.6, including the limitations set forth in Section 7.6(c), it is agreed that, prior to the termination of this Agreement pursuant to Article 6, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement.

(c)        Notwithstanding anything herein to the contrary, it is acknowledged and agreed that the Company shall be entitled to obtain specific performance of Parent’s and Merger Sub’s obligations to consummate the Merger and, if so desired, to cause the Equity Financing to be funded only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Sections 5.1 and 5.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to this Agreement, including Section 1.3, (ii) the Debt Financing (or, if alternative financing is being used in accordance with Section 4.10, such alternative financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has confirmed in a written notice delivered to Parent and the Financing Sources that if specific performance is granted and the Equity Financing and Debt Financing (or alternative financing, to the extent described above) are funded, the Company stands ready, willing and able for the Closing to occur. For the avoidance of doubt, in no event shall the Company be entitled to obtain specific performance of Parent’s or Merger Sub’s right to cause the Equity Financing to be funded or obligations to complete the Merger if the Debt Financing (or alternative financing, to the extent described above) has not been funded (or will not be funded at the Closing if the Equity Financing is funded at Closing). For the avoidance of doubt, while the Company may pursue both a grant of specific performance as expressly permitted by this Section 7.6 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 6.3), under no circumstances shall Parent or Merger Sub be obligated to both specifically perform the terms of this Agreement and pay the Parent Termination Fee.

(d)        The right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereto hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party (including, without limitation, any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 7.6. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 7.6.

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7.7        Payment of Expenses. Whether or not the Merger is consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby.

7.8        Assignability; Third Party Rights.

(a)        Subject to Section 7.8(b), this Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b)        Except as set forth in the final sentence of this Section 7.8(b), nothing in this Agreement is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever. Notwithstanding anything to the contrary contained in this Agreement: (i) from and after the Effective Time, each Person who holds Company Common Stock, a Company Option or a Company RSU prior to the Effective Time shall be a third party beneficiary of the provisions set forth in Article 1 solely to the extent necessary for such Person to receive the consideration to which it is entitled pursuant to Article 1; (ii) from and after the Effective Time, the Indemnified Parties and the Other Indemnified Parties shall be third party beneficiaries of the provisions set forth in Section 4.9; (iii) the third party beneficiaries of the Equity Purchase Agreement shall have the rights explicitly provided to them as set forth therein; (iv) the Company Related Parties shall be express third party beneficiaries of, and shall be entitled to rely on, Section 6.3(d); and (v) the Financing Sources and the Parent Related Parties shall be express third party beneficiaries of, and entitled to rely on, Sections 6.3(b), 6.3(e) and 7.5.

7.9        Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by internationally recognized overnight air courier (such as Federal Express), two Business Days after dispatch from any location in the United States; (c) if sent by facsimile transmission or email before 5:00 p.m. on a Business Day, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission or email on a day other than a Business Day or after 5:00 p.m. on a Business Day and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided, that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

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if to Parent or Merger Sub:

Zayo Group, LLC
400 Centennial Parkway, Suite 200
Louisville, Colorado
Attention: General Counsel
Facsimile: (303) 226-5923
Email: scott.beer@zayo.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
Attention:	Steven Talley, Esq. and
Eduardo Gallardo, Esq.
Facsimile:	(303) 298-5907
(212) 351-4035

Email:	stalley@gibsondunn.com
egallardo@gibsondunn.com

if to the Company:

AboveNet, Inc.
360 Hamilton Avenue
White Plains, NY 10601
Attention: General Counsel
Facsimile: (914) 421-6793
Email: rsokota@above.net

with copies (which shall not constitute notice) to:

Wiggin and Dana LLP
450 Lexington Avenue
New York, New York 10017
Attention: Scott L. Kaufman, Esq.
Facsimile: (212) 490-0536
Email: skaufman@wiggin.com

and

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Steven J. Gartner, Esq. and
Jeffrey S. Hochman, Esq.
Facsimile: (212) 728-9592
Email: jhochman@willkie.com

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7.10        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.11        Obligation of Parent. Except as otherwise provided herein, Parent shall ensure that each of Merger Sub and the Surviving Corporation duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities of Merger Sub and the Surviving Corporation under this Agreement (including Section 4.9), and Parent shall be jointly and severally liable with Merger Sub and the Surviving Corporation for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.

7.12        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” and the word “or” shall not be exclusive.

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

[Remainder of Page Intentionally Left Blank]

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The Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.

ZAYO GROUP, LLC

By:	/s/ Ken desGarennes
Name: Ken desGarennes
Title: Chief Financial Officer

VOILA SUB, INC.

By:	/s/ Scott E. Beer
Name: Scott E. Beer
Title: General Counsel & Secretary

ABOVENET, INC.

By:	/s/ William G. LaPerch
Name: William G. LaPerch
Title: Chief Executive Officer

Agreement and Plan of Merger

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are not materially less favorable to the Company than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Alternative Acquisition Proposals or amendments thereto.

“Acquired Entities” means the Company and each of the Company’s Subsidiaries.

A Person shall be deemed to be an “Affiliate” of another Person if such Person controls, is controlled by or is under common control with such other Person.

“Alternative Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or one of its Subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, for, in a single transaction or series of related transactions, any (a) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of 20% or more of the outstanding Company Common Stock, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Company Common Stock, or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

“Business Day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Communications Licenses” means all material Governmental Authorizations issued by the Telecommunications Regulatory Authorities and held by the Acquired Entities as of the date of this Agreement, provided, however, that “Company Communications Licenses” shall not include any Governmental Authorizations issued by (a) a municipal or other local Governmental Entity or (b) a Governmental Entity managing transit, highway, bridge, tunnel, parks or other property related to use of rights of way.

A-1

“Company Equity Plans” means the Company’s Management Incentive Stock Plan, (also referred to as the 2003 Stock Option and Stock Unit Grant Plan), 2008 Equity Incentive Plan and 2011 Equity Incentive Plan.

“Company ESPP” means the Company’s Amended and Restated 2010 Employee Stock Purchase Plan.

“Company Options” means options to purchase shares of Company Common Stock from the Company, granted by the Company pursuant to a Company Equity Plan.

“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company RSUs” means restricted stock unitsgranted by the Company pursuant to a Company Equity Plan, including any performance-based restricted stock units.

“Company SEC Documents” means all registration statements, annual and quarterly reports, current reports, definitive proxy statements, and other forms, reports, schedules, statements and other documents, as amended, required to be filed or furnished by the Company with the SEC since January 1, 2011.

“Confidentiality Agreement” means that certain Agreement, dated as of March 4, 2012, between Parent and the Company, as it may be amended from time to time.

“End Date” means December 18, 2012.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company) or other association, organization or entity (including any Governmental Entity).

“ESPP Exercise Price” means 85% of the closing price of the Company Common Stock on the commencement date of the offering period under the Company ESPP which includes the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempted Person” means any Person or group of Persons from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, a bona fide written Alternative Acquisition Proposal, or any group in which at least 50% of the equity financing of such group includes such Persons or Persons that were a part of any such group.

“FCC” means the Federal Communications Commission.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Equity Financing or the Debt Financing, or alternative debt financings in connection with the transactions contemplated by this Agreement, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Equity Financing or the Debt Financing and their successors and assigns.

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“GAAP” means United States generally accepted accounting principles.

“Governmental Authorization” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar rights issued, granted or obtained by or from any Governmental Entity.

“Governmental Entity” means any federal, state, local or foreign governmental authority.

“Governmental Franchising Authority” means any state, municipal, local or other governmental franchising authority that regulates the business of the Acquired Entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intervening Event” means a material event or circumstance that was not known to the board of directors of the Company prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the board of directors of the Company prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequent thereof constitute an Intervening Event.

“IP Rights” means all patents, patent applications, trademarks or service marks (whether registered or unregistered), trademark or service mark applications, copyrights (whether registered or unregistered), copyright applications, trade secrets, domain names and other intellectual property rights of any nature arising anywhere in the world.

“Knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Exhibit A of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the persons listed in Exhibit A of the Parent Disclosure Schedule.

“Legal Requirement” means any law, statute, rule, ordinance or regulation adopted or promulgated by any Governmental Entity.

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“Marketing Period” means the first period of 20 consecutive Business Days after the date of this Agreement throughout which (a) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 4.10(b) and (b) the conditions set forth in Section 5.1 shall be satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 5.2 to fail to be satisfied (unless waived) assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided, that if the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would not be sufficiently current on any day during such 20 consecutive Business Day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of the 20 consecutive Business Day period and (ii) the Company’s independent accounting firm to issue a customary comfort letter to Parent (in accordance with its normal practices and procedures) on the last day of the 20 consecutive Business Day period, then a new 20 consecutive Business Day period shall commence upon Parent receiving updated Required Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) above on the last day of such 20 consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (i) prior to the completion of such 20 consecutive Business Day period, the Company’s independent accounting firm shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Information, (ii) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Company SEC Documents have been amended or the Company has determined that no restatement shall be required under GAAP or (iii) the Company shall have been late in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided further, that the Marketing Period shall not include the periods (x) from and including July 2, 2012 to and including July 6, 2012, (y) from and including August 20, 2012 to and including September 3, 2012, and (z) from and including November 21, 2012 to and including November 23, 2012.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Acquired Entities taken as a whole; provided, however, that the determination of a Material Adverse Effect shall exclude the following events, changes, circumstances, occurrences, effects and states of fact: (a) the announcement, pendency or anticipated consummation of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on relationships (contractual or otherwise) with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of law relating to this Agreement or the transactions contemplated by this Agreement; (b) changes in general economic conditions or the credit, financial or capital markets, including changes in interest or exchange rates; (c) general conditions in the telecommunications industry or in any industry sector in which any of the Acquired Entities operates or participates; (d) a change in the Company’s stock price or trading volume, in and of itself (provided that the underlying factors contributing to such change shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (e) any natural or man-made disaster, pandemic, act of terrorism, sabotage, military action or war, or any escalation or worsening thereof; (f) any failure, in and of itself, by the Company to meet any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (provided that the underlying factors contributing to such failure shall not be excluded unless such underlying factors would otherwise be excepted from this definition); (g) changes in general legal, regulatory or political conditions after the date hereof; (h) changes in GAAP or applicable Legal Requirements or the interpretation thereof after the date hereof; (i) any event, occurrence, development or circumstance disclosed in the Company Disclosure Schedule; (j) the taking of any action, or any failure to act, as expressly permitted by this Agreement or consented to by Parent in writing; or (k) the failure to obtain the consent or waiver from any Person that could be required under any Material Contract in connection with or relating to the Merger or the transactions contemplated by this Agreement to the extent such contract has been disclosed in Exhibit B of the Company Disclosure Schedule, except with respect to clauses (b), (c), (e), (g) and (h), to the extent, and only to the extent such event, change, circumstances, occurrence, effect or state of facts is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, when compared to other Persons operating in the geographies and industry in which Company and its Subsidiaries operate.

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“Person” means any individual or Entity.

“Purchaser Representatives” means the controlling parties, investment committee members (if applicable), general partners, directors, officers, employees, agents, consultants, accountants, attorneys, financial advisors, lenders, investors, prospective lenders and other Financing Sources of Parent.

“Redacted Fee Letter” means a fee letter from a Financing Source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such Financing Source, except to the extent a reduction from such Financing Source would be offset by an increase in the Debt Financing or other funding being made available by such Financing Source or another financing source.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Secured Revolving Credit Agreement” means that certain Revolving Credit Agreement, dated as of January 28, 2011, among AboveNet, Inc., AboveNet Communications, Inc., AboveNet of Utah, L.L.C., AboveNet of VA, L.L.C., AboveNet International, Inc., the Lenders party thereto and SunTrust Bank, as Administrative Agent, as amended by the First Amendment, dated as of March 28, 2011.

“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Acquired Entities.

“State Telecommunications Laws” means the state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person owns, directly or indirectly, at least 50% of the outstanding equity, voting or financial interests in such Entity.

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“Superior Proposal” means a bona fide written Alternative Acquisition Proposal that the board of directors of the Company has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (including any adjustment to the terms proposed by Parent in response to such proposal); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.”

“Tax” or “Taxes” means, with respect to any Entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all estimated, gross receipts, telecommunications, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other similar taxes or assessments of any kind whatsoever, including without limitation telecommunications taxes, assessments, contributions (including, but not limited to, contributions to state or federal universal service support mechanisms, to intrastate or interstate telecommunications relay services, to the administration of the North American Numbering Plan and to the shared costs of local number portability administration) and regulatory fees required under the Communications Act and State Telecommunications Laws, together with all interest, penalties and additions to tax imposed by any taxing authority (domestic or foreign) on such Entity.

“Telecommunications Regulatory Authorities” means the FCC, the State PUCs and all other Governmental Entities that regulate telecommunications facilities or telecommunications services in the jurisdictions in which the Acquired Entities have such facilities or conduct business as of the date of this Agreement. Notwithstanding the foregoing, Telecommunications Regulatory Authorities shall not include any Governmental Franchising Authority.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

“2011 Year-End Balance Sheet” means the consolidated audited balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011, including the notes thereto, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2012.

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EXHIBIT B

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ABOVENET, INC.

ARTICLE I
NAME OF CORPORATION

The name of the Corporation (the "Corporation") is:

AboveNet, Inc.

ARTICLE II
REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV
AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V
BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

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ARTICLE VI
ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII
INDEMNIFICATION

(a) The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, and as provided in the bylaws of the Corporation (the "Bylaws"), indemnify and hold harmless any and all directors and officers whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such directors or officers in connection with any actual or threatened action, suit or other proceeding in which any such director or officer may become involved as a defendant or otherwise or by which such director or officer may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such director or officer is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be, and such obligation shall continue notwithstanding that any such person shall have ceased to serve as a director or officer of the Corporation.

(b) The Corporation may, to the fullest extent permitted by the GCL, as amended from time to time, and as provided in the Bylaws, indemnify and hold harmless any and all persons whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such persons in connection with any actual or threatened action, suit or other proceeding in which any such person may become involved as a defendant or otherwise or by which such person may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be.

(c) Expenses (including attorneys' fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents (including attorneys' fees) may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

ARTICLE VIII
LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment or repeal of this Article VIII or of Article VII of this Amended and Restated Certificate of Incorporation, as it may be further amended shall apply to or have any effect on the liability or alleged liability or right to indemnity of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal.

ARTICLE IX

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

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EXHIBIT C

AMENDED AND RESTATED BYLAWS

OF

ABOVENET, INC.
(as of [___________])

Article I

Offices

Section 1.1 Registered Office. AboveNet, Inc. (the "Corporation") shall maintain its registered office in the State of Delaware at Corporation Trust Center, 1209 Orange St, in the City of Wilmington, County of New Castle and the name of its registered agent at that address is The Corporation Trust Company.

Section 1.2 Other Offices. The Corporation may also have offices in such other places within or without the State of Delaware as the Board of Directors may, from time to time, determine or as the business of the Corporation may require.

Article II

Meetings of Stockholders

Section 2.1 Annual Meetings. Meetings of stockholders may be held at such place (if any), either within or without the State of Delaware, and at such time and date as the Board of Directors shall determine. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 2.3 of these Bylaws in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware (the "GCL"). Stockholders may act by written or electronic transmission of consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written or electronic transmission of consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could have been elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.2 Special Meetings. Special meetings of stockholders, unless otherwise prescribed by statute, may be called by the Chairman of the Board of Directors, the President or by resolution of the Board of Directors. Notice of each special meeting shall be given in accordance with Section 2.4 of these Bylaws. Unless otherwise permitted by law, business transacted at any special meeting of stockholders shall be limited to the purpose stated in the notice.

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Section 2.3 Meetings by Remote Communications. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication,

provided, that

(i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder;

(ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 2.4 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice or electronic transmission, in the manner provided in Section 232 of the GCL, of notice of the meeting, which shall state the place, if any, date and time of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, such notice shall be given not less than 10 days nor more than 60 days before the date of any such meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled notice of such meeting. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation.

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Section 2.5 Quorum. Unless otherwise required by law or the Certificate of Incorporation, the holders of a majority in voting power of the issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. When a quorum is once present to organize a meeting, the quorum is not broken by the subsequent withdrawal of any stockholders. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 2.10 of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 2.6 Voting.

(a) Unless otherwise provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

(b) All elections of directors shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, and except as otherwise required by law, the Certificate of Incorporation or these Bylaws, all other matters shall be determined by the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

Section 2.7 Proxy Representation. Any stockholder may authorize another person or persons to act for him by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by his attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless such proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Section 2.8 Organization.

(a) The Chairman of the Board of Directors, if one is elected, or, in his or her absence or disability, the President of the Corporation, shall preside at all meetings of the stockholders.

(b) The Secretary of the Corporation shall act as Secretary at all meetings of the stockholders. In the absence or disability of the Secretary, the Chairman of the Board of Directors or the President shall appoint a person to act as Secretary at such meetings.

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Section 2.9 Conduct of Meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the person presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding person of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding person of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.10 Adjournment. At any meeting of stockholders of the Corporation, if less than a quorum be present, a majority in voting power of the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without notice other than announcement at the meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting that might have been transacted at the meeting originally noticed. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.11 Consent of Stockholders in Lieu of Meeting.

(a) Unless otherwise restricted by the Certificate of Incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be made by hand or by certified or registered mail, return receipt requested.

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(b) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of holders to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section 2.11. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 2.11 to the extent permitted by law. Any such consent shall be delivered in accordance with Section 228(d)(1) of the GCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided by law.

(c) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 2.12 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders required by this Section 2.12, or to vote in person or by proxy at any meeting of stockholders.

Article III

Board of Directors

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors shall exercise all of the powers and duties conferred by law except as provided by the Certificate of Incorporation or these Bylaws.

Section 3.2 Number and Term. The number of directors shall be fixed from time to time by the Board of Directors. The Board of Directors shall be elected by the stockholders at their annual meeting, and each director shall be elected to serve for the term of one year or until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. Directors need not be stockholders.

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Section 3.3 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the Board of Directors, the Chairman of the Board of Directors, the President or Secretary, as the case may be. The acceptance of a resignation shall not be necessary to make it effective.

Section 3.4 Removal. Any director or the entire Board of Directors may be removed either with or without cause at any time by the affirmative vote of the holders of a majority in voting power of the outstanding shares then entitled to vote for the election of directors at any annual or special meeting of the stockholders called for that purpose or by written or electronic transmission of consent as permitted by law.

Section 3.5 Vacancies and Newly Created Directorships. Unless otherwise provided in the Certificate of Incorporation, vacancies occurring in any directorship and newly created directorships may be filled by a majority vote of the remaining directors then in office. Any director so chosen shall hold office for the unexpired term of his or her predecessor in the case of a director elected to fill a vacancy, until the next annual meeting of stockholders in the case of a director elected to fill a newly created directorship, and in each case until his or her successor shall be elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 3.6 Meetings.

(a) The initial directors shall hold their first meeting to organize the Corporation, elect officers and transact any other business that may properly come before the meeting. An annual meeting of the Board of Directors shall be held immediately after each annual meeting of the stockholders, or at such time and place as may be noticed for the meeting.

(b) Regular meetings of the Board of Directors may be held at such places and times as shall be determined from time to time by written or electronic transmission of consent of a resolution of the directors.

(c) Special meetings of the Board of Directors shall be called by the President or by the Secretary on the written or electronic transmission of such request of any director and shall be held at such place as may be determined by the directors or as shall be stated in the notice of the meeting.

Section 3.7 Notice of Meetings. Except as provided by law, notice of regular meetings need not be given. Notice of the time and place of any special meeting shall be given to each director by the Secretary. Notice of any regular (if required) or special meeting of the Board of Directors may be given by personal delivery, mail, telegram, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than 24 hours' notice to each director. If written notice is delivered by mail, then it shall be given on not less than five calendar days' notice to each director. If written notice is delivered by courier service, then it shall be given on not less than three calendar days' notice to each director.

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Section 3.8 Quorum, Voting and Adjournment. A majority of the total number of directors constituting the whole Board of Directors (including any vacancies and unfilled newly created directorships) or a majority of the directorships constituting a whole Committee shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of such adjourned meeting need not be given if the time and place of such adjourned meeting are announced at the meeting so adjourned.

Section 3.9 Committees. The Board of Directors may, by resolution, designate one or more committees, including but not limited to an Executive Committee and an Audit Committee, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the GCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 3.10 Action Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or any committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed in the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form or shall be in electronic form if the minutes are maintained in electronic form.

Section 3.11 Compensation. The Board of Directors shall have the authority to fix the compensation of directors for their services. In addition, as determined by the Board of Directors, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. A director may also serve the Corporation in other capacities and receive compensation therefor.

Section 3.12 Remote Meeting. Unless otherwise restricted by the Certificate of Incorporation, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting by means of conference telephone or other communications equipment in which all persons participating in the meeting can hear each other. Participation in a meeting by means of conference telephone or other communications equipment shall constitute the presence in person at such meeting.

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Article IV

Officers

Section 4.1 Number. The officers of the Corporation shall include a President and a Secretary, both of whom shall be elected by the Board of Directors and who shall hold office for a term of one year and until their successors are elected and qualified or until their earlier resignation or removal. In addition, the Board of Directors may elect a Chairman of the Board of Directors, one or more Vice Presidents, including an Executive Vice President, a Treasurer and one or more Assistant Treasurers and one or more Assistant Secretaries, who shall hold their office for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors. The initial officers shall be elected at the first meeting of the Board of Directors and, thereafter, at the annual organizational meeting of the Board of Directors. Any number of offices may be held by the same person.

Section 4.2 Other Officers and Agents. The Board of Directors may appoint such other officers and agents as it deems advisable, who shall hold their office for such terms and shall exercise and perform such powers and duties as shall be determined from time to time by the Board of Directors.

Section 4.3 Chairman. The Chairman of the Board of Directors shall be a member of the Board of Directors and shall preside at all meetings of the Board of Directors and of the stockholders. In addition, the Chairman of the Board of Directors shall have such powers and perform such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.4 President. The President shall be the Chief Executive Officer of the Corporation. He or she shall exercise such duties as customarily pertain to the office of President and Chief Executive Officer, and shall have general and active management of the property, business and affairs of the Corporation, subject to the supervision and control of the Board of Directors. He or she shall perform such other duties as prescribed from time to time by the Board of Directors or these Bylaws. In the absence, disability or refusal of the Chairman of the Board of Directors to act, or the vacancy of such office, the President shall preside at all meetings of the stockholders and of the Board of Directors. Except as the Board of Directors shall otherwise authorize, the President shall execute bonds, mortgages and other contracts on behalf of the Corporation, and shall cause the seal to be affixed to any instrument requiring it and, when so affixed, the seal shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer.

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Section 4.5 Vice Presidents. Each Vice President, if any are elected, of whom one or more may be designated an Executive Vice President, shall have such powers and shall perform such duties as shall be assigned to him or her by the President or the Board of Directors.

Section 4.6 Treasurer. The Treasurer shall have the general care and custody of the funds and securities of the Corporation, and shall deposit all such funds in the name of the Corporation in such banks, trust companies or other depositories as shall be selected by the Board of Directors. He or she shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever. He or she shall exercise general supervision over expenditures and disbursements made by officers, agents and employees of the Corporation and the preparation of such records and reports in connection therewith as may be necessary or desirable. He or she shall, in general, perform all other duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the Board of Directors.

Section 4.7 Secretary. The Secretary shall be the Chief Administrative Officer of the Corporation and shall: (a) cause minutes of all meetings of the stockholders and directors to be recorded and kept; (b) cause all notices required by these Bylaws or otherwise to be given properly; (c) see that the minute books, stock books, and other nonfinancial books, records and papers of the Corporation are kept properly; and (d) cause all reports, statements, returns, certificates and other documents to be prepared and filed when and as required. The Secretary shall have such further powers and perform such other duties as prescribed from time to time by the Board of Directors.

Section 4.8 Assistant Treasurers and Assistant Secretaries. Each Assistant Treasurer and each Assistant Secretary, if any are elected, shall be vested with all the powers and shall perform all the duties of the Treasurer and Secretary, respectively, in the absence or disability of such officer, unless or until the Board of Directors shall otherwise determine. In addition, Assistant Treasurers and Assistant Secretaries shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors.

Section 4.9 Corporate Funds and Checks. The funds of the Corporation shall be kept in such depositories as shall from time to time be prescribed by the Board of Directors. All checks or other orders for the payment of money shall be signed by the President or the Treasurer or such other person or agent as may from time to time be authorized and with such countersignature, if any, as may be required by the Board of Directors.

Section 4.10 Contracts and Other Documents. The President or the Treasurer, or such other officer or officers as may from time to time be authorized by the Board of Directors or any other committee given specific authority by the Board of Directors during the intervals between the meetings of the Board of Directors, shall have power to sign and execute on behalf of the Corporation deeds, conveyances and contracts, and any and all other documents requiring execution by the Corporation.

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Section 4.11 Compensation. The compensation of the officers of the Corporation shall be fixed from time to time by the Board of Directors (subject to any employment agreements that may then be in effect between the Corporation and the relevant officer). None of such officers shall be prevented from receiving such compensation by reason of the fact that he or she is also a director of the Corporation. Nothing contained herein shall preclude any officer from serving the Corporation, or any subsidiary, in any other capacity and receiving such compensation by reason of the fact that he or she is also a director of the Corporation.

Section 4.12 Ownership of Stock of Another Corporation. Unless otherwise directed by the Board of Directors, the President or the Treasurer, or such other officer or agent as shall be authorized by the Board of Directors, shall have the power and authority, on behalf of the Corporation, to attend and to vote at any meeting of stockholders of any corporation in which the Corporation holds stock and may exercise, on behalf of the Corporation, any and all of the rights and powers incident to the ownership of such stock at any such meeting, including the authority to execute and deliver proxies and consents on behalf of the Corporation.

Section 4.13 Delegation of Duties. In the absence, disability or refusal of any officer to exercise and perform his or her duties, the Board of Directors may delegate to another officer such powers or duties.

Section 4.14 Resignation and Removal. Any officer may resign at any time in the same manner prescribed under Section 3.3 of these Bylaws. Any officer of the Corporation may be removed from office for or without cause at any time by the Board of Directors.

Section 4.15 Vacancies. The Board of Directors shall have power to fill vacancies occurring in any office.

Article V

Stock

Section 5.1 Certificates of Stock. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number and class of shares of stock in the Corporation owned by him or her. Any or all of the signatures on the certificate may be a facsimile. The Board of Directors shall have the power to appoint one or more transfer agents and/or registrars for the transfer or registration of certificates of stock of any class, and may require stock certificates to be countersigned or registered by one or more of such transfer agents and/or registrars. Notwithstanding anything herein to the contrary, the Board of Directors may provide for uncertificated shares in accordance with the GCL.

Section 5.2 Transfer of Shares. Shares of stock of the Corporation shall be transferable upon its books by the holders thereof, in person or by their duly authorized attorneys or legal representatives, upon surrender to the Corporation by delivery thereof to the person in charge of the stock and transfer books and ledgers. Such certificates shall be cancelled and new certificates shall thereupon be issued. A record shall be made of each transfer. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented, both the transferor and transferee request the Corporation to do so. The Board of Directors shall have power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

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Section 5.3 Lost, Stolen, Destroyed or Mutilated Certificates. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond, in such sum as the Board of Directors may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. A new certificate of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated without the posting by the owner of any bond upon the surrender by such owner of such mutilated certificate.

Section 5.4 List of Stockholders Entitled To Vote. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by Section 219 of the GCL or to vote in person or by proxy at any meeting of stockholders.

Section 5.5 Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors may at any regular or special meeting, declare dividends upon the stock of the Corporation either (a) out of its surplus, as defined in and computed in accordance with Section 154 and Section 244 of the GCL or (b) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Before the declaration of any dividend, the Board of Directors may set apart, out of any funds of the Corporation available for dividends, such sum or sums as from time to time in its discretion may be deemed proper for working capital or as a reserve fund to meet contingencies or for such other purposes as shall be deemed conducive to the interests of the Corporation.

Section 5.6 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing or by electronic transmission without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof shall, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting; (b) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than 10 days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than 60 days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

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Section 5.7 Registered Stockholders. Prior to the surrender to the Corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. Except as otherwise required by law, the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Article VI

Indemnification

Section 6.1 Indemnification of Officers, Directors, Employees and Agents; Insurance.

(a) (i) The Corporation shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

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(ii) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) (i) The Corporation shall indemnify any director or officer who was or is a party or is threatened to be made a party to any threatened or pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

(ii) The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened or pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation, except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper.

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(c) (i) To the extent that a director or officer of the Corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 6.1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(ii) To the extent that an employee or agent of the Corporation shall be successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (a) and (b) of this Section 6.1, or in defense of any claim, issue or matter therein, such person may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the Board of Directors deems it appropriate.

(d) Any indemnification under paragraphs (a) and (b) of this Section 6.1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraphs (a) and (b).  Such determination shall be made with respect to each such person, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by outside legal counsel in a written opinion, or (iv) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 6.1.  Such expenses incurred by other employees and agents (including attorneys' fees) may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Section 6.1 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such persons' official capacity and as to action in another capacity while holding such office.  Any such indemnification may be subject to such conditions as may be imposed under any policy of directors' and officers' liability insurance obtained by the Corporation.

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(g) The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise against any liability asserted against such person and incurred by such person in any such capacities, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against liability under the provisions of this Section 6.1.  The Board of Directors, without approval of the stockholders, shall have the power to borrow money on behalf of the Corporation, including the power to pledge the assets of the Corporation, from time to time to discharge the Corporation's obligations with respect to indemnification, the advancement and reimbursement of expenses and the purchase and maintenance of insurance referred to in this Section 6.1.

(h) For the purposes of this Section, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section 6.1, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery of Delaware is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.  The Court of Chancery may summarily determine the Corporation's obligation to advance expenses (including attorneys' fees).

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(l) In the event that any action, suit or proceeding is brought against any person entitled to indemnification pursuant to this Article VI, the Corporation shall have the right, at the cost and expense of the Corporation, to defend such action in the name and on behalf of the indemnified party (using counsel designated by the Corporation, who may also be counsel to the Corporation); provided, however, that an indemnified party shall have the right to conduct its own defense and designate its own counsel, if the conduct of such defense by the Corporation or representation of such indemnified party by counsel designated by the Corporation would be inappropriate because of actual or potential differing interests between such indemnified party and the Corporation.

(m) The provisions of this Section 6.1 shall not be construed to limit any right to indemnification provided for in the Certificate of Incorporation of the Corporation from time to time in effect.

Article VII

Miscellaneous

Section 7.1 Amendments. These Bylaws may be altered, amended or repealed, and new Bylaws made, by the Board of Directors, but the stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

Section 7.2 Electronic Transmission. For purposes of these Bylaws, "electronic transmission" means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 7.3 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.4 Fiscal Year. The fiscal year of the Corporation shall end on December 31, or such other 12 consecutive months as the Board of Directors may designate.

Section 7.5 Waiver of Notice. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 7.6 Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 7.7 Inconsistent Provisions; Changes in Delaware Law. If any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation, the GCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect. If any of the provisions of the GCL referred to above are modified or superseded, the references to those provisions is to be interpreted to refer to the provisions as so modified or superseded.

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Annex B-1

[J.P. Morgan letterhead]

March 18, 2012

The Board of Directors

AboveNet, Inc.

360 Hamilton Avenue

White Plains, NY 10601

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of AboveNet, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Zayo Group, LLC (“Parent”). Pursuant to the Agreement and Plan of Merger, dated as of March 18, 2012 (the “Agreement”), by and among the Company, Parent and its subsidiary, Voila Sub, Inc., the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or held by any wholly-owned subsidiary of the Company or owned by Parent and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $84.00 per share in cash (the “Merger Consideration”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; (vi) reviewed certain of the tax attributes of the Company as provided to us by the management of the Company; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and Parent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

B1-1

We note that since the date the Company most recently engaged us, we were not authorized to and did not solicit any expressions of interest from any other party with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, other than our engagement as the Company's financial advisor in connection with the Transaction, neither we nor our affiliates have had any material financial advisory or commercial or investment banking relationships with the Company or Parent, except that our commercial banking affiliate is a lender under outstanding credit facilities of the Company. During the two years preceding the date of this letter, we and our affiliates have performed commercial and investment banking services for certain shareholders in Parent or their respective affiliates or portfolio companies (collectively, the "Parent Group"), which services included acting as bookrunner in their securities offerings, acting as financial advisor in connection with merger and acquisition transactions and/or acting as agent bank and lender with respect to their credit financings, in each case for which we and such affiliates have received customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, Parent or members of the Parent Group for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

B1-2

Annex B-2

March 18, 2012

Board of Directors

AboveNet, Inc.

360 Hamilton Avenue

White Plains, NY 10601

Members of the Board of Directors:

You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of AboveNet, Inc. (the “Company”), other than Zayo Group, LLC (including its affiliates, the “Excluded Persons”) of the Consideration (as defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated March 18, 2012 (the “Agreement”) by and among the Company, Zayo Group, LLC (“Acquiror”) and Voila Sub, Inc., a wholly owned subsidiary of Acquiror (the “Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each share of Company Common Stock outstanding immediately prior to the effective time of the Transaction will be converted into the right to receive $84.00 in cash without interest (the “Consideration”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Transaction. Our affiliates, employees, officers and partners may at any time own securities of the Company, the Acquiror and/or their respective affiliates. We have provided in the past two years and/or are providing investment banking services to the following significant shareholders of the Acquiror and/or such shareholders’ related funds and/or portfolio companies: Charlesbank Capital Partners, LLC, Columbia Capital LLC, GTCR LLC, M/C Venture Partners, and Oak Investment Partners, and received compensation for the rendering of such services.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that Acquiror, Acquisition Sub and the Company will comply with all the material terms of the Agreement. In addition, we have assumed, with your consent, the accuracy of the representations and warranties contained in the Agreement. We have not been authorized to solicit, and have not solicited, indications of interest in a possible transaction with the Company from any third party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that we deemed relevant; (ii) reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data for the Company and compared them with those of certain other companies that we deemed relevant; (v) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; (vi) reviewed the final form of the Agreement; (vii) participated in certain discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and (viii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. We have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make information that the Company has supplied to, or discussed with, us inaccurate or misleading. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

B2-1

This opinion is for the use and benefit of the Board of Directors of the Company in its evaluation of the Transaction and may not be disclosed without our prior written consent. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness, from a financial point of view, of the Consideration to the holders of the Company Common Stock (other than the Excluded Persons).

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than the Excluded Persons.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

B2-2

Annex C

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

C-1

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

C-2

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-3

PRELIMINARY COPIES—SUBJECT TO COMPLETION

ABOVENET, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

The undersigned stockholder hereby acknowledges receipt of notice of, revokes all prior proxies delivered in connection with, and appoints William G. LaPerch and Robert Sokota, and each of them, officers and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present at, the special meeting of stockholders of AboveNet, Inc., to be held on [—], 2012, at [—] Eastern time at [—] and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that may properly come before the meeting, as more fully described in the proxy statement received by the undersigned stockholder.

IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ITEM 1, “FOR” ITEM 2 AND “FOR” ITEM 3.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

ABOVENET, INC.

[—], 2012

PROXY VOTING INSTRUCTIONS

INTERNET—Access [—] and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER

TELEPHONE—Call toll-free [—] in the United States or [—] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

Vote online/phone until [—] on [—].

IN PERSON—You may vote your shares of Company common stock in person by attending the special meeting.

ACCOUNT NUMBER

\/ To vote by mail, please detach along the perforated line and mail in the envelope provided. \/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 1.

1.	To adopt the Agreement and Plan of Merger, dated as of March 18, 2012, as it may be amended from time to time, by and among AboveNet, Inc., Zayo Group, LLC and Voila Sub, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

2.	To adjourn the special meeting, if necessary or appropriate and permitted under the merger agreement, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

3.	To approve on a non-binding advisory basis, the “golden parachute” compensation payable under existing agreements with the Company that certain executive officers of the Company will or may receive in connection with the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares of common stock are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by an authorized person.